UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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HOUSTON WIRE & CABLE COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 11, 2021

Dear Stockholders:

You are cordially invited to attend a special meeting of stockholders of Houston Wire & Cable Company, a Delaware corporation (the “Company”), which will be held on Tuesday, June 15, 2021, at 10:00 a.m., Central Time. Due to the continuing impact of the COVID-19 pandemic on public health, and out of concern for the health and safety of our stockholders, employees and directors, the special meeting will be a virtual meeting of stockholders rather than an in-person meeting. You will be able to attend the special meeting online by visiting www.virtualshareholdermeeting.com/HWCC2021SM.

At the special meeting, our stockholders will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger that we entered into on March 24, 2021, which we refer to as the “merger agreement,” providing for the acquisition of the Company by Omni Cable, LLC in a transaction that we refer to as the “merger.” If the merger agreement is adopted and the merger is completed, each share of our common stock (other than certain shares specified in the merger agreement) will be converted into the right to receive $5.30 per share in cash, without interest and subject to any required withholding taxes, representing a premium of approximately 36% over the trailing 30-day volume weighted average price of our common stock for the period ended March 24, 2021.

The Company’s board of directors unanimously recommends that our stockholders vote “FOR” the proposal to adopt the merger agreement and “FOR” the other matters to be considered at the special meeting.

The enclosed proxy statement describes the merger agreement, the merger and related matters, and includes a copy of the merger agreement. We urge stockholders to read the entire proxy statement carefully, as it sets forth the details of the merger agreement and other important information related to the merger.

Your vote is very important. Whether or not you plan to attend the special meeting and regardless of the number of shares you own, your careful consideration of, and vote on, the proposal to adopt the merger agreement is important, and we encourage you to vote promptly. The merger cannot be completed unless a majority of the outstanding shares of our common stock entitled to vote on the adoption of the merger agreement vote in favor of the proposal to adopt the merger agreement. The failure to vote, or to instruct your broker on how to vote, will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

On behalf of the entire board of directors, I want to thank you for your continued support.

Sincerely,

James L. Pokluda III
President and Chief Executive Officer

Neither the United States Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated May 11, 2021 and is being mailed to Company stockholders on or about May 14, 2021.

HOUSTON WIRE & CABLE COMPANY

10201 North Loop East

Houston, Texas 77029

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 15, 2021

To the Stockholders of Houston Wire & Cable Company:

A special meeting of stockholders of Houston Wire & Cable Company (the “Company”) will be held on Tuesday, June 15, 2021, at 10:00 a.m., Central Time. Due to the continuing impact of the COVID-19 pandemic on public health, and out of concern for the health and safety of our stockholders, employees and directors, the special meeting will be a virtual meeting of stockholders rather than an in-person meeting. Stockholders will be able to attend the special meeting online, vote their shares electronically, and submit questions during the special meeting by visiting www.virtualshareholdermeeting.com/HWCC2021SM.

The special meeting of stockholders is being held for the following purposes:

1.       To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of March 24, 2021 (the “merger agreement”), by and among Omni Cable, LLC, a Pennsylvania limited liability company (“OmniCable”), OCDFH Acquisition Sub Inc., a Delaware corporation and wholly owned subsidiary of OmniCable (“Merger Sub”), and the Company;

2.       To consider and vote on a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to the Company’s named executive officers and that is based on, or otherwise relates to, the merger contemplated by the merger agreement; and

3.       To consider and vote on a proposal to adjourn the special meeting from time to time to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Stockholders of record at the close of business on May 4, 2021 are entitled to vote at the special meeting or at any postponement or adjournment thereof.

For more information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the copy of the merger agreement attached as Annex A to the proxy statement.

The board of directors of the Company carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. By a unanimous vote, the board (i) determined that the transactions contemplated by the merger agreement, including the merger, are in the best interests of the Company and its stockholders, (ii) approved and declared advisable the execution, delivery and performance of the merger agreement and, subject to receiving the Company stockholder approval, the consummation by the Company of the transactions contemplated by the merger agreement, including the merger, (iii) directed that the merger agreement be submitted for adoption by a vote of the stockholders of the Company and (iv) resolved to recommend the adoption of the merger agreement by the stockholders of the Company.

The board unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the approval, by a non-binding advisory vote, of the compensation that may be paid or become payable to the Company’s named executive officers and that is based on, or otherwise relates to, the merger and “FOR” the proposal to adjourn the special meeting from time to time if necessary or appropriate, including to solicit additional proxies.

To assure that your shares are represented at the special meeting, regardless of whether you plan to attend the meeting, please fill in your vote, sign and mail the enclosed proxy form as soon as possible. We have enclosed a return envelope, which requires no postage if mailed in the United States. Alternatively, you may vote by telephone or through the internet. Instructions regarding each of the methods of voting are provided on the enclosed proxy form. If you are voting by telephone or through the internet, then your voting instructions must be received by 11:59 p.m. Eastern Time on the day before the special meeting. If your shares are held in “street name” through a bank, broker, trust or other nominee, please instruct your bank, broker, trust or other nominee on how to vote your shares using the voting instructions furnished by your bank, broker, trust or other nominee as soon as possible. Your proxy is being solicited by the board of directors of the Company.

If you fail to return your proxy, vote by telephone or through the internet, or attend the special meeting and vote online, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If you have any questions about the merger, the meeting or how to submit your proxy, or if you need additional copies of the proxy statement or the enclosed proxy form or voting instructions, please call our proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers may call: (212) 269-5550

Stockholders may call toll-free: (877) 732-3621

HWCC@dfking.com

By order of the Board of Directors.

Eric W. Davis
Vice President, Chief Financial Officer,
Treasurer and Secretary

May 11, 2021

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SUMMARY

This summary highlights certain information in this proxy statement, but may not contain all of the information that may be important to you. You should carefully read this entire proxy statement and the attached annexes and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting. In addition, this proxy statement incorporates by reference important business and financial information about Houston Wire & Cable Company. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information” on page 74. Unless the context otherwise indicates, we refer to Houston Wire & Cable Company as “HWCC,” the “Company,” “we,” “us” or “our.”

The Parties to the Merger

Houston Wire & Cable Company

HWCC, a Delaware corporation, is a provider of industrial products including electrical wire and cable, industrial fasteners, hardware and related services to the U.S. market. HWCC sells electrical products through wholesale electrical distributors and fastener products through industrial distributors. As of December 31, 2020, HWCC also sold mechanical wire and cable, fabricated steel wire rope and synthetic lifting and hardware products through two divisions, Southern Wire, which was sold on December 31, 2020, and Southwest Wire Rope, which was sold on March 12, 2021. Our executive office is located at 10201 North Loop East, Houston, Texas 77029, and our telephone number is (713) 609-2100.

The Company’s common stock is traded on the Nasdaq Global Market under the ticker symbol “HWCC.”

Omni Cable, LLC

OmniCable, a Pennsylvania limited liability company, is a premier redistributor of wire and cable, electrical products, and value-added services. OmniCable is a subsidiary of Dot Holdings Co, which is owned by Dot Family Holdings LLC (“DFH”), a privately-owned company that owns and operates Dot Foods, Inc., the largest food industry redistributor in North America. DFH is focused exclusively on acquiring leading middle-market distribution companies, with a special interest in master/two-step distribution and any national distribution business models. OmniCable’s executive office is located at 17050 Baxter Road, # 130, St. Louis, Missouri 63005, and its telephone number is (636) 449-3157.

OCDFH Acquisition Sub Inc.

OCDFH Acquisition Sub Inc., a Delaware corporation (“Merger Sub”), is a wholly-owned subsidiary of OmniCable newly formed for purposes of engaging in the transactions contemplated by the merger agreement. Merger Sub has not conducted any activities except in connection with OmniCable’s proposed acquisition of the Company. Merger Sub’s executive offices and telephone number are the same as OmniCable’s.

The Merger

On March 24, 2021, the Company, OmniCable and Merger Sub entered into an Agreement and Plan of Merger (as may be amended from time to time, the “merger agreement”). Under the terms of the merger agreement, subject to the satisfaction or waiver of specified conditions, Merger Sub will merge with and into the Company (the “merger”), whereupon the separate existence of Merger Sub will cease and the Company will continue as the surviving corporation (which we refer to as the “surviving corporation”) and a wholly-owned subsidiary of OmniCable.

At the effective time of the merger, each share of common stock, par value $0.001 per share, of the Company issued and outstanding immediately prior to the effective time (other than (i) shares of Company common stock that are held in the treasury of the Company or owned of record by the Company, OmniCable or any of their respective subsidiaries, in each case immediately prior to the effective time, and (ii) shares of Company common stock held by stockholders who have not voted in favor of, or consented to the adoption of, the merger agreement and who have properly demanded appraisal of such shares and complied in all respects with all the provisions of the Delaware General Corporation Law (the “DGCL”) concerning the right of holders of shares to request appraisal of their shares) will be cancelled and cease to exist and will be automatically converted into the right to receive $5.30 in cash, without interest, subject to any applicable withholding taxes. The consideration to be paid by OmniCable in the merger as described in this paragraph is referred to as the “merger consideration.”

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Following the completion of the merger, shares of Company common stock will no longer be traded on the Nasdaq Global Market or any other public market, and the registration of the Company common stock under the Securities Exchange Act of 1934 (the “Exchange Act”) will be terminated.

The Special Meeting

The special meeting will be held on Tuesday, June 15, at 10:00 a.m., Central Time, as a webcast virtual meeting that you can attend by visiting www.virtualshareholdermeeting.com/HWCC2021SM. At the special meeting, you will be asked to vote for, among other things, the proposal to adopt the merger agreement. See the section entitled “The Special Meeting,” beginning on page 19, for additional information on the special meeting, including how to vote your shares of Company common stock.

Stockholders Entitled to Vote; Vote Required for Approval

You may vote at the special meeting if you were a holder of record of shares of Company common stock as of the close of business on May 4, 2021, which is the record date for the special meeting. You will be entitled to one vote for each share of Company common stock that you owned on the record date. As of the record date, there were 16,882,557 shares of Company common stock issued and outstanding and entitled to vote at the special meeting.

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote on that matter. Approval of the other matters to be presented at the special meeting requires the affirmative vote of the holders of a majority of the shares of Company common stock voted on the matter.

How to Vote

Stockholders of record have a choice of voting by proxy by completing a proxy form and mailing it in the prepaid envelope provided, by calling a toll-free telephone number or by visiting a site on the internet. Please refer to your proxy form to see which options are available to you. The telephone and internet voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on the day before the special meeting. Stockholders of record may also vote by attending the special meeting and voting online.

If you wish to vote by proxy and your shares are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of Company common stock, your bank, broker, trust or other nominee will not be able to vote your shares on any of the proposals.

If you wish to vote online at the special meeting and your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from such bank, broker or other holder of record authorizing you to vote at the special meeting.

YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY FORM. A letter of transmittal with instructions for the surrender of certificates representing shares of Company common stock will be mailed to stockholders if the merger is completed.

For additional information regarding the procedure for delivering your proxy, see the sections entitled “The Special Meeting—How to Vote,” beginning on page 21, and “The Special Meeting—Solicitation of Proxies,” on page 22. If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy form or voting instructions, please call our proxy solicitor, D.F. King & Co., Inc. (“DF King”), toll-free at (877) 732-3621 or (212) 269-5550 (banks and brokers).

Recommendation of the Board Regarding the Merger; Reasons for Recommending the Adoption of the Merger Agreement

After careful consideration, our board unanimously declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interests of the Company and its stockholders. Accordingly, the board unanimously recommends that at the special meeting you vote “FOR” the proposal to adopt the merger agreement, “FOR” the approval, by a non-binding advisory vote, of compensation that may be paid or become payable to the Company’s named executive officers and that is based on, or otherwise relates to, the merger and “FOR” the proposal to adjourn the special meeting from time to time if necessary or appropriate, including to solicit additional proxies.

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For a discussion of the material factors considered by the board in reaching its conclusions, see the section entitled “The Merger—Reasons for Recommending the Adoption of the Merger Agreement,” beginning on page 28. In addition, in considering the recommendation of the board with respect to the merger agreement, you should be aware that members of the board and our executive officers have certain interests in the merger that may be in addition to, or different from, the interests of Company stockholders generally. See the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 40.

Opinion of the Company’s Financial Advisor

The Company engaged Johnson Rice & Company, L.L.C. (“Johnson Rice”) as its financial advisor to render a fairness opinion in connection with the merger. Johnson Rice has delivered to the Company’s board of directors a written opinion, dated March 24, 2021, as to the fairness, as of such date, from a financial point of view, to the Company’s stockholders of the consideration to be received by such stockholders pursuant to the merger agreement. The full text of Johnson Rice’s written opinion, which describes various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Johnson Rice, is attached as Annex B to this proxy statement and is incorporated herein by reference. Johnson Rice’s opinion was provided for the use and benefit of the Company’s board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger. Johnson Rice’s opinion did not address the underlying business decision by the Company to pursue the proposed merger or the relative merits of the transaction contemplated by the merger agreement as compared to any alternative strategies or transactions that might exist for the Company. Johnson Rice’s opinion did not constitute a recommendation as to how any holder of Company common stock should vote on the proposed merger or any matter related thereto. See the section entitled “The Merger—Opinion of the Company’s Financial Advisor,” beginning on page 34. The summary of Johnson Rice’s opinion is qualified in its entirety by reference to the full text of Johnson Rice’s opinion.

Market Price

On March 24, 2021, the last full trading day prior to the public announcement of the entry into the merger agreement, the closing price for Company common stock on the Nasdaq Global Market was $3.80 per share. On May 10, 2021, the last full trading day prior to the date of this proxy statement, the closing price for Company common stock was $5.23 per share.

Treatment of Outstanding Equity Awards

The merger agreement provides that, at the effective time of the merger,

•	each outstanding share of restricted stock will immediately vest in full and become free of restrictions and be converted into the right to receive the merger consideration;

•	each outstanding restricted stock unit award, whether or not vested, will be cancelled and converted into the right to receive an amount in cash equal to (i) the number of shares of Company common stock subject to such award times (ii) the merger consideration;

•	each outstanding performance stock unit, whether or not vested, will be cancelled and converted into the right to receive an amount in cash equal to (i) the number of shares of Company common stock subject to such award, assuming that 100% of the applicable target had been achieved, times (ii) the merger consideration; and

•	each outstanding stock unit under the Company’s Nonemployee Director Deferred Compensation Plan will be cancelled and converted into the right to receive an amount in cash equal to (i) the number of shares of Company common stock subject to such unit times (ii) the merger consideration.

Interests of Directors and Executive Officers in the Merger

Members of the board and the Company’s executive officers have various interests in the merger described in this section that may be in addition to, or different from, the interests of the Company stockholders generally. You should keep this in mind when considering the recommendation of the Board “FOR” the adoption of the merger agreement. The members of the board were aware of these interests and considered them at the time they approved the merger agreement and in making their recommendation that Company stockholders adopt the merger agreement. See the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 40.

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Conditions to the Merger

The Company’s, OmniCable’s and Merger Sub’s respective obligations to complete the merger are subject to the satisfaction or waiver (where permitted under applicable law) of the following conditions:

•	adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon;

•	receipt of any required regulatory approvals; and

•	the absence of any law or governmental order that makes the consummation of the merger illegal or otherwise prohibits consummation of the merger or any governmental investigation seeking to prohibit consummation of the merger.

The obligations of OmniCable and Merger Sub to effect the merger are also subject to the satisfaction or waiver (where permitted by applicable law) by OmniCable and Merger Sub at or prior to the effective time of the following additional conditions:

•	subject to materiality qualifiers in certain instances, the accuracy of the representations and warranties of the Company contained in the merger agreement;

•	the Company having performed or complied in all material respects with all obligations and covenants required by the merger agreement to be performed or complied with by it at or prior to the effective time;

•	the absence of any Company material adverse effect (as described in the section entitled “The Agreement and Plan of Merger—Representations and Warranties—Representations and Warranties of the Company,” beginning on page 52);

•	the aggregate net tangible book value of the Company’s electrical distribution and Vertex fastener distribution divisions being at least $80,829,000, provided that for purpose of this calculation the net tangible book value of the Vertex division will not be greater than $19,380,000;

•	OmniCable having received a certificate signed by an executive officer of the Company as to the satisfaction of the conditions described above;

•	the Company’s aggregate indebtedness for borrowed money, excluding certain amounts, not exceeding $18,247,000; and

•	the Company having (i) disposed of two parcels of real estate used by the Company’s former Southwest Wire Rope division and (ii) purchased and paid for a premises pollution liability policy on the property having terms and conditions reasonably satisfactory to OmniCable.

The obligation of the Company to effect the merger is also subject to the satisfaction or waiver (where permitted by applicable law) by the Company at or prior to the effective time of the following additional conditions:

•	subject to materiality qualifiers in certain instances, the accuracy of the representations and warranties of OmniCable and Merger Sub contained in the merger agreement;

•	OmniCable and Merger Sub having performed or complied in all material respects with all obligations and covenants as required by the merger agreement to be performed or complied with by them at or prior to the effective time; and

•	the Company having received a certificate signed by an officer of OmniCable as to the satisfaction of the conditions described above.

Solicitation of Competing Proposals

The “Go-Shop” Period—Solicitation of Other Takeover Proposals

Under the merger agreement, from the date of the merger agreement until 11:59 p.m., Eastern Time, on April 24, 2021 (referred to as the “no-shop period start date”), the Company and its representatives had the right to initiate, solicit , encourage, discuss and negotiate with respect to any proposal, inquiry or offer from any person that would constitute, or would reasonably

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be expected to lead to, a competing takeover proposal, subject to such person entering into a confidentiality agreement similar to the confidentiality agreement between the Company and DFH (an “acceptable confidentiality agreement”), and provided that the Company delivered to OmniCable any non-public information relating to the Company that was not previously made available to OmniCable promptly after it was made available to any person in connection with a competing proposal. After the no-shop period start date, the Company may continue to discuss and negotiate with a party (referred to as an “excluded party”) that, among other requirements, submitted a bona fide written takeover proposal to the Company before the no-shop period start date that the board determined in good faith (after consultation with its financial advisors and outside counsel) within one business day after the no-shop period start date is or would reasonably be expected to result in a “superior proposal” (as described in the section entitled “The Agreement and Plan of Merger— The “Go-Shop” Period—Solicitation of Other Takeover Proposals,” beginning on page 56), provided the Company notified OmniCable of receipt of the competing proposal and delivered to OmniCable copies of all written proposal documents.

 During the go-shop period that began on the date of the merger agreement and expired at 11:59 p.m., Eastern Time, on April 24, 2021, at the direction of the board representatives of Willian Blair communicated with 17 additional parties to gauge such parties’ interest in making an alternative takeover proposal. None of those parties expressed an interest in discussing a transaction that had the potential of becoming a superior proposal. No party made an alternative takeover proposal prior to the no-shop period start date.

The “No-Shop” Period—No Solicitation of Other Takeover Proposals

The Company has agreed that, except as may relate to any excluded party, from the no-shop period start date until the earlier of the effective time of the merger or termination of the merger agreement, it will not, will cause its subsidiaries not to, and will not authorize or permit its and its subsidiaries’ respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives to, directly or indirectly:

•	solicit, initiate or knowingly facilitate or encourage the submission of any takeover proposal or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a takeover proposal;

•	conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company to, afford access to the business, properties, books or records of the Company to, or knowingly assist, participate in, facilitate or encourage any third party that is seeking to make or has made a takeover proposal;

•	amend or waive any standstill or similar agreement with respect to the Company common stock or take any action to make the provisions of any takeover statute inapplicable to any transactions contemplated by any takeover proposal; or

•	enter into any other agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or similar agreement (other than an acceptable confidentiality agreement) with respect to a takeover proposal.

Notwithstanding the prohibitions described above, under certain limited circumstances at any time following the no-shop period start date and prior to the receipt of the Company stockholder approval, if the Company receives an unsolicited written takeover proposal that the board believes in good faith is a superior proposal and determines in good faith that the failure to take such action would cause the board to be in breach of its fiduciary duties under applicable law, then the board may engage in discussions and negotiations with the person making such competing proposal.

Change in Board Recommendation

The board is required to recommend that the Company’s stockholders adopt the merger agreement and not change its recommendation or recommend other transactions. However, at any time prior to the receipt of the Company stockholder approval, the board may change its recommendation in favor of the merger if and only if (i) the Company notifies OmniCable that the Company has received a competing takeover proposal that the board intends to declare a superior proposal and that the board intends to change its recommendation in favor of the merger, (ii) the Company identifies the party making the superior proposal and furnishes a copy of the proposal to OmniCable, (iii) during the five business day period following such notice, the Company negotiates with OmniCable in good faith to make such adjustments in the terms and conditions of the merger agreement so that such competing proposal ceases to constitute a superior proposal and (iv) the board determines in good faith, after consultation with outside legal counsel and the board’s financial advisors, that such competing proposal continues to constitute a superior proposal after taking into account any adjustments made by OmniCable.

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Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time, whether before or after receipt of the Company stockholder approval by the mutual written consent of the Company, OmniCable and Merger Sub. In addition, either the Company or OmniCable may terminate the merger agreement:

•	if the merger has not been consummated on or before September 30, 2021 (the “end date”), provided that this right to terminate the merger agreement shall not be available to any party whose breach of any representation, warranty, covenant or agreement under the merger agreement was the cause of, or resulted in, the failure to consummate the merger by the end date;

•	if any governmental entity of competent jurisdiction enacts, issues, promulgates, enforces or enters any law or order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the merger and such law or order becomes final and non-appealable, provided that this right to terminate the merger agreement will not be available to any party whose breach of any representation, warranty, covenant or agreement under the merger agreement was the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such law or order; or

•	if the merger agreement is submitted to the Company’s stockholders for adoption at a duly convened meeting of stockholders and the stockholders do not adopt the merger agreement at such meeting (including any adjournments or postponements thereof).

OmniCable may also terminate the merger agreement:

•	if the Company’s board changes its recommendation in favor of the merger or if the Company breaches its covenants and agreements with respect to competing takeover proposals; or

•	if (i) the Company breaches any of its representations, warranties, covenants or agreements contained in the merger agreement, in any case such that the conditions to the merger described above would not be satisfied, and (ii) either such breach is not capable of cure by the end date or at least 20 days elapse after the date of delivery of written notice of such breach to the Company without such breach having been cured, provided that this right to terminate the merger agreement will not be available if OmniCable or Merger Sub is then in material breach of any representation, warranty, covenant or agreement under the merger agreement, which breach has not been cured.

The Company may also terminate the merger agreement:

•	if, prior to receipt of the Company stockholder approval, the Company board authorizes the Company, to the extent permitted by and subject to compliance with the merger agreement, to enter into a takeover agreement in respect of a superior proposal, provided that the Company pays to OmniCable a $4 million termination fee and enters into such takeover agreement; or

•	if (i) OmniCable or Merger Sub breaches any of its representations, warranties, covenants or agreements contained in the merger agreement, in any case such that the conditions to the merger described above would not be satisfied and (ii) either such breach is not capable of cure by the end date or at least 20 days elapse after the date of delivery of written notice of such breach to OmniCable without such breach having been cured, provided that this right to terminate the merger agreement will not be available if the Company is then in material breach of any representation, warranty, covenant or agreement under the merger agreement, which breach has not been cured.

Termination Fee

Upon termination of the merger agreement under specified circumstances, the Company will be required to pay OmniCable a termination fee of $4 million. For more information, see the section entitled “The Agreement and Plan of Merger—Expenses; Termination Fee,” beginning on page 64.

Appraisal Rights

Under Delaware law, holders of shares of Company common stock are entitled to appraisal rights in connection with the merger, provided that such holders meet all of the conditions set forth in Section 262 of the DGCL. A holder of Company

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common stock that properly seeks appraisal and complies with the applicable requirements under Delaware law, and does not thereafter lose his, her or its right to, or properly withdraw his, her or its demand for, appraisal rights (which we refer to as a “dissenting stockholder”) will forego the merger consideration and instead receive a cash payment equal to the fair value of his, her or its shares of Company common stock in connection with the merger. Fair value will be determined by the Court of Chancery of the State of Delaware following an appraisal proceeding. Dissenting stockholders will not know the appraised fair value at the time such holders must elect whether to seek appraisal. The ultimate amount dissenting stockholders receive in an appraisal proceeding may be more or less than, or the same as, the amount such holders would have received under the merger agreement. A detailed description of the appraisal rights available to holders of Company common stock and procedures required to exercise statutory appraisal rights is included in the section entitled “Appraisal Rights,” beginning on page 66.

To seek appraisal, a Company stockholder of record must deliver a written demand for appraisal to the Company before the vote on the merger agreement at the special meeting, not vote in favor of the proposal to adopt the merger agreement, continuously hold the shares of Company common stock through the effective time and otherwise comply with the procedures set forth in Section 262 of the DGCL. Failure to follow exactly the procedures specified under Delaware law may result in the loss of appraisal rights. Pursuant to Section 262 of the DGCL, assuming that immediately prior to the merger shares of Company common stock continue to be listed on the Nasdaq Global Market, the Court of Chancery will dismiss the appraisal proceedings as to all holders of shares who are otherwise entitled to appraisal rights unless (i) the total number of shares entitled to appraisal rights exceeds 1% of the outstanding shares of Company common stock eligible for appraisal, or (ii) the value of the merger consideration provided in the merger for such total number of shares exceeds $1,000,000.

A copy of the applicable sections of the DGCL is attached as Annex C to this proxy statement. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights.

Material U.S. Federal Income Tax Consequences of the Merger

The receipt of cash in exchange for shares of Company common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder (as described in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 45) who receives cash in exchange for shares of Company common stock in the merger will recognize gain or loss equal to the difference, if any, between the cash received and the U.S. holder’s adjusted tax basis in the shares converted into the right to receive cash in the merger. Gain or loss will be determined separately for each block of shares of Company common stock (that is, shares acquired for the same cost in a single transaction). You should refer to the discussion in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 45, and consult your tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of the merger.

Voting Agreements

Concurrently with the execution of the merger agreement, each director and executive officer of the Company and certain of their affiliates entered into voting agreements with OmniCable in which they agreed to vote all of their shares of Company common stock in favor of adoption of the merger agreement at the special meeting of stockholders. The voting agreements cover approximately 19% of the shares of Company common stock outstanding as of May 4, 2021. The voting agreements automatically terminate if the merger agreement is terminated. The form of voting agreement is Exhibit B to the merger agreement attached as Annex A to this proxy statement.

Where You Can Find More Information

You can find more information about the Company in the periodic reports and other information we file with the U.S. Securities and Exchange Commission (“SEC”). The information is available at the website maintained by the SEC at www.sec.gov.

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QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting of stockholders and the merger. These questions and answers do not address all questions that may be important to you as a Company stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the Annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	On March 24, 2021, the Company, OmniCable and Merger Sub entered into the merger agreement. You are receiving this proxy statement in connection with the solicitation of proxies by the Company in favor of the proposal to adopt the merger agreement and the other proposals described in this proxy statement.

Q:	As a stockholder, what will I receive in the merger?

A:	At the effective time, each share of Company common stock issued and outstanding immediately prior to the effective time (other than (i) shares of Company common stock that are held in the treasury of the Company or owned of record by the Company, OmniCable or any of their respective subsidiaries, in each case immediately prior to the effective time, and (ii) shares of Company common stock held by stockholders who have not voted in favor of, or consented to the adoption of, the merger agreement and who have properly demanded appraisal of such shares and complied in all respects with all the provisions of the DGCL concerning the right of holders of shares to request appraisal of their shares) will be cancelled and automatically converted into the right to receive $5.30 in cash, without interest, subject to any applicable withholding taxes.

The receipt of cash in exchange for shares of Company common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. Please see the discussion in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 45, for a more detailed description of the U.S. federal income tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local and foreign taxes.

Q:	What will happen to outstanding Company equity awards in the merger?

A:	For information regarding the treatment of outstanding Company equity awards, see the section entitled “The Agreement and Plan of Merger—Treatment of Outstanding Equity Awards and Deferred Compensation” beginning on page 50.

Q:	Where and when will the special meeting of stockholders be held?

A:	The special meeting will be held at 10:00 a.m., Central Time, on June 15, 2021. Due to the continuing impact of the COVID-19 pandemic on public health, and out of concern for the health and safety of our stockholders, employees and directors, the special meeting will be a virtual meeting of stockholders rather than an in-person meeting. Stockholders will be able to attend the special meeting online, vote their shares electronically, and submit questions during the special meeting by visiting www.virtualshareholdermeeting.com/HWCC2021SM.

Q:	Who is entitled to vote at the special meeting?

A:	Only stockholders of record at the close of business on the record date, May 4, 2021, are entitled to receive notice of the special meeting and to vote the shares of common stock that they held on that date at the meeting and any postponement or adjournment of the meeting. If your shares are held in “street name,” please refer to the information forwarded to you by your bank, broker or other holder of record to see what you must do to vote your shares. The Company’s stockholders may examine the list of stockholders entitled to vote at the special meeting by visiting www.virtualshareholdermeeting.com/HWCC2021SM and entering the control number found on their proxy form.

Q:	What proposals will be considered at the special meeting?

A:	At the special meeting, you will be asked to consider and vote on:

•	a proposal to adopt the merger agreement;

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•	a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger, as discussed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 40; and

•	a proposal to adjourn the special meeting from time to time to a later date or time, if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

Q:	What vote is required to approve each of the proposals?

A:	The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote on that matter. Abstentions and failures to vote will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the shares of Company common stock present virtually in person or represented by proxy at the special meeting. Although the board intends to consider the vote resulting from this proposal, the vote is advisory only and, therefore, is not binding on the Company, OmniCable or any of their respective subsidiaries, and, if the merger agreement is adopted by Company stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers even if this proposal is not approved. Abstaining from voting will have the same effect as a vote “AGAINST” the proposal.

The approval of the proposal to adjourn the special meeting from time to time, if necessary or appropriate, requires the affirmative vote of a majority of the shares of Company common stock present virtually in person or represented by proxy at the special meeting. In addition, even if a quorum is not present at the special meeting, either the Chairman of the Board or the affirmative vote of a majority of the shares of Company common stock present virtually in person or represented by proxy at the special meeting may adjourn the meeting to another place, date or time. In each case, the abstention from voting will have the same effect as a vote “AGAINST” the proposal.

Q:	How does the board recommend that I vote on the proposals?

A:	Upon careful consideration, the board has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of the Company and its stockholders and unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the non-binding advisory merger-related compensation proposal and “FOR” the proposal to adjourn the special meeting from time to time if necessary or appropriate.

For a discussion of the factors the board considered in determining to recommend the adoption of the merger agreement, please see the section entitled “The Merger—Reasons for Recommending the Adoption of the Merger Agreement,” beginning on page 28. In addition, in considering the recommendation of the board with respect to the merger agreement, you should be aware that members of the board and our executive officers have various interests in the merger that may be in addition to, or different from, the interests of Company stockholders generally. See the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 40.

Q:	Do I need to attend the special meeting in person (via live audio webcast)?

A:	No. It is not necessary for you to attend the special meeting in order to vote your shares. You may vote by mail, by telephone or through the internet, as described in more detail in the section entitled “The Special Meeting—How to Vote,” beginning on page 21.

Q:	How many shares need to be represented at the special meeting?

A:	The presence at the special meeting, virtually in person or by proxy, of the holders of a majority of the shares of Company common stock issued and outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals. As of the close of business on the record date, there were 16,882,557 shares of Company common stock outstanding. If you are a Company stockholder of record (i.e., your shares of Company common stock are registered in your name with the Company’s transfer agent) as of the close of business on the record date and you vote by mail, by telephone, through the internet or online at the special meeting, you will be considered part of the quorum. If you

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are a “street name” holder of shares of Company common stock (i.e., you hold your shares in the name of a bank, broker, trust or other nominee and these proxy materials are being forwarded to you by that entity) and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted as present in determining the presence of a quorum.

All shares of Company common stock held by stockholders that are present virtually in person, or represented by proxy, and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders have indicated on their proxy that they are abstaining from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.

Q:	Why am I being asked to consider and cast a non-binding advisory vote to approve the compensation that may be paid or become payable to the Company’s named executive officers and that is based on, or otherwise relates to, the merger?

A:	In 2010, the SEC adopted rules that require companies to seek a non-binding advisory vote to approve certain compensation that may be paid or become payable to their named executive officers that is based on or otherwise relates to corporate transactions, such as the merger. In accordance with those rules, the Company is providing its stockholders with the opportunity to cast a non-binding advisory vote on compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger. For additional information, see the section entitled “Proposal 2: Non-Binding Advisory Merger-Related Compensation Proposal,” on page 24.

Q:	What will happen if Company stockholders do not approve the non-binding advisory merger-related compensation proposal?

A:	The vote to approve the non-binding advisory merger-related compensation proposal is a vote separate and apart from the vote to adopt the merger agreement. Approval of the non-binding advisory merger-related compensation proposal is not a condition to completion of the merger, and it is advisory in nature only, meaning that it will not be binding on the Company or OmniCable or any of their respective subsidiaries. Accordingly, if the merger agreement is adopted by the Company stockholders and the merger is completed, the compensation subject to the non-binding merger-related compensation proposal will be paid to our named executive officers even if the proposal is not approved.

Q:	What do I need to do now? How do I vote?

A:	You may vote at the special meeting if you own shares of Company common stock of record at the close of business on the record date for the annual meeting, May 4, 2021. Please review the instructions for each of your voting options described on your proxy form. After you have carefully read and considered the information contained in this proxy statement, please vote or submit your proxy to vote by a method described on your proxy form. This will enable your shares to be represented at the special meeting. You may also vote online at the special meeting. If you do not vote by proxy and do not vote at the special meeting, this will make it more difficult to achieve a quorum for the meeting.

Submitting your proxy by mail, by telephone or through the internet will not prevent you from voting online at the special meeting. You are encouraged to submit a proxy by mail, by telephone or through the internet even if you plan to attend the special meeting virtually in person to ensure that your shares of Company common stock are represented at the special meeting. If you vote online at the special meeting, such vote will automatically revoke any proxy you previously submitted.

If you return your signed and dated proxy form, but do not mark the boxes showing how you wish to vote, your shares of Company common stock will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the approval of the non-binding compensation advisory proposal and “FOR” the approval of the proposal to adjourn the special meeting from time to time, if necessary or appropriate.

Q:	What if my shares of Company common stock are held for me in “street name” by a bank, broker, trust or other nominee; will my bank, broker, trust or other nominee vote those shares for me with respect to the proposals without my direction?

A:	No. If your shares of Company common stock are held in “street name,” you are not the “stockholder of record” of such shares. If this is the case, this proxy statement has been forwarded to you by your bank, broker, trust or other nominee. You, as the beneficial holder, generally have the right to direct your bank, broker, trust or other nominee as to how to vote

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your shares of Company common stock. Your bank, broker, trust or other nominee will NOT have the power to vote your shares of Company common stock at the special meeting unless you provide instructions to your bank, broker, trust or other nominee on how to vote. You should instruct your bank, broker, trust or other nominee on how to vote your shares with respect to the proposals, using the instructions provided by your bank, broker, trust or other nominee. You may be able to vote by telephone or through the internet if your bank, broker, trust or other nominee offers these options.

Q:	What if I fail to instruct my bank, broker, trust or other nominee how to vote?

A:	Your bank, broker, trust or other nominee will NOT be able to vote your shares of Company common stock unless you have properly instructed them on how to vote. Under applicable stock exchange rules, banks, brokers, trusts and other nominees have the discretion to vote your shares of Company common stock on routine matters if you fail to instruct them on how to vote your shares of Company common stock with respect to such matters. The proposals in this proxy statement are non-routine matters, and banks, brokers, trusts and other nominees therefore cannot vote on these proposals without your instructions. It is important that you instruct your bank, broker, trust or other nominee on how to vote your shares with respect to the proposals, using the instructions provided by your bank, broker, trust or other nominee. You may be able to vote by telephone or through the internet if your bank, broker, trust or other nominee offers these options. You are invited to attend the special meeting even if you are not a stockholder of record; however, if you are not a stockholder of record, you may not vote your shares at the special meeting unless you obtain a legal proxy, executed in your favor, from such bank, broker or other holder of record authorizing you to vote at the special meeting.

Q:	Can I revoke my proxy and change my vote?

A:	You may change your vote or revoke your proxy prior to the special meeting by filing with the Company’s corporate secretary a duly executed revocation of proxy or submitting a new proxy with a later date. You may also revoke a prior proxy by voting online at the special meeting.

All properly submitted proxies received by us before the special meeting that are not revoked or changed prior to being exercised at the special meeting will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, “FOR” each of the proposals.

Q:	What does it mean if I receive more than one proxy form?

A:	If you receive more than one proxy form, it means that you hold shares of Company common stock that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, separate proxy forms for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares of Company common stock are voted, you will need to submit your proxies by properly completing and mailing each proxy form you receive or by telephone or through the Internet by using the different voter control numbers on each proxy form.

Q:	What happens if I sell or otherwise transfer my shares of Company common stock after the record date but before the special meeting? What happens if I sell or otherwise transfer my shares of Company common stock after the special meeting but before the effective time?

A:	The record date for the special meeting is earlier than the date of the special meeting and earlier than the expected date of the merger. If you own shares of Company common stock as of the close of business on the record date, but transfer your shares prior to the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or transfer your shares, you will retain your right to vote at the special meeting, but the right to receive the merger consideration will pass to the person who holds your shares as of immediately prior to the effective time. If you sell or transfer your shares of Company common stock after the special meeting but before the effective time, the right to receive the merger consideration will pass to the person who holds your shares as of immediately prior to the effective time. In order to receive the merger consideration, you must hold your shares of Company common stock through the completion of the merger.

Even if you sell or otherwise transfer your shares of Company common stock after the record date, we encourage you to sign, date and return the enclosed proxy or submit your proxy to vote via the internet or by telephone, or, if your shares are held in “street name” through a bank, broker, trust or other nominee, instruct your bank, broker, trust or other nominee on how to vote your shares using the instructions provided by your bank, broker, trust or other nominee.

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Q:	May I exercise dissenters’ rights or rights of appraisal in connection with the merger?

A:	Yes. In order to exercise your appraisal rights, you must follow the requirements set forth in Section 262 of the DGCL. Under Delaware law, holders of record of Company common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Court of Chancery if the merger is completed. Appraisal rights will only be available to holders of shares of Company common stock who properly deliver, and do not properly withdraw, a written demand for an appraisal to the Company prior to the vote on the proposal to adopt the merger agreement at the special meeting and who comply with the procedures and requirements set forth in Section 262 of the DGCL, which are summarized in this proxy statement. The appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. A copy of Section 262 of the DGCL is included as Annex C to this proxy statement. For additional information, see the section entitled “Appraisal Rights,” beginning on page 66.

Q:	If I hold my shares in certificated form, should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, stockholders holding certificated shares of Company common stock will be sent a letter of transmittal that includes detailed written instructions on how to return such stock certificates. You must return your stock certificates in accordance with such instructions in order to receive the merger consideration. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATE(S) NOW.

Q:	When is the merger expected to be completed?

A:	We and OmniCable are working toward completing the merger as quickly as possible. We currently anticipate that the merger will be completed during the second quarter of 2021, subject to the satisfaction or waiver of closing conditions, but we cannot be certain when or if the conditions to the merger will be satisfied or, to the extent permitted, waived. The merger cannot be completed until the conditions to closing are satisfied (or, to the extent permitted, waived), including the adoption of the merger agreement by Company stockholders. For additional information, see the section entitled “The Agreement and Plan of Merger—Conditions to the Merger,” beginning on page 62.

Q:	What happens if the merger is not completed?

A:	The Company cannot assure you of when or if the merger will be completed. If the merger is not completed, the Company’s stockholders will not receive any consideration for their shares of Company common stock and will continue to be stockholders of the Company. The Company and OmniCable will remain independent companies. Under certain circumstances, the Company will be required to pay OmniCable a termination fee with respect to the termination of the merger agreement, as described under “The Agreement and Plan of Merger —Expenses; Termination Fee” on page 64.

Q:	Who will tabulate and certify the vote?

A:	Broadridge Financial Solutions, Inc. will tabulate the votes. A representative of Broadridge Financial Solutions, Inc. will be the inspector of elections.

Q:	Where can I find the voting results of the special meeting?

A:	The Company intends to announce preliminary results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that the Company files with the SEC are publicly available when filed. See “Where You Can Find More Information” on page 74.

Q:	Who can answer my other questions?

A:	If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy form, you should contact DF King at (877) 732-3621 or (212) 269-5550 (banks and brokers).

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements included in this proxy statement which are not historical in nature are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “will be,” “will continue,” “will likely result,” “would” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance. These statements are based upon management’s current expectations and speak only as of the date of this proxy statement. The Company cautions readers that there may be events in the future that the Company is not able to accurately predict or control and the information contained in the forward-looking statements is inherently uncertain and subject to a number of risks that could cause actual results to differ materially from those contained in or implied by the forward-looking statements including, without limitation:

•	the satisfaction of the conditions precedent to the consummation of the proposed merger, including, without limitation, the receipt of stockholder and regulatory approvals;

•	unanticipated difficulties or expenditures relating to the proposed merger;

•	legal proceedings, judgments or settlements, including those that may be instituted against the Company, the Company’s board of directors, executive officers and others following the announcement of the proposed merger;

•	disruptions of current plans and operations caused by the announcement and pendency of the proposed merger;

•	potential difficulties in employee retention due to the announcement and pendency of the proposed merger;

•	the response of customers, distributors, suppliers, business partners and regulators to the announcement of the proposed merger;

•	the Company’s recent investments in pricing analytics and optimization of inventory profile and placement not producing the anticipated benefits and efficiencies to the Company’s electrical distribution business; and

•	other factors listed under “Risk Factors” in the Company’s annual report on Form 10-K for fiscal year ended December 31, 2020 (see the section entitled “Where You Can Find More Information,” on page 74).

The Company can give no assurance that the expectations expressed or implied in the forward-looking statements contained herein will be attained. The forward-looking statements are made as of the date of this proxy statement, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this proxy statement.

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THE SPECIAL MEETING

We are furnishing this proxy statement as part of the solicitation of proxies by the Company for use at the special meeting of the Company stockholders, any postponement thereof, and at any properly reconvened meeting following an adjournment of the special meeting.

Date, Time and Place of the Special Meeting

The special meeting will be held on Tuesday, June 15, 2021, at 10:00 a.m., Central Time, as a virtual meeting conducted via live audio webcast. You will be able to attend the special meeting by visiting www.virtualshareholdermeeting.com/HWCC2021SM.

Purpose of the Special Meeting

At the special meeting, Company stockholders of record will be asked to consider and vote on:

•	a proposal to adopt the merger agreement, pursuant to which, subject the satisfaction or waiver of certain specified conditions, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of OmniCable (Proposal No.1);

•	a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger, as discussed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 40 (Proposal No. 2); and

•	a proposal to adjourn the special meeting from time to time to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes to adopt the merger agreement at the time of the special meeting (Proposal No. 3).

Recommendation of the Board

The board carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. By a unanimous vote, the board (i) determined that the transactions contemplated by the merger agreement, including the merger, are in the best interests of the Company and its stockholders, (ii) approved and declared advisable the execution, delivery and performance of the merger agreement and, subject to receiving the Company stockholder approval, the consummation by the Company of the transactions contemplated by the merger agreement, including the merger, (iii) directed that the merger agreement be submitted to a vote of the stockholders of the Company to be adopted and (iv) resolved to recommend the adoption of the merger agreement by the stockholders of the Company. Accordingly, the Board unanimously recommends a vote “FOR” the proposal to adopt the merger agreement.

The Board also unanimously recommends a vote “FOR” the non-binding advisory merger-related compensation proposal and “FOR” the approval of the proposal to adjourn the special meeting from time to time, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

Record Date and Quorum

Each holder of record of shares of Company common stock as of the close of business on May 4, 2021, which is the record date for the special meeting, is entitled to receive notice of, and to vote at, the special meeting. You will be entitled to one vote for each share of Company common stock that you held on the record date. If you sell or transfer your shares of Company common stock after the record date but before the special meeting, you will transfer the right to receive merger consideration, if the merger is completed, to the person to whom you sell or transfer your shares of Company common stock, but you will retain your right to vote those shares at the special meeting. As of the record date, there were 16,882,557 shares of Company common stock issued and outstanding and entitled to vote at the special meeting. The presence at the special meeting, virtually in person or by proxy, of the holders of 8,441,279 shares of Company common stock (a majority of the shares of Company common stock issued and outstanding and entitled to vote at the special meeting) constitutes a quorum for the special meeting.

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If you are a Company stockholder of record and you vote by mail, by telephone or through the internet or online at the special meeting, then your shares of Company common stock will be counted as part of the quorum. If you are a “street name” holder of shares of Company common stock and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted as present in determining the presence of a quorum.

All shares of Company common stock held by stockholders of record that are present virtually in person or represented by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders abstain from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.

Vote Required for Approval

The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote on such matter.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the shares of Company common stock present virtually in person or represented by proxy at the special meeting. The vote is advisory only and, therefore, is not binding on the Company or OmniCable or any of their respective subsidiaries, and, if the merger agreement is adopted by Company stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers even if this proposal is not approved.

The approval of the proposal to adjourn the special meeting from time to time if necessary or appropriate requires the affirmative vote of a majority of the shares of Company common stock present virtually in person or represented by proxy at the special meeting. In addition, even if a quorum is not present at the special meeting, either the Chairman of the Board or the affirmative vote of a majority of the shares present virtually in person or represented by proxy at the special meeting may adjourn the meeting to another place, date or time.

Each director and executive officer of the Company and certain of their affiliates have entered into voting agreements with OmniCable in which they agreed to vote all of their shares of Company common stock in favor of adoption of the merger agreement at the special meeting. The voting agreements cover approximately 19% of the shares of Company common stock outstanding as of May 4, 2021. See “The Agreement and Plan of Merger—Voting Agreements” on page 52.

Effect of Abstentions and Broker Non-Votes

The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote on such matter. Therefore, the failure to vote or the abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the shares of Company common stock present virtually in person or represented by proxy at the special meeting. Consequently, the abstention from voting will have the same effect as a vote “AGAINST” the proposal.

The proposal to adjourn the special meeting from time to time if necessary or appropriate requires the affirmative vote of a majority of the shares of Company common stock present virtually in person or represented by proxy at the special meeting. Consequently, the abstention from voting will have the same effect as a vote “AGAINST” the proposal. In addition, even if a quorum is not present at the special meeting, either the Chairman of the Board or the affirmative vote of a majority of the shares present virtually in person or represented by proxy at the special meeting may adjourn the meeting to another place, date or time. In each case, the abstention from voting will have the same effect as a vote “AGAINST” the proposal.

Under applicable stock exchange rules, all of the proposals in this proxy statement are non-routine matters, so there can be no broker non-votes at the special meeting. A broker non-vote occurs when shares held by a bank, broker, trust or other nominee are represented at a meeting, but the bank, broker, trust or other nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal, but has discretionary voting power on other proposals at such meeting. Accordingly, if your shares are held in “street name,” your bank, broker, trust or other nominee will NOT be able to vote your shares of Company common stock on any of the proposals, and your shares will not

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be counted as present in determining the presence of a quorum, unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the proposal to adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of Company common stock, the failure to provide your bank, broker, trust or other nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Because the approval of each of (i) the non-binding compensation advisory proposal and (ii) the proposal to adjourn the special meeting from time to time if necessary or appropriate requires the affirmative vote of a majority of the shares having voting power present virtually in person or represented by proxy at the special meeting, and because your bank, broker, trust or other nominee does not have discretionary authority to vote on either proposal, the failure to provide your bank, broker, trust or other nominee with voting instructions will have no effect on approval of each such proposal.

How to Vote

Stockholders of record have a choice of voting by proxy by completing a proxy form and mailing it in the prepaid envelope provided, by calling a toll-free telephone number or through the internet. Please refer to your proxy form to see which options are available to you. The telephone and internet voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on the day before the special meeting. If your shares are held in “street name,” please refer to the information forwarded by your bank, broker, trust or other nominee to see which voting options are available to you.

If you submit your proxy by mail, by telephone or through the internet voting procedures, but do not include “FOR,” “AGAINST” or “ABSTAIN” on a proposal to be voted, your shares of Company common stock will be voted in favor of that proposal. If you indicate “ABSTAIN” on a proposal to be voted, it will have the same effect as a vote “AGAINST” that proposal. If you wish to vote by proxy and your shares are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of Company common stock, your bank, broker, trust or other nominee will NOT be able to vote your shares on any of the proposals.

If you wish to vote online at the special meeting and your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the bank, broker or other holder of record authorizing you to vote at the special meeting.

If you do not submit a proxy or otherwise vote your shares of Company common stock in any of the ways described above, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, but will have no effect on approval of the non-binding compensation advisory proposal or the approval of the proposal to adjourn the special meeting from time to time if necessary or appropriate.

If you have any questions about how to vote or direct a vote in respect of your shares of Company common stock, you may contact our proxy solicitor, DF King, toll-free at (877) 732-3621 or (212) 269-5550 (banks and brokers).

YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY FORM.

A letter of transmittal with instructions for the surrender of certificates representing shares of Company common stock will be mailed to those stockholders who hold certificated shares if the merger is completed.

Revocation of Proxies

Any proxy given by a Company stockholder of record may be revoked at any time before it is voted at the special meeting by doing any of the following:

•	by submitting another proxy by telephone or through the internet, in accordance with the instructions on the proxy form;

•	by delivering a signed written notice of revocation bearing a date later than the date of the proxy to the Company’s Corporate Secretary at Houston Wire & Cable Company, 10201 North Loop East, Houston, Texas 77029, stating that the proxy is revoked;

•	by submitting a later-dated proxy form relating to the same shares of Company common stock; or

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•	by attending the special meeting and voting online (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote online at the special meeting).

“Street name” holders of shares of Company common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed from time to time to a later day or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement. Your shares will be voted on any adjournment proposal submitted to stockholders in accordance with the instructions indicated in your proxy or, if no instructions were provided, “FOR” the proposal.

If a quorum is present at the special meeting, the special meeting may be adjourned if there is an affirmative vote of a majority of the shares present virtually in person or represented by proxy at the special meeting entitled to vote on such matter. In addition, even if a quorum is not present at the special meeting, either the Chairman of the Board or the affirmative vote of a majority of the shares present virtually in person or represented by proxy at the special meeting entitled to vote on such matter may adjourn the meeting to another place, date or time. In either case, the adjourned meeting may take place without further notice other than by an announcement made at the special meeting, unless the adjournment is for more than 30 days or if, after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the special meeting. If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are insufficient votes at the time of the special meeting to adopt the merger agreement, then the Company may seek to adjourn the special meeting from time to time. In addition, the board may, after consultation with OmniCable, postpone the special meeting upon public announcement made prior to the date previously scheduled for the special meeting for the purpose of soliciting additional proxies or as otherwise permitted under the merger agreement.

Solicitation of Proxies

The Company is soliciting the enclosed proxy form on behalf of the board, and the Company will bear the expenses in connection with the solicitation of proxies. In addition to solicitation by mail, the Company and its directors, officers and employees may solicit proxies in person, by telephone or by electronic means. These persons will not be specifically compensated for doing this.

The Company has retained DF King to assist in the solicitation process. The Company will pay DF King a fee of approximately $11,000 plus reimbursement of certain specified out-of-pocket expenses. The Company also has agreed to indemnify DF King against various liabilities and expenses that relate to, or arise out of, its solicitation of proxies (subject to certain exceptions).

The Company will ask banks, brokers, trusts and other nominees to forward the Company’s proxy solicitation materials to the beneficial owners of shares of Company common stock held of record by such banks, brokers, trusts or other nominees. The Company will reimburse these banks, brokers, trusts or other nominees for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Stockholder List

A list of Company stockholders entitled to vote at the special meeting will be available for examination by any Company stockholder at the special meeting on the special meeting website. At least ten days prior to the date of the special meeting, this stockholder list will be available for inspection by Company stockholders at the Company’s executive office, subject to compliance with applicable provisions of Delaware law, in accordance with Delaware law and the Company’s amended and restated by-laws.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy form or voting instructions, please call our proxy solicitor, DF King, toll-free at (877) 732-3621 or (212) 269-5550 (banks and brokers).

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PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

As discussed elsewhere in this proxy statement, Company stockholders will consider and vote on a proposal to adopt the merger agreement. You should carefully read this proxy statement in its entirety for more detailed information concerning the merger agreement and the merger. In particular, you should read in its entirety the merger agreement, which is attached as Annex A to this proxy statement. In addition, see the sections entitled “The Merger,” beginning on page 26, and “The Agreement and Plan of Merger,” beginning on page 49.

The Board unanimously recommends that Company stockholders vote “FOR” the proposal to adopt the merger agreement.

If you return a properly executed proxy form, but do not indicate instructions on your proxy form, your shares of Company common stock represented by such proxy form will be voted “FOR” the proposal to adopt the merger agreement.

The approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote on the proposal.

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PROPOSAL 2: NON-BINDING ADVISORY MERGER-RELATED COMPENSATION PROPOSAL

Under Section 14A of the Securities Exchange Act of 1934, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are required to provide stockholders the opportunity to vote to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger, as disclosed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation,” beginning on page 43, including the table entitled “Golden Parachute Compensation” and accompanying footnotes. Accordingly, Company stockholders are being provided with the opportunity to cast a non-binding advisory vote on such payments.

As an advisory vote, this proposal is not binding upon the Company or the board, approval of this proposal is not a condition to completion of the merger, and the merger-related compensation subject to this non-binding advisory vote will not be affected by the outcome of this non-binding advisory vote. However, the Company seeks your support and believes that your support is appropriate because the Company has a comprehensive executive compensation program designed to link the compensation of the Company’s executive officers with the Company’s performance and the interests of Company stockholders. Accordingly, we ask that you vote on the following resolution:

“RESOLVED, that the stockholders of Houston Wire & Cable Company approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to the named executive officers of Houston Wire & Cable Company that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation,” beginning on page 43 (which disclosure includes the Golden Parachute Compensation Table required pursuant to Item 402(t) of Regulation S-K).”

The Board unanimously recommends that Company stockholders vote “FOR” the non-binding advisory merger-related compensation proposal.

If you return a properly executed proxy form, but do not indicate instructions on your proxy form, your shares of Company common stock represented by such proxy form will be voted “FOR” the non-binding advisory merger-related compensation proposal.

The approval of the non-binding advisory merger-related compensation proposal requires the affirmative vote of a majority of the shares of Company common stock present virtually in person or represented by proxy at the special meeting. The approval of the non-binding advisory merger-related compensation proposal is a vote separate and apart from the vote to approve the proposal to adopt the merger agreement and does not affect whether the proposal to adopt the merger agreement is approved. The vote is advisory only and, therefore, is not binding on the Company or OmniCable or any of their respective subsidiaries, and, if the merger agreement is adopted by Company stockholders and the merger is completed, the compensation subject to this non-binding advisory vote will be payable, subject to the terms of the underlying agreements and plans, to the Company’s named executive officers even if this proposal is not approved.

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PROPOSAL 3: AUTHORITY TO ADJOURN THE SPECIAL MEETING

The Company may seek to adjourn the special meeting from time to time to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

The board unanimously recommends that stockholders vote “FOR” the proposal to adjourn the special meeting from time to time to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

If you return a properly executed proxy form, but do not indicate instructions on your proxy form, your shares of Company common stock represented by such proxy form will be voted “FOR” the proposal to adjourn the special meeting from time to time to a later date or time if necessary or appropriate.

The approval of the proposal to adjourn the special meeting from time to time if necessary or appropriate requires the affirmative vote of a majority of the shares of Company common stock present virtually in person or represented by proxy at the special meeting. In addition, even if a quorum is not present at the special meeting, either the Chairman of the Board or the affirmative vote of a majority of the shares of Company common stock present virtually in person or represented by proxy at the special meeting may adjourn the meeting to another place, date or time.

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THE MERGER

Overview

The Company is seeking the adoption by the Company’s stockholders of the Agreement and Plan of Merger by and among OmniCable, Merger Sub and the Company, entered into on March 24, 2021. Under the terms of the merger agreement, subject to the satisfaction or waiver of specified conditions, Merger Sub will be merged with and into the Company, whereupon the separate existence of Merger Sub will cease. The Company will continue as the surviving corporation and will succeed to and assume all the rights and obligations of Merger Sub and the Company in accordance with the Delaware General Corporation Law (the “DGCL”), and will continue in existence as a wholly-owned subsidiary of OmniCable. The Company’s board of directors has unanimously approved the merger agreement and unanimously recommends that Company stockholders vote “FOR” the proposal to adopt the merger agreement.

At the effective time, each share of Company common stock issued and outstanding immediately prior to the effective time, other than (i) shares of Company common stock that are held in the treasury of the Company or owned of record by the Company, OmniCable or any of their respective subsidiaries, and (ii) shares of Company common stock held by stockholders who have not voted in favor of, or consented to the adoption of, the merger agreement and who have properly demanded appraisal of such shares and complied in all respects with all the provisions of the DGCL concerning the right of holders of shares to require appraisal of their shares, will be cancelled and cease to exist and will be automatically converted into the right to receive $5.30 in cash, without interest (the “merger consideration”), subject to any applicable withholding taxes.

The Company common stock is currently registered under the Exchange Act and is listed on the Nasdaq Global Market under the symbol “HWCC.” As a result of the merger, the Company will cease to be a publicly traded company and will be directly wholly-owned by OmniCable. Following the completion of the merger, the Company common stock will be delisted from the Nasdaq Global Market and deregistered under the Exchange Act, following which the Company will no longer be required to file periodic reports with the SEC with respect to its common stock in accordance with applicable law, rules and regulations. Following the completion of the merger, the Company will cease to be a publicly traded company.

Background of the Merger

The Company’s board of directors and management have regularly reviewed and discussed our business strategy, performance and opportunities in the context of the economic environment, developments in the distribution industry and the competitive landscape. In connection with our evaluation of strategic alternatives, members of management and the board of directors have had, over the years, communications with representatives of other industrial distributors and have updated the board regarding these discussions. In May 2013, we engaged William Blair & Company, L.L.C. (“William Blair”) to assist us with exploring strategic alternatives, and our board formed a special committee of independent directors to consider any potential business transactions that might be identified. In December 2013, Peter M. Gotsch, then a director of the Company, introduced James L. Pokluda III, the Company’s President and CEO, to John M. Tracy, Executive Chairman of Dot Foods Inc., an affiliate of Dot Family Holdings LLC (“DFH”), and arranged for Mr. Pokluda to visit a Dot Foods distribution facility to observe the operations of a highly successful master distribution business. William Blair continued to identify potential domestic and foreign business partners through the summer of 2014, but we did not identify any possible transactions that our board deemed worth pursuing, and the special committee was disbanded.

In July 2019, Omni Cable Corp. announced that it had agreed to be acquired by a subsidiary of Dot Holdings Co, which is owned by DFH. OmniCable, like the Company, is a master distributor of electrical wire and cable. In August 2019, Mr. Gotsch, who had retired from the board in 2014, contacted William H. Sheffield, then Chairman of the Board of the Company, to ask whether Mr. Sheffield would be willing to meet with Mr. Tracy, who also serves as Executive Chairman of DFH, to discuss a possible combination of the Company’s electrical distribution division (the “Electrical Division”) with OmniCable. Mr. Sheffield met with Mr. Tracy on September 9, 2019. At that meeting, Mr. Tracy said he was interested in acquiring the Electrical Division, but was not in a hurry to act, and Mr. Sheffield agreed that the Electrical Division and OmniCable would be a logical combination.

In early November 2019, Mr. Sheffield contacted Mr. Tracy to ask whether DFH, whose portfolio includes a business that distributes fasteners, would be interested in acquiring the Company’s Vertex fastener distribution business (“Vertex”) separately from the Electrical Division. Mr. Tracy said that DFH would not be interested in Vertex, but he said he expected to resume discussions regarding the Electrical Division in the spring of 2020.

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The parties had no further contact until July 2020, when, at the Company’s board’s direction, Mr. Sheffield contacted Mr. Tracy to inquire as to DFH’s continued interest and to offer to introduce G. Gary Yetman, who had become HWCC’s Executive Chairman, to Mr. Tracy. On July 31, 2020, Messrs. Sheffield, Tracy and Yetman had a call for Mr. Yetman to meet Mr. Tracy. Mr. Yetman advised Mr. Tracy that the Company was continuing to consider several strategic alternatives and would let Mr. Tracy know if the Company’s board wanted to pursue discussions regarding a possible business combination with OmniCable. Mr. Yetman and Mr. Tracy next spoke on September 18, 2020, when Mr. Yetman advised Mr. Tracy that the board would be interested in discussing a possible combination, and Mr. Tracy said he would consult with his board to gauge their interest in exploring an acquisition of the Electrical Division only. Following the September 18 call, the Company re-engaged William Blair to advise the Company with respect to a possible transaction. On October 2, 2020, William Blair presented to the Company’s board of directors certain valuation materials, including materials illustrating the additional value expected from the Company’s recent investments in pricing tools and software and a study to optimize inventory, customer service and operational efficiency of the Electrical Division.

On October 6, 2020, Mr. Tracy called Mr. Yetman to confirm the DFH board’s support for an acquisition of the Electrical Division, and on October 14, 2020, DFH and the Company entered into a mutual confidentiality agreement. On October 15, 2020, Mr. Tracy and Mr. Yetman had a telephone conversation in which they reviewed materials prepared by William Blair that summarized income statement and balance sheet data for the Electrical Division and certain incremental value opportunities and potential synergies that William Blair had identified. Over the next two weeks, the Company and William Blair responded to requests for additional information from DFH and OmniCable in preparation for an OmniCable board meeting on October 29, 2020.

On October 30, 2020, Mr. Tracy, Mr. Yetman and representatives of William Blair spoke to continue to discuss a possible transaction for the Electrical Division, and Mr. Tracy reported that OmniCable would be willing to explore including Vertex in the transaction. On November 4, 2020, the Company and William Blair shared with OmniCable a presentation entitled “Corporate Overview and Valuation Considerations” that the Company had prepared in connection with a possible sale of Vertex and began responding to OmniCable’s questions regarding Vertex.

Mr. Tracy and Mr. Yetman spoke again on November 13, 2020, and Mr. Tracy confirmed OmniCable’s interest in including Vertex in the transaction. Mr. Yetman noted that, since the Company had determined to sell its Southern Wire and Southwest Wire Rope divisions, the Company would consist of only the Electrical Division and Vertex. Mr. Yetman proposed that the transaction be for the stock of the entire company rather than the assets of two business units, although Mr. Tracy did not then agree to the proposed structure.

On November 20, 2020, OmniCable presented to the Company a non-binding letter of intent proposing that OmniCable purchase the assets of the Electrical Division and Vertex on a cash-free, debt-free basis for $129.6 million, subject to a working capital adjustment and discounts for aged receivables and inventory. The proposal contemplated that the Company would retain all liabilities other than current liabilities included in calculating working capital. The Company and William Blair determined that, after paying retained liabilities, the implied final equity value of the proposal was $72.8 million, or approximately $4.20 per fully diluted share. At a special meeting on December 8, 2020, the Company’s board rejected the valuation in the proposed letter of intent.

On December 11, 2020, the Company sent OmniCable a one-page sheet prepared by William Blair that identified additional valuation considerations not reflected in OmniCable’s valuation of the Company and proposed a price that equated to $5.81 per share, and the Company delivered an updated version of that sheet indicating a valuation of $5.85 per share on December 16, 2020. On December 21, 2020, OmniCable increased its offer to a range implying a price of $4.70 to $4.77 per share, depending on the appraised value of the Company’s headquarters building. The Company’s board rejected that offer at a special meeting held on December 22, 2020, and the parties agreed to suspend discussions through the year-end holidays.

The Company, William Blair and DFH continued their valuation discussions in January 2021. On January 14, 2021, William Blair provided to DFH a valuation analysis based on the Company’s December 31, 2020 balance sheet that identified certain tax benefits and synergies that the Company believed would be available to the combined companies and indicated a price of $5.65 per share. On January 21, 2021, Mr. Tracy called Mr. Yetman to request preliminary financial results for fiscal 2020, which the Company then provided. On January 26, 2021, OmniCable increased its offer to $5.25 per share, assuming 17,340,000 fully diluted shares of HWCC common stock. At a special meeting held on January 26, 2021, the Company’s board authorized the Company to enter into a non-binding letter of intent with OmniCable contemplating a cash merger for $5.25 per share, subject to negotiation of a definitive agreement. On February 2, 2021, the parties executed the letter of intent, which included a 45-day exclusivity period in favor of OmniCable. The letter of intent identified certain provisions that would

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be included in a definitive agreement, including specific conditions precedent, a requirement that directors and officers agree to vote their shares for the transaction, and that OmniCable would be entitled to receive a $4 million termination fee if the Company terminated the merger agreement to accept a superior takeover proposal.

Over the next six weeks, DFH and OmniCable continued conducting comprehensive due diligence on the Company. On March 10, 2021, OmniCable and its counsel provided the Company and its counsel with an initial draft merger agreement for the proposed transaction, and the law firms subsequently negotiated the terms and conditions of a definitive agreement. During the period the merger agreement was being negotiated, the Company refined its share count calculation, resulting in only 17,183,287 fully diluted shares of HWCC common stock, fewer than estimated, so that the proposed merger consideration should be $5.30 per share rather than $5.25. On March 17, 2021, the Company engaged Johnson Rice & Company to provide a fairness opinion as to the proposed merger.

At a special meeting on March 24, 2021, the Company’s board of directors met and reviewed with counsel the principal terms of the merger agreement and the voting agreements that each of the Company’s directors and officers would be required to sign. The board received a presentation from Johnson Rice as to their valuation analysis and a draft of Johnson Rice’s fairness opinion. The board also met with representatives of William Blair to review the sale process and history of negotiations. Following this discussion and consideration, the board determined that the merger agreement and the transactions contemplated thereby were advisable and in the best interests of the Company and its stockholders. Later that day, after OmniCable’s board approved the merger agreement, the parties executed the merger agreement and the Company’s directors and officers executed their voting agreements.

Recommendation of the Board

At the special meeting of the board on March 24, 2021, after careful consideration, the board unanimously:

•	determined that the transactions contemplated by the merger agreement, including the merger, are in the best interests of the Company and its stockholders;

•	approved and declared advisable the execution, delivery and performance of the merger agreement and, subject to receiving the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon to adopt the merger agreement, the consummation by the Company of the transactions contemplated by the merger agreement, including the merger;

•	directed that the merger agreement be submitted to a vote of the stockholders of the Company to be adopted; and

•	resolved to recommend the adoption of the merger agreement by the stockholders of the Company.

Reasons for Recommending the Adoption of the Merger Agreement

In evaluating the merger agreement and the transactions contemplated thereby, the board consulted with the Company’s senior management team and outside legal and financial advisors and, in determining that the proposed merger and other transactions contemplated by the merger agreement are advisable and in the best interests of the Company and its stockholders, considered and evaluated numerous factors over the course of approximately 10 meetings of the board beginning in October 2020, including the following material factors, each of which the board believes supports its unanimous determinations:

•	Merger Consideration. The board considered that the Company’s stockholders will be entitled to receive merger consideration of $5.30 per share in cash upon the closing of the merger. The board considered the current and historical market prices of Company common stock, including the fact that $5.30 per share in cash represented a premium of approximately 39% over the closing price on March 24, 2021, the last trading day prior to the public announcement of the merger agreement, and a premium of approximately 89% over the volume-weighted average closing price of the Company common stock reported for the 12-month period ended on March 24, 2021.

•	Certainty of Value. The cash consideration represents immediate and certain value and liquidity upon the closing of the merger in comparison to the risks and uncertainty that would be inherent in remaining a stand-alone company or pursuing a transaction in which all or a portion of the consideration is payable in stock.

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•	Best Alternative for Maximizing Stockholder Value. The board considered that the merger consideration was more favorable to the Company’s stockholders than the potential value that would reasonably be expected to result from other alternatives reasonably available to the Company, including the continued operation of the Company on a stand-alone basis, taking into account its acquisition opportunities, strategic alternatives and financing plans on an ongoing basis, in light of a number of factors, including:

•	the Company’s recent and historical financial condition, results of operations and business, including the Company’s 2020 performance, and the loss of financial contributions from the divested Southern Wire and Southwest Wire Rope business units;

•	the Company’s competitive position in the industry, recent transactions in the industry, including the acquisition of Anixter International Inc. by WESCO International, Inc., and the risk of continued disintermediation of master distributors like the Company;

•	the competition for qualified sales personnel and the Company’s ability to continue to motivate and retain its most productive team members;

•	the consolidation among wire and cable manufacturers;

•	the Company’s termination as an authorized distributor by a key supplier;

•	management’s stand-alone plan represented by its internal annual budget and the risks and uncertainties of achieving the results contemplated by such plan and budget if the Company were to continue to operate as a stand-alone company;

•	the Company’s historic performance relative to prior management business plans;

•	the current state of the economy and general industry and market trends and conditions, including the resurgence of activity following the COVID-19 pandemic, recovery of the oil and gas industry and an increase in commodity prices for copper and nickel, and the impact of, and uncertainties underlying, projected macroeconomic conditions in the near term and long term on the performance of the Company as a stand-alone company;

•	the Company’s dependence on sales to cyclical oil and gas, petrochemical and large-scale construction markets;

•	the value expected to be provided by recent initiatives to improve the Company’s operations, including enhanced pricing analytics and optimization of inventory profile and placement, as well as the risks and uncertainties that those initiatives will produce the expected benefits;

•	the strategic alternatives available to the Company, including (a) a split-up or sale of significant assets or divisions, (b) a potential consolidation with a strategic partner and (c) continuing to operate on a stand-alone basis, and the potential stockholder value that might result from such alternatives;

•	the board’s belief that in order to be successful, the Company would need to increase its scale, and the Company’s challenges in prior efforts to grow, including the difficulty in acquiring attractive assets at an appropriate price given competition with other bidders and the Company’s track record with respect to identifying and integrating acquisitions;

•	the board’s belief that, due to their complementary businesses, OmniCable would be able to realize more synergies and efficiencies from the acquisition of the Company than most other potential acquirers and, as a result, would be able to offer a more attractive valuation than acquirers that could not expect similar synergies and efficiencies;

•	the course and history of competitive negotiations between OmniCable and the Company, including the increase in OmniCable’s initial proposal from the equivalent of $4.20 per share to a range of $4.70 - $4.77 per share, the further increase in OmniCable’s proposal to $5.25 per share and OmniCable’s agreement to increase the price to $5.30 per share based on the corrected share count, and the board’s belief that it had obtained OmniCable’s best and final offer and that it was unlikely that any other party would be willing to acquire the Company at a higher price; and

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•	the board’s belief that the terms of the merger agreement, taken as a whole, are reasonable and would not discourage other potential acquirers from making an alternative proposal to acquire the Company.

•	Opinion of the Company’s Financial Advisor. The board considered the financial presentation and opinion, dated March 24, 2021, of Johnson Rice to the board as to the fairness, from a financial point of view and as of such date, of the merger consideration to be received by holders of Company common stock pursuant to the merger agreement, which opinion was based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as further described under the heading “The Merger—Opinion of the Company’s Financial Advisor” beginning on page 34.

•	Likelihood of Completion. The board considered that the proposed merger was likely to be consummated, in light of, among other things:

•	OmniCable’s obligation to use reasonable best efforts to consummate the merger;

•	the Company’s right, pursuant and subject to the merger agreement, to seek specific performance to cause closing to occur if the closing conditions are satisfied;

•	the fact that the proposed merger is not subject to a financing condition and that OmniCable and its parent companies have the financial resources to pay the merger consideration; and

•	the limited conditions to closing contained in the merger agreement, which the board believes are reasonable and will be satisfied.

•	Rights to Actively Solicit Alternative Takeover Proposals during the “Go-Shop” Period, Receive Alternative Takeover Proposals and Change the Board’s Recommendation. The board of directors considered the terms of the merger agreement relating to its ability to actively solicit and respond to unsolicited takeover proposals, and the other terms of the merger agreement, including:

•	the board’s right, pursuant to a 30-day “go-shop” period beginning on March 24, 2021, and continuing until 11:59 p.m., Eastern Time, on April 24, 2021, to solicit alternative takeover proposals from, and participate in discussions and negotiations with, third parties regarding any alternative takeover proposals (see the section entitled “The Merger Agreement—The ‘Go-Shop’ Period—Solicitation of Other Takeover Proposals”);

•	the Company’s right, subject to certain conditions, to provide information in response to, and to discuss and negotiate, certain unsolicited takeover proposals made during the “no-shop” period and before the Company stockholder approval is received (see the section entitled “The Merger Agreement—The ‘No-Shop’ Period—No Solicitation of Other Takeover Proposals”);

•	the Company’s right to terminate the merger agreement prior to receiving the Company stockholder approval in order to enter into an alternative acquisition agreement, subject to paying OmniCable a termination fee of $4 million, which amount the board believes is reasonable, in light of the size of the transaction and the range of termination fees in comparable transactions, and would not preclude or substantially impede a possible competing proposal (see the sections entitled “The Merger Agreement—The ‘Go-Shop’ Period—Solicitation of Other Takeover Proposals” and “—The ‘No-Shop’ Period—No Solicitation of Other Takeover Proposals”); and

•	the board’s ability to change its recommendation in favor of the merger prior to receiving the Company stockholder approval in specified circumstances relating to a superior proposal, subject to OmniCable’s right to terminate the merger agreement and receive payment of a $4 million termination fee (see the sections entitled “The Merger Agreement—Change in Board Recommendation,” “—Termination of the Merger Agreement” and “—Expenses; Termination Fee”).

•	Opportunity for Stockholders to Vote. The board also considered the fact that the merger would be subject to the approval of the Company’s stockholders, who would be free to evaluate the merger and vote for or against the adoption of the merger agreement at the special meeting. The board considered that the stockholder vote would follow a 30-day “go-shop” period during which the board could solicit competing proposals.

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•	Opportunity for Appraisal of Shares. The board also considered the fact that stockholders who do not vote in favor of the adoption of the merger agreement will have the right to demand appraisal of the fair value of their shares under Delaware law (see the section entitled “The Merger—Appraisal Rights”).

In the course of its deliberations, the board also considered certain risks and other potentially negative factors concerning the transactions contemplated by the merger agreement, including:

•	the risks related to the announcement and pendency of the merger, including the potential impact on the Company’s employees and its relationships with existing and prospective customers, vendors and business partners;

•	that the Company’s stockholders will have no ongoing equity participation in the Company following the merger, and that such stockholders will therefore cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the Company common stock following the merger;

•	the provisions of the merger agreement that restrict, after the go-shop period, the Company’s ability to solicit or participate in discussions or negotiations regarding alternative takeover proposals, subject to certain exceptions, and that restrict the Company from entering into alternative acquisition agreements;

•	the possibility that the merger will not be completed in a timely manner or at all for any reason, as well as the risks and costs to the Company if the merger is not completed or if there is uncertainty about the likelihood, timing or effects of completion of the merger, including uncertainty about the effect of the merger on the Company’s employees, existing and prospective customers, suppliers, business partners and other third parties, which could impair the Company’s ability to attract, retain and motivate key personnel and could cause third parties to seek to terminate, change or not enter into business relationships with the Company, as well as the risk of diverting management and employee attention from ongoing business operations as a result of the merger, and the effect on the trading price of Company common stock if the merger agreement is terminated or the merger is not completed for any reason;

•	the merger agreement’s customary restrictions on the conduct of the Company’s business before completion of the merger, generally requiring the Company to use commercially reasonable efforts to conduct its business in all material respects in the ordinary course of business and prohibiting the Company from taking specified actions, which could delay or prevent the Company from undertaking certain business opportunities that arise pending completion of the merger;

•	the possibility that the Company could be required under the terms of the merger agreement to pay a termination fee of $4 million under certain circumstances, and that such termination fee could discourage other potential bidders from making a competing proposal to acquire the Company;

•	the decision not to conduct a formal pre-signing market check prior to the signing of the merger agreement to solicit interest from alternative bidders;

•	that the receipt of cash by stockholders in exchange for their shares of Company common stock pursuant to the merger will be a taxable transaction to such stockholders for U.S. federal income tax purposes; and

•	that some of the Company’s directors and executive officers have interests that may be different from, or in addition to, the interests of Company stockholders generally.

The board concluded that the potentially negative reasons associated with the proposed merger were outweighed by the potential benefits that it expected Company stockholders would receive as a result of the proposed merger, including the belief that the proposed merger would maximize the value received by Company stockholders and eliminate the risks and uncertainties affecting the future prospects of the Company as a stand-alone company.

The foregoing discussion of the information and factors considered by the board is not intended to be exhaustive but includes the material factors considered by the board. In view of the wide variety of factors considered in connection with its evaluation of the proposed merger and the complexity of this matter, the board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The board did not undertake to make any specific determination as to whether, or to what extent, any factor or any particular aspect of any factor, supported or did not

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support its ultimate determination. The board based its recommendation on its consideration of the totality of the information presented to it, including the factors described above.

Financial Projections Prepared by the Company’s Management

The Company does not, as a matter of course, make public projections as to future performance or earnings due to, among other things, the inherent difficulty of predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may not be realized. In the normal course of its business, the Company’s management regularly prepares, and the board approves, a budget for the upcoming fiscal year, but the Company does not publicly disclose its anticipated financial position or expected financial results.

In connection with negotiation of the merger consideration and the terms of the proposed merger, the Company provided to OmniCable the Company’s budget for fiscal 2021, which had been prepared as the basis for the Company’s incentive compensation programs for 2021. In connection with Johnson Rice’s financial analysis, the Company’s management prepared financial forecasts for fiscal years 2021 through 2025, reflecting management’s best estimate of future performance (the “medium case”), as well as a “low case” reflecting performance approximately 5% below the medium case, and a “high case” reflecting performance at a level consistent with the 2021 budget (such forecasts are collectively referred to in this proxy statement as the “Company Projections”). The Company Projections were prepared assuming the Company’s continued operation on a stand-alone basis.

None of the Company Projections was intended for public disclosure. A summary of the Company Projections is included in this proxy statement only because the Company Projections were made available to the board and Johnson Rice, and a portion of the Company Projections was made available to OmniCable. The inclusion of the Company Projections in this proxy statement does not constitute an admission or representation by the Company or any other person that the Company Projections or the information contained therein is material.

The Company Projections are unaudited and were not prepared with a view toward public disclosure or compliance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles as applied in the U.S. (or “GAAP”) or the published guidelines of the SEC regarding projections and the use of non-GAAP financial measures. Neither the Company’s independent registered public accounting firm nor any other independent accountant has compiled, examined or performed any procedures with respect to the Company Projections or expressed any opinion or any other form of assurance on the Company Projections or their achievability. The Company’s independent registered public accounting firm assumes no responsibility for, and disclaims any association with, the Company Projections.

In the view of the Company’s management, the Company Projections were prepared on a reasonable basis reflecting management’s best available estimates and judgments regarding the Company’s future financial performance at the time of their preparation. The Company Projections are not facts and should not be relied upon as necessarily predictive of actual future results. You are cautioned not to place undue reliance upon the Company Projections. Some or all of the assumptions that have been made in connection with the preparation of the Company Projections may have changed since the date the Company Projections were prepared. None of the Company, its financial advisors, OmniCable or any other person makes any representation to any Company stockholder regarding the validity, reasonableness, accuracy or completeness of the Company Projections or the ultimate performance of the Company relative to the Company Projections. Except as required by applicable law, the Company does not intend to, and disclaims any obligation to, update, correct or otherwise revise the Company Projections if any or all of them have changed or change or otherwise have become, are or become inappropriate (even in the short term). These considerations should be taken into account if evaluating the Company Projections, which were prepared as of an earlier date.

The Company Projections do not reflect changes in general business or economic conditions since the time they were prepared, changes in the Company’s business or prospects or any other transactions or events that have occurred or that may occur and that were not anticipated at the time the Company Projections were prepared, and the Company Projections are not necessarily indicative of current values or predictive of future performance, which may be significantly more favorable or less favorable than as set forth therein, and should not be regarded as a representation that the financial forecasts, projected results or other estimates and assumptions therein will be achieved.

Because the Company Projections reflect subjective judgment in many respects, they are susceptible to multiple interpretations and frequent revisions based on actual experience and business developments. The Company Projections also cover multiple fiscal years, and such information by its nature becomes less predictive with each succeeding fiscal year. The Company

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Projections constitute forward-looking information and are subject to a wide variety of significant risks and uncertainties that could cause the actual results to differ materially from the projected results, including, without limitation, the factors described in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on March 25, 2021, and in the Company’s other public filings with the SEC. For additional information on factors that may cause the Company’s future financial results to materially vary from the projected results summarized below, see the section entitled “Cautionary Statement Regarding Forward-Looking Statements.” Accordingly, there can be no assurance that the projected results summarized below will be realized or that actual results will not differ materially from the projected results summarized below, and the Company Projections cannot be considered a guarantee of future operating results and should not be relied upon as such. No representation is made by the Company or any of its affiliates, advisors or other representatives or any other person to any Company stockholder or any other person regarding the actual performance of the Company compared to the results included in the Company Projections or otherwise.

The Company Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC. For a more detailed description of the information available, see the section entitled “Where You Can Find More Information,” on page 74. The Company Projections do not take into account any circumstances or events occurring after the date they were prepared, including the effect of the merger and related matters. Further, the Company Projections do not take into account the effect of any failure of the merger to be consummated and should not be viewed in any manner in that context.

The Company Projections reflect various estimates, assumptions and methodologies of the Company, all of which are difficult to predict and many of which are beyond the Company’s control, including, among others, assumptions with respect to industry performance, general business, economic, regulatory, litigation, market and financial conditions, commodity metals prices, the expected benefits of the Company’s recent investments in pricing analytics and optimization of its inventory profile and location and other matters specific to the Company’s businesses.

In addition, the EBITDA and EBITDA margin amounts included in the table below are non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from or as a substitute for financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled financial measures used by other companies. Furthermore, the non-GAAP metrics are not reconciled to GAAP metrics.

The following tables present selected elements of the Company Projections.

LOW CASE
$ in 000s, except per share amounts	2021	2022	2023	2024	2025
Sales	$231,800	$234,118	$236,460	$238,824	$241,212
Gross profit	$54,040	$54,996	$55,757	$56,526	$57,521
Gross profit margin	23.3%	23.5%	23.6%	23.7%	23.8%
EBITDA(1)	$7,040	7,526	$7,813	$8,102	$8,613
EBITDA margin(2)	3.0%	3.2%	3.3%	3.4%	3.6%
Net income	$2,833	$3,203	$3,423	$3,649	$4,057
Earnings per share (diluted)	$0.16	$0.19	$0.20	$0.21	$0.24
Cash flow(3)	$5,933	$6,334	$6,585	$6,842	$7,282
Cash flow per share (diluted)	$0.35	$0.37	$0.38	$0.40	$0.42

MEDIUM CASE
$ in 000s, except per share amounts	2021	2022	2023	2024	2025
Sales	$244,000	$247,660	$251,375	$255,146	$258,973
Gross profit	$57,192	$58,708	$59,811	$60,934	$61,848
Gross profit margin	23.4%	23.7%	23.8%	23.9%	23.9%
EBITDA(1)	$9,782	10,587	$10,968	$11,358	$11,528
EBITDA margin(2)	4.0%	4.3%	4.4%	4.5%	4.5%
Net income	$4,975	$5,627	$5,958	$6,304	$6,483
Earnings per share (diluted)	$0.29	$0.33	$0.35	$0.37	$0.38
Cash flow(3)	$8,125	$8,825	$9,204	$9,598	$9,827
Cash flow per share (diluted)	$0.47	$0.51	$0.54	$0.56	$0.57

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HIGH CASE
$ in 000s, except per share amounts	2021	2022	2023	2024	2025
Sales	$255,651	$262,043	$268,594	$275,309	$282,192
Gross profit	$61,060	$62,587	$64,152	$65,755	$67,400
Gross profit margin	23.9%	23.9%	23.9%	23.9%	23.9%
EBITDA(1)	$13,289	13,621	$13,962	$14,311	$14,670
EBITDA margin(2)	5.2%	5.2%	5.2%	5.2%	5.2%
Net income	$7,727	$8,022	$8,345	$8,685	$9,038
Earnings per share (diluted)	$0.45	$0.47	$0.49	$0.51	$0.53
Cash flow(3)	$10,921	$11,296	$11,701	$12,125	$12,563
Cash flow per share (diluted)	$0.64	$0.66	$0.68	$0.71	$0.73

(1)	EBITDA is calculated as net income plus interest, income taxes, depreciation and amortization.
(2)	EBITDA margin is EBITDA divided by sales.
(3)	Cash flow is calculated as net income plus depreciation and amortization.

Opinion of the Company’s Financial Advisor

Opinion

The Company retained Johnson Rice to act as the financial advisor to the Company’s board of directors in connection with the proposed merger. Johnson Rice is an internationally recognized investment banking firm that specializes in the energy, infrastructure and industrial sectors and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, initial public offerings, secondary distributions of listed and unlisted securities and private placements. HWCC selected Johnson Rice to act as financial advisor to the Company’s board of directors in connection with the merger based on Johnson Rice’s qualifications, expertise and reputation, its involvement in recent transactions involving HWCC, and its knowledge of the business and affairs of the Company.

On March 24, 2021, Johnson Rice delivered to the Company’s board of directors a written opinion to the effect that, based on and subject to various assumptions and limitations described in its opinion, as of March 24, 2021, the $5.30 per share of Company common stock in cash to be received by the stockholders of the Company as set forth in the merger agreement (other than for dissenting shares, treasury shares, and shares of Company common stock owned by HWCC, OmniCable and their respective subsidiaries) is fair, from a financial point of view, to such holders.

The full text of Johnson Rice’s written opinion to the Company’s board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B hereto and is incorporated by reference herein in its entirety. The following summary of Johnson Rice’s opinion is qualified in its entirety by reference to the full text of the opinion. Johnson Rice delivered its opinion to the Company’s board of directors for the benefit and use of the Company’s board of directors (in its capacity as such) in connection with and for purposes of its evaluation of the consideration to be received by the stockholders of the Company in the merger from a financial point of view. Johnson Rice’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder of the Company as to how any such stockholder should vote or act in connection with the proposed merger.

In connection with rendering its opinion, Johnson Rice:

•	reviewed the draft merger agreement dated as of March 21, 2021 and the draft final version of the merger agreement dated as of March 24, 2021;

•	reviewed the financial statements and other publicly available information concerning HWCC, including a draft of HWCC’s Annual Report on Form 10-K for the period ended December 31, 2020 (10-K information for the most recent year was preliminary as HWCC had not yet filed the document); Annual Reports on Form 10-K for each of the years in the three-year period ended December 31, 2019; HWCC’s Quarterly Reports on Form 10-Q for each of the quarters in the three-year period ended September 30, 2020; and HWCC’s Current Reports on Form 8-K filed over the preceding two years;

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•	reviewed certain other internal information, primarily financial in nature, which was provided to Johnson Rice by HWCC, relating to HWCC, including internal financial forecasts prepared by management of HWCC;

•	reviewed certain publicly available information concerning the trading of, and the trading market for, the Company common stock;

•	reviewed certain publicly available information with respect to certain other companies that Johnson Rice believed to be comparable to HWCC and the trading markets for certain of such companies’ securities;

•	reviewed certain publicly available information, or noted the lack thereof, concerning the estimates of the future operating and financial performance of HWCC and the comparable companies prepared by industry experts unaffiliated with HWCC;

•	reviewed certain publicly available information concerning the nature and terms of certain other transactions Johnson Rice considered relevant to its analysis;

•	met with certain officers and employees of HWCC to discuss the foregoing and other matters that Johnson Rice believed relevant to its analysis; and

•	considered such other information, financial studies, analyses and investigations, and financial, economic and market criteria that Johnson Rice deemed relevant.

In arriving at its opinion, Johnson Rice did not independently verify (and did not assume any responsibility or liability for independently verifying) any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts, the Company’s management informed Johnson Rice, and Johnson Rice assumed, that such financial forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Company. Johnson Rice also assumed that the execution versions of the transaction documents, including the merger agreement, would be substantially the same as the drafts of such documents that Johnson Rice reviewed and that the merger would be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions. Johnson Rice also assumed that the representations and warranties made by the Company and OmniCable in the transaction documents, including the merger agreement, were and will be true and correct in all respects material to its analysis. Johnson Rice also assumed that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the merger agreement, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the receipt of the merger consideration by the stockholders of the Company. Johnson Rice is not a legal, tax or regulatory advisor and has relied upon, without independent verification, the assessment of the Company and its legal, tax and regulatory advisors with respect to such matters. Johnson Rice did not perform any tax analysis, nor was Johnson Rice furnished with any such analysis. Johnson Rice did not conduct, and was not provided with, any valuation or appraisal of any assets or liabilities, nor did it evaluate the solvency of the Company or OmniCable under any state or federal laws relating to bankruptcy, insolvency or similar matters.

In conducting its analysis and arriving at its opinion, Johnson Rice considered such financial and other factors as Johnson Rice deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of the Company; (ii) the business prospects of the Company; (iii) the historical and current market for the Company common stock and for the equity securities of certain other companies believed to be comparable to the Company; and (iv) the nature and terms of certain other acquisition transactions that Johnson Rice believes to be relevant, including premiums paid, if any, in such other acquisition transactions. Johnson Rice also took into account its assessment of general economic, market and financial conditions and its experience in connection with similar transactions and securities’ valuation generally. Johnson Rice’s opinion necessarily is based upon conditions as they existed and could be evaluated on, and on the information made available at, March 24, 2021. Events occurring after such date may affect Johnson Rice’s opinion and the assumptions used in preparing it, and Johnson Rice does not assume any obligation to update, revise or reaffirm its opinion.

Johnson Rice’s opinion is for the information of the Company’s board of directors only. Johnson Rice’s opinion does not address the Company’s underlying business decision to pursue the merger or the relative merits of the merger as compared to any alternative business strategies or transactions that might exist for the Company. Johnson Rice’s opinion does not constitute a recommendation as to how any holder of Company common stock should vote on the merger or any matter relating thereto. In addition, Johnson Rice was not asked to address, and its opinion did not address, the fairness to, or any other consideration

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of, the holders of any class of securities, creditors or other constituencies of the Company, other than holders of the Company common stock (other than dissenting shares, treasury shares, and shares of HWCC owned by HWCC, OmniCable and their respective subsidiaries). Johnson Rice expressed no opinion as to the price at which the Company common stock will trade at any time. Johnson Rice did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of the Company’s officers, directors or employees, or any class of such persons, in connection with the merger relative to the consideration to be received by holders of the Company common stock. Johnson Rice’s opinion was authorized by the Fairness Committee of Johnson Rice.

The following represents a brief summary of the material financial analyses presented by Johnson Rice to the Company’s board of directors in connection with Johnson Rice’s opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Johnson Rice. The order of analyses described does not represent the relative importance or weight given to those analyses by Johnson Rice. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Johnson Rice’s financial analyses. Considering the summary data and tables alone without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Johnson Rice. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 24, 2021 and is not necessarily indicative of current market conditions.

Company Financial Analysis. Johnson Rice reviewed the Company’s historical financial performance including the Company’s historical balance sheets, historical free cash flow results, and historical revenue, EBITDA, diluted cash flow per share and diluted earnings per share. Johnson Rice also used and relied upon certain financial forecasts prepared on a stand-alone basis by the Company’s management, and approved for Johnson Rice’s use by the Company, which are referred to as the Low Case, Medium Case and High Case. Johnson Rice noted HWCC’s actual historic earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, for the period 2016-2020 averaged $6.5 million, versus the forecasts of average EBITDA for the period 2021-2025 of $7.8 million for the Low Case, $10.9 million for the Medium Case and $14.0 million for the High Case.

Selected Public Company Analysis. Johnson Rice reviewed certain financial information of HWCC and compared it to corresponding financial information of certain publicly traded companies that Johnson Rice selected, based on its experience and professional judgment (which are referred to as the “selected HWCC companies” in this summary of Johnson Rice’s opinion). Although none of the selected HWCC companies is directly comparable to HWCC, the companies listed below were chosen by Johnson Rice because, among other reasons, they are publicly traded companies with certain operational, business and/or financial characteristics that, for purposes of Johnson Rice’s analysis, may be considered similar to those of HWCC. However, because none of the selected HWCC companies is directly comparable to HWCC, Johnson Rice believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected public company analysis. Accordingly, Johnson Rice also made qualitative judgments, based on its experience and professional judgment, concerning differences between the operational, business and/or financial characteristics of HWCC and the selected HWCC companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis.

Using publicly available information obtained from SEC filings and other data sources as of March 24, 2021, Johnson Rice calculated, for each selected HWCC company, such company’s enterprise value (calculated as the public equity value plus the book value of debt and certain liabilities less cash and cash equivalents, as a multiple of Wall Street research analyst consensus estimated EBITDA) for calendar year 2021 and 2022. Such multiple is referred to, with respect to the selected HWCC companies, as the “2021 and 2022 EV/ EBITDA Multiple.”

For comparison to HWCC, Johnson Rice calculated the Company’s enterprise value (calculated as the public equity value of HWCC for “HWCC – Current”, and calculated using the $5.30 per share as set forth in the merger agreement times the fully diluted shares outstanding as the equity value for “HWCC - $5.30 Offer”) plus the book value of debt and certain liabilities less cash and cash equivalents) as a multiple of the Medium Case forecast provided by management.

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The below table summarizes the Selected Public Company Analysis:

Selected HWCC Companies	2021 EV / EBITDA Multiple		2022 EV/EBITDA Multiple
WESCO International, Inc.	10.6	x	9.5	x
Rexel SA	7.5	x	7.0	x
DXP Enterprises, Inc.	13.5	x	9.3	x
Lawson Products, Inc.	11.1	x	9.8	x
Mean	10.7	x	8.9	x
HWCC – Current	9.0	x	8.3	x
HWCC - $5.30 Offer	11.7	x	10.8	x

Selected Transactions Analysis. Johnson Rice analyzed certain information relating to seven selected industrial supply and distribution businesses occurring since 2018. Three of the seven businesses involved wire and cable focused businesses and four of the seven were businesses involved in the broader industrial supply and distribution businesses. For each of the selected transactions, as well as for the transaction contemplated by the merger agreement, Johnson Rice calculated and compared the ratio of the transaction value to the projected forward annual EBITDA and last twelve months EBITDA at the time of the transaction.

For comparison to HWCC, Johnson Rice calculated the Company’s enterprise value (calculated as the public equity value for HWCC for “HWCC – Current”, and calculated using the $5.30 per share as set forth in the merger agreement times the fully diluted shares outstanding as the equity value for “HWCC - $5.30 Offer”) plus the book value of debt and certain liabilities less cash and cash equivalents) as a multiple of HWCC’s 2020 estimated EBITDA based on the draft 10-K for the year ended December 31, 2020 for “LTM EBITDA”, and using HWCC’s Medium Case forecast for 2021 “Forward EBITDA.”

The following table summarizes this analysis:

Date Announced	Target	Acquirer	EV/LTM EBITDA Multiple		EV/Forward EBITDA Multiple

November 2020	HD Supply Holdings, Inc.	The Home Depot, Inc.	11.2	x	14.5	x

November 2020	Foundation Building Materials, Inc.	American Securities LLC	7.4	x	8.5	x

September 2020	Windy City Wire Cable & Technology (Wire and Cable Transaction)	Diploma Plc	8.0	x	NA

December 2019	Anixter International, Inc. (Wire and Cable Transaction)	WESCO International, Inc.	10.6	x	9.6	x

June 2019	Kaman Corporation (Distribution Segments)	Littlejohn & Company, LLC	10.4	x	NA

March 2019	International Wire Group Holdings, Inc. (Wire and Cable Transaction)	Atlas FRM LLC	7.1	x	NA

September 2018	Nexeo Solutions, Inc.	Univar, Inc.	9.5	x	8.1	x

Mean			9.2	x	10.2	x
HWCC - Current			109.1	x	9.0	x
HWCC - $5.30 Offer			141.4	x	11.7	x

Discounted Cash Flow Analysis. Johnson Rice performed a discounted cash flow analysis of HWCC based on its management’s projections and the calculations of risk adjusted, after-tax unlevered free cash flows. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset or set of assets by calculating the “present value” of estimated future cash flows of the asset or set of assets. “Present value” refers to the current value of future cash flows and is obtained by discounting those future cash flows by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

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In performing this analysis, Johnson Rice calculated an implied per share equity range for the shares of Company common stock by discounting to present value as of December 31, 2020 using discount rates ranging from 7.5% to 10.3% (reflecting Johnson Rice’s analysis of the Company’s weighted average cost of capital, which was calculated using the Capital Asset Pricing Model and based on considerations that Johnson Rice deemed relevant in its professional judgment and experience, taking into account certain metrics including, but not limited to, beta, risk-free rate and market risk premium), the forecasted unlevered free cash flows of HWCC based on HWCC’s projections during the period beginning the first quarter of 2021 and ending in December 2025. The implied terminal value of HWCC at the end of the forecast period was estimated by using the terminal multiple method and used a terminal multiple range of 7.6x to 9.6x on projected 2025 EBITDA or the final projection year. That terminal value was then discounted back from fiscal year 2025.

This analysis resulted in implied per share values ranging from $2.07 – $3.39 in the “Low Case” scenario, $3.36 – $5.13 in the “Medium Case” scenario, and $4.72 – $6.98 in the “High Case” scenario.

Historical Trading Range Analysis. Johnson Rice reviewed the $5.30 price reflected in the merger agreement versus the historical average trading range of the Company common stock as of March 17, 2021 for the previous six-month period of $3.11, for the previous one-year period of $2.78, for the previous three-year period of $4.86 and for the previous five-year period of $5.40.

Transaction Premium Analysis. Johnson Rice also analyzed the financial consideration to be received by the stockholders of the Company as set forth in the merger agreement in relation to the historical market closing prices and average prices of the Company common stock and the historical average market closing prices of the shares over different time periods.

This analysis indicated that the price per share of Company common stock to be paid to stockholders of the Company pursuant to the merger agreement represented:

•	A premium of 40.2% relative to the closing market price as of March 19, 2021;

•	A premium of 32.8% relative to the closing price 10-trading days prior to March 19, 2021;

•	A premium of 39.3% relative to the 10-trading day average market closing price through March 19, 2021;

•	A premium of 39.1% relative to the closing price 30-trading days prior to March 19, 2021;

•	A premium of 33.2% relative to the 30-trading day average market closing price through March 19, 2021;

•	A premium of 103.8% relative to the closing price 60-trading days prior to March 19, 2021;

•	A premium of 48.0% relative to the 60-trading day average market closing price through March 19, 2021;

•	A premium of 92.0% relative to the closing price 90-trading days prior to March 19, 2021;

•	A premium of 61.0% relative to the 90-trading day average market closing price through March 19, 2021;

•	A premium of 109.5% relative to the closing price 180-trading days prior to March 19, 2021;

•	A premium of 78.1% relative to the 180-trading day average market closing price through March 19, 2021;

•	A premium of 158.5% relative to the closing price one-year prior to March 19, 2021;

•	A premium of 90.2% relative to the one-year average market closing price through March 19, 2021;

•	A discount of 11.2% relative to the closing price two-years prior to March 19, 2021;

•	A premium of 43.1% relative to the two-year average market closing price through March 19, 2021;

•	A discount of 26.9% relative to the closing price three-years prior to March 19, 2021; and

•	A premium of 9.3% relative to the three-year average market closing price through March 19, 2021.

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Relative Trading Analysis—Return on $100 Invested. Johnson Rice also analyzed historical relative trading performance of the Company common stock using the current value of $100 invested since March 1, 2020 compared to the S&P 600, S&P 500, S&P 600 Industrials, S&P 600 Trading Companies & Distributors and a composite of the industrial distribution and wholesaler industry peer group. The comparable company averages consisted of Veritiv Corp.; WESCO International; Watsco, Inc.; Arrow Electronics; Applied Industrial Technologies; Rexel SA; LKQ Corporation; Reliance Steel & Aluminum; MSC Industrial Direct; W.W. Grainger Inc.; Lawson Products; Fastenal Company; Genuine Parts Company; DXP Enterprises; and MRC Global. The following table summarizes this analysis based on prices as of March 17, 2021:

Value of $100 Invested:	S&P 500	S&P 600	S&P 600 Industrials	S&P 600 Trading Companies & Distributors	Peer Composite	HWCC
March 1, 2020 through March 17, 2021	$135	$156	$155	$144	$176	$113

Johnson Rice also analyzed 561 public-to-public deals announced since January 1, 2010 that had transaction values between $100 and $500 million and compared the transaction premium of the HWCC $5.30 per share as set forth in the merger agreement versus the premiums/discounts paid on the 561 transactions.

The below table compares the HWCC transaction premiums at 10, 30, 60, and 90 days prior to transaction announcement and compares those premiums to the average transaction premiums / discounts from 561 transactions broken into percentiles:

Time	HWCC Premium at $5.30	10th Percentile	20th Percentile	30th Percentile	40th Percentile	50th Percentile	60th Percentile	70th Percentile	80th Percentile	90th Percentile
10-Days	33%	5%	13%	19%	26%	32%	41%	49%	61%	94%
30-Days	39%	5%	14%	22%	29%	34%	44%	54%	70%	103%
60-Days	104%	3%	14%	21%	28%	35%	43%	55%	69%	104%
90-Days	92%	-3%	12%	23%	30%	40%	50%	63%	79%	116%

Other Analysis. Johnson Rice also analyzed market information that addressed various factors that affect the Company’s business. The analysis included a review of the Company’s direct competitors and recent acquisitions in the sector that impact the Company’s ability to sustain revenue levels and profitability. Johnson Rice’s analysis also included credit profiles and EBITDA margins of companies in the industrial distribution and wholesaler markets. Johnson Rice relied upon information from various sources, including, but not limited to: FactSet, Bloomberg, public SEC filings, conference call transcripts, press releases and corporate presentations of industrial distribution and wholesaler companies.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by Johnson Rice to the Company’s board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by Johnson Rice in connection with its opinion. The presentation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial analysis should not rely on partial analysis or summary description. Johnson Rice believes that its analyses summarized above must be considered as a whole. Johnson Rice further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Johnson Rice’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, Johnson Rice considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The estimates of the future performance of the Company in or underlying Johnson Rice’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Johnson Rice’s analyses. These analyses were prepared solely as part of Johnson Rice’s analysis of the fairness, from a financial point of view, of the merger consideration and were provided to the Company’s board of directors in connection with the delivery of Johnson Rice’s opinion. The analyses

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do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Johnson Rice’s view of the actual values of the Company.

The type and amount of consideration payable in the merger were determined through negotiations between the Company and OmniCable and were approved by the Company’s board of directors. The decision to enter into the merger agreement was solely that of the Company’s board of directors. As described above, Johnson Rice’s opinion and analyses were only one of many factors considered by the Company’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the Company’s board of directors or management with respect to the merger or the consideration.

Pursuant to an engagement letter dated March 17, 2021, the Company retained Johnson Rice as its fairness opinion provider in connection with, among other things, the proposed transaction. Under the terms of the engagement letter, the Company became obligated to pay Johnson Rice a fee in the amount of $400,000 upon delivery of Johnson Rice’s fairness opinion, which is attached as Annex B hereto. Johnson Rice’s fee was payable whether the fairness opinion was favorable or not and is not in any way contingent upon the consummation of the transaction. The Company has agreed to indemnify Johnson Rice for certain liabilities that may arise out of its engagement and to reimburse it for its expenses arising out of or relating to its engagement. In the past, Johnson Rice has provided investment banking and financial advisory services to the Company, for which it received compensation. Within the past two years, Johnson Rice has acted as an advisor to the Company. In the past, Johnson Rice has not provided investment banking or financial advisory services to OmniCable or DFH. Johnson Rice may in the future provide financial advice and services, to the Company, OmniCable and their respective affiliates, for which it would expect to receive compensation.

In the ordinary course of Johnson Rice’s business, Johnson Rice actively trades debt and equity securities for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in securities of the Company.

Interests of Directors and Executive Officers in the Merger

Members of the board and the Company’s executive officers have various interests in the merger described in this section that may be in addition to, or different from, the interests of the Company stockholders generally. You should keep this in mind when considering the recommendation of the Board “FOR” the adoption of the merger agreement. The members of the board were aware of these interests and considered them at the time they approved the merger agreement and in making their recommendation that Company stockholders adopt the merger agreement. These interests are described below.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions, as well as those described in the footnotes to the table in the section entitled “Golden Parachute Compensation” below were used:

•	the relevant price per share of Company common stock is $5.30 per share, which is the fixed price per share to be received by our stockholders in respect of their shares of Company common stock in connection with the merger;

•	the effective time of the merger is June 15, 2021, which is the assumed date of the effective time of the merger solely for purposes of the disclosure in this section (the “assumed effective time”); and

•	the employment of each executive officer of the Company is terminated without “cause” or due to the executive officer’s resignation for “good reason” (as each such term is defined in the applicable plan and/or agreement), in each case, immediately following the assumed effective time.

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Treatment of Outstanding Equity Awards

The merger agreement provides that, with respect to all stock options and restricted stock, restricted stock unit and performance stock unit awards under the Company’s equity plans, and all stock units outstanding under the Company’s Nonemployee Director Deferred Compensation Plan, and held by the Company’s executive officers and directors, as a result of the merger:

•	each outstanding stock option will be cancelled without any payment therefor, since the exercise price of all outstanding stock options exceeds the amount of the merger consideration;

•	each outstanding share of restricted stock will immediately vest in full and become free of restrictions and be converted into the right to receive the merger consideration;

•	each outstanding restricted stock unit award, whether or not vested, will be cancelled and converted into the right to receive an amount in cash equal to (i) the number of shares of Company common stock subject to such award times (ii) the merger consideration;

•	each outstanding performance stock unit award, whether or not vested, will be cancelled and converted into the right to receive an amount in cash equal to (i) the number of shares of Company common stock subject to such award, assuming that 100% of the applicable target had been achieved, times (ii) the merger consideration; and

•	each outstanding stock unit under the Company’s Nonemployee Directors’ Deferred Compensation Plan (“deferred stock units”) will be cancelled and converted into the right to receive an amount in cash equal to (i) the number of shares of Company common stock subject to such unit times (ii) the merger consideration.

Treatment of Outstanding Equity Awards—Summary Tables

Non-Employee Directors. All outstanding restricted stock unit awards held by non-employee directors are vested and, under the terms of the applicable award agreements, each holder thereof is entitled to receive a number of shares of Company common stock equal to the number of restricted stock units within 30 days after such non-employee director’s termination of service on the board. All outstanding deferred stock units held by non-employee directors electing to participate in the Nonemployee Directors’ Deferred Compensation Plan also are vested and, under the terms of such plan, each holder thereof is entitled to receive a number of shares of Company common stock equal to the number of deferred stock units at the time designated in such non-employee director’s election or, if no time was designated, the January 31 following such director’s termination of service on the board. The following table sets forth the outstanding restricted stock unit awards and deferred stock units held by each of the Company’s non-employee directors as of the assumed effective time and the estimated value of such awards.

Non-Employee Director Equity Summary Table

Non-Employee Director	Number of Restricted Stock Units (#)	Value of Restricted Stock Units ($)	Number of Deferred Stock Units (#)	Value of Deferred Stock Units ($)
Roy W. Haley	25,316	134,175	57,048	302,354
Margaret S. Laird	9,820	52,046	0	0
David Nierenberg	0	0	0	0
Sandford W. Rothe	14,770	78,281	0	0
William H. Sheffield	54,557	289,152	11,507	60,987
G. Gary Yetman	51,428	272,568	0	0

Executive Officers. All stock options held by the each of the Company’s executive officers are fully vested; however, the exercise price of all outstanding stock options is in excess of the amount of the merger consideration, so all such stock options are without value. Under the terms of the merger agreement, at the effective time the following number of outstanding stock options held by each of the executive officers will be cancelled without payment: Mr. Pokluda - 72,910 and Mr. Davis – 5,000. Mr. Zurovchak does not hold any outstanding stock options.

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The following table sets forth the unvested restricted stock, restricted stock unit and performance stock unit awards held by each executive officer as of the assumed effective time and the estimated value of such awards.

Executive Officer Unvested Restricted Stock, Restricted Stock Unit and
Performance Stock Unit Awards Summary Table

	Number of Shares of Restricted Stock (#)	Value of Restricted Stock ($)	Number of Restricted Stock Units (#)	Value of Restricted Stock Units ($)	Number of Performance Stock Units (#)	Value of Performance Stock Units ($)
James L. Pokluda III*	318,212	1,686,524	0	0	52,910	280,423
Eric W. Davis	61,142	324,053	2,051	10,870	0	0
Jerry M. Zurovchak	2,604	13,801	0	0	0	0

*	Also a director of the Company.

(1)	Each outstanding and unvested Company restricted stock award held by an executive officer will immediately vest in full and be converted into the right to receive an amount in cash equal to (i) the number of shares of Company common stock subject to such award times (ii) $5.30, without interest.

(2)	Each outstanding and unvested Company performance stock unit award held by an executive officer will be cancelled and converted into the right to receive an amount in cash equal to (i) the number of shares of Company common stock subject to such award, assuming that 100% of the applicable target had been achieved, times (ii) $5.30, without interest.

Change in Control Severance Benefits for Executive Officers

The Company previously entered into employment agreements with Mr. Pokluda and Mr. Davis specifying certain compensation and benefits payable to such named executive officer (i) in the event of a qualifying termination of employment with respect to Mr. Pokluda, and (ii) in the event of a qualifying termination of employment within two years following a change in control with respect to Mr. Davis.

Mr. Pokluda’s employment agreement provides that if within two years following a change in control (as defined in the 2017 Stock Plan), his employment is terminated by the Company without cause (other than for disability) or he terminates his employment for good reason, he will become entitled to (subject to the execution and non-revocation of a general release of claims in favor of the Company): (i) a lump sum cash payment within 10 days after termination equal to the sum of (A) two times his then current base salary plus (B) two times the amount of his incentive bonus for the most recently completed fiscal year and (ii) continued participation in the Company’s health plan for 36 months (provided that COBRA is elected) with the premiums for the first 18 months paid by Mr. Pokluda at active employee rates and premiums for the remainder of the period paid in full by Mr. Pokluda (health coverage ends earlier upon entitlement to other health benefits). The employment agreement also provides that if any excise tax under Section 280G of the Internal Revenue Code (the “Code”) would be triggered by the benefits paid to Mr. Pokluda, and the net after-tax value of the benefits is less than the net after-tax value of the benefits reduced so that no excise tax is payable, then the benefits will be reduced accordingly. Mr. Pokluda’s employment agreement also provides for full vesting of all then unvested equity awards, which will occur in any event in connection with the merger. See the section entitled “The Agreement and Plan of Merger—Treatment of Outstanding Equity Awards and Deferred Compensation” beginning on page 50 for further detail.

Mr. Davis’s employment agreement provides that if within two years following a change in control his employment is terminated by the Company (or its successor) for any reason other than cause or he terminates his employment for good reason, he is entitled to a lump sum cash payment within 10 days after termination equal to the sum of (i) one year of his then current base salary, plus (ii) the amount of his annual bonus for the most recently completed fiscal year.

Pursuant to Mr. Pokluda’s employment agreement and Mr. Davis’s separate non-compete agreement, each executive officer is subject to restrictive covenants related to the non-competition and non-solicitation of our employees and customers, as well as confidentiality covenants and, in the case of Mr. Pokluda, non-disparagement of the Company or any of its officers, directors, employees or agents. The term of the non-compete, non-solicitation and non-disparagement covenants is one year following a termination of employment (two years for Mr. Pokluda if he is receiving severance benefits due to a qualifying termination prior to a change in control), and the term of Mr. Pokluda’s confidentiality covenant is two years following termination of

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employment (indefinitely for trade secrets); Mr. Davis’s confidentiality covenant has no stated term. An executive officer’s breach of any of the above described restrictive covenants entitles the Company to injunctive relief, in addition to any other remedies to which the Company may be entitled.

“Cause” is generally defined in the employment agreements as: (i) a material neglect by the executive of his assigned duties (other than by reason of disability), which continues for 30 days following receipt of written notice from the board; (ii) the commission by the executive of any act of fraud or embezzlement against the Company or any of its affiliates or the commission of any felony or act involving dishonesty; (iii) a material breach by the executive of the confidentiality provisions, non-disclosure restrictions and non-compete/non-solicitation restrictions to which the executive is subject (and, for Mr. Davis, any breach of the Company’s Statement of Business Practice or written policy); (iv) the executive’s commencement of employment with another company while he is an employee of the Company without the prior consent of the board; or (v) solely with respect to Mr. Pokluda’s employment agreement, the commission by the executive of any act of moral turpitude which actually causes financial harm to the Company or any of its affiliates.

“Good reason,” as defined in the employment agreements, generally means voluntary termination of the employment agreement by the executive, if, without his prior consent: (i) the Company relocates its principal executive offices to a location outside the Houston, Texas metropolitan area; (ii) there is a material reduction by the Company in the executive’s responsibilities, duties, authority, title or reporting relationship; or (iii) the Company materially reduces the executive’s base salary or cash bonus opportunity (instead of material reduction in cash bonus opportunity, the definition of good reason in Mr. Pokluda’s agreement also includes an action that adversely affects Mr. Pokluda’s participation in, or materially reduces his benefit under, any benefit plan of the Company in which he is participating); provided that an executive may not terminate employment for good reason unless (x) the executive has given the Company at least 30 days’ prior written notice that he has a basis for a termination for good reason, which notice shall specify the facts and circumstances constituting good reason, and (y) the Company has not remedied such facts and circumstances constituting good reason within such 30-day period. See the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger —Golden Parachute Compensation” below for an estimate of the amounts that would become payable to Mr. Pokluda and Mr. Davis under their respective employment agreements.

Golden Parachute Compensation

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of compensation that each named executive officer could receive that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use that term to describe the merger-related compensation payable to the Company’s named executive officers. For additional details regarding the terms of the payments and benefits described below, see the discussion above. This merger-related compensation is subject to a non-binding advisory vote of the Company stockholders, as set forth in Proposal 2 to this proxy statement. See the section entitled “Proposal 2: Non-Binding Advisory Merger-Related Compensation Proposal” on page 24.

The amounts set forth below are estimates of amounts that would be payable to the named executive officers using the assumptions described above under the section entitled “—Certain Assumptions.” These estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. Some of the assumptions are based on information not currently available, and as a result the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. All dollar amounts set forth below have been rounded to the nearest whole number.

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Golden Parachute Compensation (1)
Name	Cash(2)	Equity(3)	Pension/ NQDC(4)	Perquisites/ Benefits(5)	Tax Reimbursement(6)	Other	Total
James L. Pokluda, III	$1,401,490	$1,966,947	—	$18,248	—	—	$3,386,685
President and Chief Executive Officer
Eric W. Davis	$310,136	$302,370	—	—	—	—	$612,506
Vice President and Chief Financial Officer
Jerry M Zurovchak	—	$13,801	—	—	—	—	$13,801
Senior Vice President and Chief Operating Officer

(1)	The amounts reported in the “Cash” and “Perquisites/Benefits” columns are attributable to double-trigger arrangements (i.e., the amounts are payable following the change in control that will occur upon completion of the merger upon the executive officer’s qualifying termination of employment within two years following the change in control).

(2)	Amounts reflect cash severance benefits under the employment agreements that would be payable in a lump sum, assuming a termination of the named executive officer’s employment (A) by the Company for any reason other than cause or disability or (B) by the executive for good reason, as defined in the employment agreements, in each case, within two years following a change in control and subject to the named executive officer’s execution and non-revocation of a general release of claims in favor of the Company and continued compliance with any applicable restrictive covenants, as follows: (i) two times Mr. Pokluda’s annual base salary or one times Mr. Davis’s annual base salary (Mr. Pokluda $1,133,000; Mr. Davis $265,000), and (ii) two times Mr. Pokluda’s annual incentive bonus for the most recently completed fiscal year or one times such bonus for Mr. Davis (Mr. Pokluda $268,490; Mr. Davis $45,136).

(3)	Amounts reflect the amount to be paid in consideration for the unvested restricted stock awards and cancellation of the outstanding restricted stock unit awards and performance stock unit awards held by each named executive officer, as described in more detail above in the section entitled “Treatment of Outstanding Equity Awards.” Each outstanding and unvested Company restricted stock award will vest as of the effective time and be converted into the right to receive the merger consideration ($5.30), and each restricted stock unit award and performance stock unit award held by a named executive officer will vest as of the effective time and be cancelled in consideration for the per share merger consideration ($5.30). As of the assumed effective time, none of the named executive officers held unvested stock option awards, and, as the exercise price of all vested options is in excess of the amount of the merger consideration ($5.30), all options will be cancelled for no consideration.

(4)	The Company does not maintain a qualified or non-qualified defined benefit plan or a non-qualified deferred compensation plan for employees.

(5)	Amounts reflect payments, as provided for under Mr. Pokluda’s employment agreement, by the Company of the employer portion of premiums to maintain health benefits under COBRA for Mr. Pokluda and his spouse and dependents under the Company’s group health plan, based on the insurance premiums in effect as of the assumed effective time, for a period of 18 months.

(6)	Neither named executive officer is eligible to receive a tax reimbursement based on or otherwise related to the merger. Mr. Pokluda’s employment agreement provides that if any excise tax under Section 280G of the Code would be triggered by the benefits paid to Mr. Pokluda, and the net after-tax value of the benefits is less than the net after-tax value of the benefits reduced so that no excise tax is payable, then the benefits will be reduced accordingly. The net after-tax value of these benefits would not result in the imposition of any such excise tax, so no reduction would be necessary.

Director and Officer Indemnification and Insurance Information

Pursuant to the merger agreement, the surviving corporation will assume all rights to indemnification, advancement of expenses and exculpation currently existing in favor of each of the Company’s current or former directors and officers as provided in the Company’s certificate of incorporation and by-laws, and in any indemnification agreements, in effect as of the date of the merger agreement. Further, for a period of six years after the effective time, OmniCable will cause the surviving corporation to maintain in effect rights to exculpation, indemnification and advancement of expenses equivalent to the provision of the Company’s current certificate of incorporation and by-laws.

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Prior to the effective time, the Company shall (and, if the Company fails to do so, OmniCable will cause the surviving corporation to) obtain and fully pay the premium for a non-cancelable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the effective time for events occurring prior to the effective time.

If the Company or the surviving corporation for any reason fails to obtain such “tail” insurance policies as of the effective time, the surviving corporation shall maintain in effect, for a period of at least six years from and after the effective time of the merger, the directors’ and officers’ insurance in place as of the date of the merger agreement with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies; provided that in no event shall the surviving corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of $250,000.

For additional information, see the section entitled “The Agreement and Plan of Merger—Director and Officer Indemnification and Insurance,” beginning on page 60.

Stay Bonus Arrangement for Mr. Zurovchak

At OmniCable’s request, the Company has entered into a retention agreement with Mr. Zurovchak under which he will be entitled to receive a cash bonus of $125,000 from the surviving corporation if he remains employed by the surviving corporation for a period of one year after the effective time.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of material U.S. federal income tax consequences of the merger to beneficial owners of Company common stock who receive cash for their shares of Company common stock in the merger. This summary is general in nature and does not discuss all aspects of U.S. federal income taxation that might be relevant to a beneficial owner of shares in light of such beneficial owner’s particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any state, local or foreign jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation. This summary only addresses shares of Company common stock held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address the U.S. federal income tax consequences to holders of shares who demand appraisal rights under Section 262 of the DGCL. This summary does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. This summary also does not address tax considerations applicable to any holder of shares that may be subject to special treatment under the U.S. federal income tax laws, including, without limitation:

•	a bank, insurance company or other financial institution;

•	a tax-exempt organization or governmental organization;

•	a retirement plan or other tax-deferred account;

•	a partnership, an S corporation or other entity treated as a pass-through entity for U.S. federal income tax purposes (or an investor in such an entity);

•	a mutual fund;

•	a real estate investment trust or regulated investment company;

•	a personal holding company;

•	a dealer or broker in stocks and securities or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of shares subject to the alternative minimum tax provisions of the Code;

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•	a holder of shares that received the shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a U.S. holder (as described below) that has a functional currency other than the U.S. dollar;

•	a “controlled foreign corporation,” “passive foreign investment company” or corporation that accumulates earnings to avoid U.S. federal income tax;

•	a holder that holds shares as part of a hedge, straddle, constructive sale, conversion or other risk reduction strategy or integrated transaction; or

•	a U.S. expatriate or a former citizen or long-time resident of the United States.

This summary is based on the Code, the Treasury regulations promulgated under the Code and rulings and judicial decisions, all as in effect as of the date of this proxy statement, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the shares. We have not sought, and do not intend to seek, any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

THIS DISCUSSION IS INTENDED ONLY AS A GENERAL SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO A HOLDER OF SHARES OF COMPANY COMMON STOCK. WE URGE BENEFICIAL OWNERS OF SHARES TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR FOREIGN TAX LAWS, OR UNDER ANY APPLICABLE INCOME TAX TREATY, INCLUDING POSSIBLE CHANGES IN SUCH LAWS OR TREATIES.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of Company common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

We use the term “non-U.S. holder” to mean a beneficial owner of Company common stock (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) beneficially owns shares of Company common stock, the tax treatment of the partnership and its partners generally will depend on the status of the partners and the activities of the partnership. A partner in a partnership holding shares of Company common stock should consult such partner’s tax advisor.

U.S. Holders

General. A U.S. holder’s receipt of cash in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. holder who receives cash in exchange for shares of Company common stock in the merger will recognize gain or loss equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares. A U.S. holder’s adjusted tax basis in a share generally will be equal to the amount the U.S. holder paid for the share. Generally, gain or loss will be determined separately for each block of

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shares of Company common stock (that is, shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for the shares is more than one year at the effective time. Long-term capital gain recognized by individuals and other non-corporate persons that are U.S. holders generally is subject to tax at a reduced rate of U.S. federal income tax. There are limitations on the deductibility of capital losses.

Information Reporting and Backup Withholding. A U.S. holder may be subject to information reporting. In addition, all payments to which a U.S. holder would be entitled pursuant to the merger will be subject to backup withholding at the statutory rate unless such holder (i) is a corporation or other exempt recipient (and, when required, demonstrates this fact), or (ii) provides a taxpayer identification number (“TIN”) and certifies, under penalty of perjury, that the U.S. holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder that does not otherwise establish exemption should complete, sign and deliver to the appropriate person an IRS Form W-9, Request for Taxpayer Identification Number and Certification, in order to provide the information and certification necessary to avoid backup withholding and possible penalties. If a U.S. holder does not provide a correct TIN, such U.S. holder may be subject to backup withholding and penalties imposed by the IRS.

Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a U.S. holder’s U.S. federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a U.S. holder may obtain a refund by filing a U.S. federal income tax return in a timely manner. U.S. holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

Non-U.S. Holders

General. A non-U.S. holder’s receipt of cash for shares of Company common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•	the non-U.S. holder is an individual who was present in the United States for 183 days or more during the taxable year of the merger and certain other conditions are met;

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; or

•	we are or have been a United States real property holding corporation, or “USRPHC,” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the merger or the period that the non-U.S. holder held our shares, and, in the case where our shares are regularly traded on an established securities market, the non-U.S. holder has owned, directly or constructively, more than five percent (5%) of our stock at any time within the shorter of the five-year period preceding the date of the merger or the period during which the non-U.S. holder held our shares. There can be no assurance that our stock is or has been treated as regularly traded on an established securities market for this purpose.

 Gain described in the first bullet point above generally will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), net of applicable U.S.-source losses from sales or exchanges of other capital assets recognized by such non-U.S. holder during the taxable year even though the individual is not considered a resident of the United States, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. A non-U.S. holder that is a foreign corporation also may be subject to a 30% branch profits tax (or applicable lower treaty rate). Non-U.S. holders are urged to consult their tax advisors as to any applicable tax treaties that might provide for different rules.

With respect to the third bullet point above, the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our United States and foreign real property interests. We believe that we have not been a USRPHC for U.S. federal income tax purposes at any time during the five-year period ending on the date of the merger.

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Information Reporting and Backup Withholding. Information reporting and backup withholding will generally apply to payments made pursuant to the merger to a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Dispositions effected through a non-U.S. office of a U.S. broker or a non-U.S. broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. A non-U.S. holder must generally submit a duly completed and signed IRS Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding and Reporting (Individuals), or W-8BEN-E, Certificate of Status of Beneficial Owner for United States Tax Withholding and Reporting (Entities) (or other applicable IRS Form W-8), attesting to its exempt foreign status in order to qualify as an exempt recipient. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a non-U.S. holder may obtain a refund by filing a U.S. federal income tax return in a timely manner. Non-U.S. holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption. Copies of information returns that are filed with the IRS may also be made available under an applicable tax treaty or information exchange agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF SHARES OF COMPANY COMMON STOCK. HOLDERS OF SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RECEIPT OF CASH FOR THEIR SHARES PURSUANT TO THE MERGER UNDER ANY U.S. FEDERAL, STATE, FOREIGN, LOCAL OR OTHER TAX LAWS, OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Litigation Relating to the Merger

Following the filing of the preliminary proxy statement, four separate lawsuits were filed related to the proxy statement. The first suit, styled Stein v. Houston Wire & Cable Company, et al., No. 1:21-cv-00571-UNA, and the second suit, styled Perkey v. Houston Wire & Cable Company, et al., No. 1:21-cv-00589-UNA, were filed in the United States District Court for the District of Delaware. The third suit, styled Friedman v. Houston Wire & Cable Company, et al., No. 1:21-cv-02405, was filed in the United States District Court for the Eastern District of New York. The fourth suit, styled Davenport v. Houston Wire & Cable Company, et al., No. 1:21-cv-04127, was filed in the United States District Court for the Southern District of New York. All four lawsuits assert claims against the Company and the Company’s directors on behalf of individual plaintiffs. All four lawsuits assert a cause of action against the Company and the directors under Section 14(a) of the Exchange Act and its implementing regulations and a “control person” claim against the directors under Section 20(a) of the Exchange Act based on the alleged Section 14(a) violations, and one of the lawsuits includes a claim against the directors for breach of their fiduciary duty of candor/disclosure. Each lawsuit alleges that the proxy statement omits material information on certain topics, including reconciliation of non-GAAP financial metrics, data used by the Company to make financial projections, input data for Johnson Rice’s analysis, Johnson Rice’s past services provided to the Company and, in certain of the lawsuits, the terms of William Blair’s engagement and the expected executive structure of the post-merger company, and each case seeks to enjoin the defendants from proceeding with the proposed merger, rescind the merger or award damages if the merger is consummated, and award plaintiff costs and attorney’s fees. Certain of the lawsuits also seek judgment directing the individual defendants to disseminate a proxy statement that complies with Section 14(a) and Rule 14a-9 promulgated thereunder and declaring that defendants violated Sections 14(a) and/or 20(a) and Rule 14a-9. The Company believes the allegations in these actions are without merit.

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THE AGREEMENT AND PLAN OF MERGER

Explanatory Note Regarding the Merger Agreement

The summary of the material provisions of the merger agreement set forth below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and is incorporated by reference in this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully in its entirety.

The merger agreement is described in this proxy statement and included as Annex A only to provide you with information regarding its terms and conditions and is not intended to be a source of factual, business or operational information about the Company, OmniCable or Merger Sub. Such information can be found elsewhere in this proxy statement or, in the case of the Company, in the public filings that the Company makes with the SEC, which are available without charge through the SEC’s website at www.sec.gov. See the section entitled “Where You Can Find More Information,” on page 74.

The representations, warranties and covenants made in the merger agreement by the Company, OmniCable and Merger Sub are qualified and subject to important limitations agreed to by the Company, OmniCable and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated for purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement. The representations and warranties may also be subject to contractual standards of materiality that differ from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by a disclosure letter delivered by the Company in connection with the merger agreement (which we refer to as the “Company disclosure letter”), which disclosures are not reflected in the text of the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may or may not have been included in this proxy statement.

The Merger

The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement and the applicable provisions of the DGCL, at the effective time, Merger Sub will be merged with and into the Company, whereupon the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation. As a result of the merger, the Company, as the surviving corporation, will succeed to and assume all of the rights and obligations of Merger Sub and the Company in accordance with the DGCL, as a wholly-owned subsidiary of OmniCable.

Closing; Effective Time of the Merger

The closing of the merger will take place within three business days after each of the conditions set forth in the merger agreement is satisfied or, to the extent permitted by law, waived by the party entitled to waive such condition (other than those conditions that, by their terms, are only capable of being satisfied on the closing date), unless the merger agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties to the merger agreement (the date on which the closing occurs is the “closing date”).

Concurrently with the closing, the Company will cause a certificate of merger with respect to the merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL. The merger will become effective on the date and at the time the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed upon by the parties to the merger agreement in writing and set forth in the certificate of merger in accordance with the DGCL.

Organizational Documents; Directors and Officers

At the effective time, (i) the certificate of incorporation of the surviving corporation will be amended and restated to read as set forth in Exhibit A to the merger agreement, and (ii) the by-laws of Merger Sub will be the by-laws of the surviving

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corporation (except that references to the name of Merger Sub will be replaced by references to the name of the surviving corporation) until thereafter amended in accordance with applicable law and the applicable provisions of the amended and restated certificate of incorporation and the by-laws of the surviving corporation.

Additionally, at the effective time, the board of directors and officers of Merger Sub as of immediately prior to the effective time will be the directors and officers, respectively, of the surviving corporation effective until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the amended and restated certificate of incorporation and the by-laws of the surviving corporation.

Merger Consideration

Outstanding Company Common Stock

At the effective time, each share of Company common stock issued and outstanding immediately prior to the effective time, other (i) than shares owned by OmniCable or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned subsidiaries as of immediately prior to the effective time and (ii) dissenting shares (as defined below), will be cancelled and automatically converted into the right to receive $5.30 in cash, without interest, subject to any applicable withholding taxes.

Any shares of Company common stock owned by OmniCable or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned subsidiaries as of immediately prior to the effective time will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

Merger Sub Capital Stock

At the effective time, each issued and outstanding share of common stock of Merger Sub will be automatically converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the surviving corporation.

Dissenting Shares

Shares of Company common stock issued and outstanding immediately prior to the effective time that are held by a person who did not vote in favor of or consent to the adoption of the merger agreement and who have properly demanded appraisal of such shares and complied in all respects with all the applicable provisions of the DGCL (which we refer to as “dissenting shares”) will not be converted into the right to receive the merger consideration but instead will have such rights as are granted by Section 262 of the DGCL. We refer to a holder of dissenting shares as a “dissenting stockholder.” If a dissenting stockholder withdraws its demand for appraisal or fails to perfect or otherwise waives, withdraws, or loses its right of appraisal, in any case pursuant to Section 262 of the DGCL, its shares will be deemed to be converted as of the effective time into the right to receive the merger consideration, without interest, subject to any applicable withholding taxes.

The merger agreement provides that the Company will give OmniCable prompt written notice of any demands received by the Company for appraisal of shares of Company common stock received, any waiver or withdrawals of such demands and any other demands, notices or instruments served on the Company pursuant to Section 262 of the DGCL, and OmniCable will have the opportunity to direct all negotiations and proceedings with respect to such demands. The Company will not, without the prior written consent of OmniCable, make any payment with respect to, or settle or offer to settle, any such demands.

Treatment of Outstanding Equity Awards and Deferred Compensation

Company Stock Options

The merger agreement requires the Company to take all necessary action so that, at the effective time, each outstanding Company stock option will be fully vested and cancelled, and each holder of a cancelled Company stock option will receive a cash payment based on the excess, if any, of the merger consideration over the per share exercise price under such Company stock option. Since the per share exercise price under all outstanding Company stock options is greater than the merger consideration, all Company stock options will be cancelled as of the effective time without any payment to the holders.

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Company Restricted Shares

The merger agreement requires the Company to take all necessary action so that, at the effective time, each outstanding share of Company restricted stock will fully vest and become free of restrictions and will be cancelled and converted into the right to receive the merger consideration, less any taxes required to be withheld.

Company Restricted Stock Units

The merger agreement requires the Company to take all necessary action so that, at the effective time, each outstanding Company restricted stock unit, whether or not then vested, will be cancelled and converted into the right to receive a payment in cash, without interest, equal to the product of (i) the aggregate number of shares of Company common stock subject to such Company restricted stock unit multiplied by (ii) the merger consideration, less any taxes required to be withheld.

Company Performance Stock Units

The merger agreement requires the Company to take all necessary action so that, at the effective time, each outstanding Company performance stock unit, whether or not then vested, will be cancelled and converted into the right to receive a payment in cash, without interest, equal to the product of (i) the aggregate number of shares of Company common stock subject to such Company performance stock unit, assuming that 100% of the applicable target had been achieved and the performance period had ended, in each case as of immediately prior to the effective time, multiplied by (ii) the merger consideration, less any taxes required to be withheld.

Company Non-employee Directors’ Deferred Stock Units

The merger agreement requires the Company to take all necessary action so that, at the effective time, each deferred stock unit outstanding under the Company’s Nonemployee Directors’ Deferred Compensation Plan, all of which are fully vested, will be cancelled and converted into the right to receive a payment in cash, without interest, equal to the product of (i) the aggregate number of shares of Company common stock subject to such deferred stock unit multiplied by (ii) the merger consideration, less any taxes required to be withheld.

Section 409A of the Internal Revenue Code

With respect to any Company restricted stock units, performance stock units or deferred stock units that the Company, in consultation with OmniCable, has determined constitute nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code and payment for which is not permitted to be made at the effective time without triggering a tax or penalty under Section 409A of the Internal Revenue Code, such payment shall be made at the earliest time permitted under the applicable stock plan and award agreement, if any, that will not trigger a tax or penalty under Section 409A of the Internal Revenue Code.

Payment Procedures

Promptly following the effective time, OmniCable will deposit, or cause to be deposited, with a paying agent (referred to in this proxy statement as the “paying agent”) in trust for the benefit of holders of shares of Company common stock cash sufficient to pay the aggregate merger consideration.

OmniCable will mail, or cause the paying agent to mail, to each holder of record of a certificate or certificates that immediately prior to the effective time represented outstanding shares of Company common stock, other than shares cancelled at the effective time and dissenting shares, a letter of transmittal and instructions for effecting the surrender of such certificates to the paying agent in exchange for payment of the merger consideration (without interest and subject to any required withholding taxes). Upon surrender to the paying agent of certificates, together with the letter of transmittal, duly completed and validly executed, and such other customary documents as may be reasonably required, the holder of such certificates will be entitled to receive payment of the merger consideration which the holder is entitled to pursuant to the merger agreement in respect of each share formerly represented by such certificate (without interest and subject to any required withholding taxes).

No holder of book-entry shares of Company common stock will be required to deliver a certificate or letter of transmittal to the paying agent to receive the merger consideration. In lieu thereof, the registered holder of each book-entry share of Company common stock will automatically upon the effective time be entitled to receive, and, upon receipt by the paying agent of an “agent’s message” in customary form (or such other evidence, if any, as the paying agent may reasonably request),

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OmniCable will or will cause the surviving corporation to cause the paying agent to pay and deliver in exchange therefor as soon as reasonably practicable after the effective time, the merger consideration (without interest and subject to any required withholding taxes).

YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY FORM. A LETTER OF TRANSMITTAL WITH INSTRUCTIONS FOR THE SURRENDER OF CERTIFICATES REPRESENTING SHARES OF COMPANY COMMON STOCK WILL BE MAILED TO STOCKHOLDERS HOLDING CERTIFICATED SHARES OF COMPANY COMMON STOCK IF THE MERGER IS COMPLETED.

Lost, Stolen and Destroyed Certificates

If any certificate will have been lost, stolen or destroyed, upon the marking of an affidavit in form and substance reasonably acceptable to the paying agent of that fact by the person claiming such certificate to be lost, stolen or destroyed, the paying agent or the surviving corporation, as applicable, will issue in exchange for such lost, stolen or destroyed certificate the portion of the aggregate merger consideration into which the shares formerly represented by such certificate were converted pursuant to the merger agreement. However, the paying agent may, in its reasonable discretion and as a condition precedent to the payment of such merger consideration, require the owner of such lost, stolen or destroyed Company stock certificate to provide a bond in a customary amount.

Voting Agreements

All directors and executive officers of the Company have entered into voting agreements pursuant to which they have agreed, among other things, to vote the shares of Company common stock they beneficially own for adoption of the merger agreement and approval of the merger. The voting agreements cover approximately 19% of the outstanding shares of Company common stock as of May 4, 2021. The voting agreements terminate automatically if the merger agreement is terminated and may be terminated by mutual consent of the parties.

Representations and Warranties

The Company, on the one hand, and OmniCable and Merger Sub, on the other hand, have made representations and warranties to each other in the merger agreement. The representations and warranties of each of the parties to the merger agreement will expire at the effective time.

Representations and Warranties of the Company

The Company has made customary representations and warranties to OmniCable and Merger Sub in the merger agreement regarding aspects of the Company’s business and various other matters pertinent to the merger. The topics covered by the Company’s representations and warranties include the following:

•	the organization, qualification to do business and good standing of the Company;

•	the Company’s subsidiaries, including, among other things, the organization, qualification to do business, good standing, capital structure and absence of restrictions with respect to the capital stock of such subsidiaries;

•	the capital structure, outstanding stock and outstanding equity awards of the Company;

•	the Company’s authority to enter into, and, subject to receipt of the Company stockholder approval, consummate the transactions contemplated by the merger agreement;

•	the absence of conflicts with, or violations of, laws, organizational documents or contracts, in each case as a result of the Company’s execution or delivery of the merger agreement or the performance by the Company of its covenants under, or the consummation by the Company of the transactions contemplated by, the merger agreement;

•	the governmental and regulatory approvals required to complete the merger;

•	the Company’s board’s approval of the merger agreement and recommendation that the Company’s stockholders adopt the merger agreement;

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•	the Company’s SEC filings, the financial statements contained in such filings and off-balance sheet arrangements;

•	the Company’s and its subsidiaries’ systems of internal control over financial reporting and disclosure controls and procedures;

•	the absence of certain changes and events since December 31, 2020;

•	tax matters related to the Company and its subsidiaries;

•	the Company’s and its subsidiaries’ intellectual property;

•	compliance with law and governmental permits;

•	pending or threatened litigation, audits, inquiries or investigations;

•	broker’s, finder’s or investment banker’s fees in connection with the transactions contemplated by the merger agreement;

•	the absence of transactions with related persons;

•	employee benefits matters related to the Company and its subsidiaries;

•	labor and employment matters related to the Company and its subsidiaries;

•	the Company’s and its subsidiaries’ owned and leased real property;

•	environmental matters related to the Company and its subsidiaries;

•	material contracts;

•	insurance coverage related to the Company and its subsidiaries;

•	this proxy statement;

•	anti-corruption matters related to the Company and its subsidiaries;

•	the absence of pending or threatened product recalls or investigations;

•	compliance with the laws governing the Company’s loan under the Paycheck Protection Program; and

•	the opinion of the Company’s financial advisor.

Some of the Company’s representations and warranties are qualified by the concept of a “Company material adverse effect.” Under the terms of the merger agreement, a Company material adverse effect means any event, occurrence, fact, condition, or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, financial condition or assets of the Company and its subsidiaries, taken as a whole; or (b) the ability of the Company to consummate the transactions contemplated by the merger agreement on a timely basis, provided, however, that, for the purposes of clause (a), a Company material adverse effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or political conditions; (ii) the announcement or pendency of the transactions contemplated by the merger agreement (it being understood and agreed that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of the announcement or the pendency of the merger agreement); (iii) any changes in applicable law or GAAP or other applicable accounting standards; (iv) acts of war or terrorism or the escalation thereof; (v) natural disasters, pandemics and acts of God; (vi) general conditions in the industry in which the Company and its subsidiaries operate; (vii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company material adverse effect, to the extent permitted by this definition and not otherwise excepted by another clause of

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this proviso); (viii) any change, in and of itself, in the market price or trading volume of the Company’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company material adverse effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); or (ix) actions taken as required or specifically permitted by the merger agreement or actions or omissions taken with OmniCable’s consent; provided further, however, that any event, change and effect referred to in clauses (i), (iii), (iv), (v), or (vi) shall be taken into account in determining whether a Company material adverse effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on the Company and its subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its subsidiaries conduct their businesses.

Representations and Warranties of OmniCable and Merger Sub

OmniCable and Merger Sub made customary representations and warranties to the Company in the merger agreement, in each case, subject to customary qualifications and limitations, including representations and warranties relating to the following:

•	the organization and good standing of OmniCable and Merger Sub;

•	each of OmniCable’s and Merger Sub’s authority to enter into and consummate the transactions contemplated by the merger agreement;

•	the absence of conflicts with, or violations of, laws, organizational documents or certain material contracts and instruments to which OmniCable or Merger Sub is a party, in each case as a result of OmniCable’s and Merger Sub’s execution or delivery of the merger agreement or the performance by OmniCable and Merger Sub of their respective covenants under, or the consummation by OmniCable and Merger Sub of the transactions contemplated by, the merger agreement;

•	the governmental and regulatory approvals required to complete the merger;

•	the information contained in this proxy statement;

•	the financial capability of OmniCable and Merger Sub;

•	the absence of pending or threatened litigation and outstanding orders which would reasonably be expected to prevent or materially delay the merger;

•	the absence of ownership of shares of Company common stock by OmniCable, Merger Sub or any of their respective subsidiaries or their respective affiliates or associates; and

•	the absence of broker’s, finder’s or investment banker’s fees in connection with the transactions contemplated by the merger agreement.

Covenants Regarding Conduct of Business by the Company Prior to the Merger

Under the merger agreement, the Company agreed that, until the earlier of the effective time or the termination of the merger agreement in accordance with its terms, except as set forth in the Company disclosure letter, as required by applicable law, as expressly required by any provision of the merger agreement or except as OmniCable may agree in writing (which agreement may not be unreasonably withheld, delayed or conditioned), the Company will use commercially reasonable efforts to, and will cause each of its subsidiaries to use commercially reasonable efforts to, conduct its operations in all material respects in the ordinary course of business consistent with past practice.

Further, the Company agreed that, until the earlier of the effective time or the termination of the merger agreement in accordance with its terms, except as set forth in the Company disclosure letter, as required by applicable law, as expressly permitted or required by any provision of the merger agreement or as OmniCable may agree in writing (which agreement may not be unreasonably withheld, delayed or conditioned), the Company will not, and will not permit its subsidiaries to:

•	amend or propose to amend the certificate of incorporation or by-laws of the Company or the organizational documents of any subsidiary of the Company;

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•	split, combine, or reclassify any securities of the Company or its subsidiaries;

•	repurchase, redeem, or otherwise acquire, or declare set aside or pay any dividend or distribution in respect of, any shares of capital stock of the Company or its subsidiaries, other than dividends from a direct or indirect wholly-owned subsidiary;

•	issue, sell, pledge, dispose of or encumber any securities of the Company or its subsidiaries, other than the issuance of shares of Company common stock upon the exercise of any Company equity award outstanding as of the date of the merger agreement in accordance with its terms;

•	except as required by any Company employee plan or contract in effect as of the date of the merger agreement, (i) grant or increase the severance or termination pay to any current or former director, employee, agent or consultant of the Company or any of its subsidiaries, (ii) execute any employment, consultancy, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any such director, employee, agent or consultant of the Company or its subsidiaries; (iii) increase the compensation, bonus or benefits payable or that could become payable by the Company or any of its subsidiaries to directors, officers, or employees, other than increases in compensation made to non-officer employees in the ordinary course of business consistent with past practice, (iv) lend or advance any money or other property to any present or former director or employee of the Company or its subsidiaries; (v) promote any officers or employees, except in connection with the Company’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, (vi) enter into any collective bargaining agreement or other labor agreement; or (vii) establish, adopt, enter into, amend, terminate, exercise any discretion (except in the ordinary course of business) under, or take any action to accelerate rights under any Company employee plans, or make any contribution to any Company employee plan, other than contributions required by law, the terms of such Company employee plans as in effect on the date of the merger agreement, or that are made in the ordinary course of business consistent with past practice;

•	other than for cause, terminate the employment of any officer or employee with the title of vice president or above, or undertake any material reduction in force or any reduction in force that would be subject to the Worker Adjustment and Retraining Notification Act of 1988, in each case, in respect of employees of the Company and its subsidiaries;

•	acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or person or division thereof or make any loans, advances, or capital contributions to or investments in any person;

•	transfer, license, sublicense, sell, lease, sublease or otherwise dispose of, or pledge, encumber or otherwise subject to any lien (other than certain permitted liens), any assets, including the capital stock or other equity interests in any subsidiary of the Company, other than dispositions of obsolete equipment or assets and grants of non-exclusive licenses for intellectual property in the ordinary course of business consistent with past practice;

•	adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

•	repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other contract to maintain any financial statement condition of any other person (other than any wholly-owned subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice and except for up to $5.0 million of additional indebtedness under the credit agreement than what was outstanding as of the date of the merger agreement;

•	enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any material contract or any lease with respect to real property;

•	institute, settle, compromise or otherwise resolve in whole or in part any legal action involving the payment of monetary damages by the Company or any of its subsidiaries of any amount exceeding $100,000 for any individual legal action, other than (i) any legal action brought against OmniCable or Merger Sub arising out of a breach or alleged breach of the merger agreement by OmniCable or Merger Sub, and (ii) the settlement of claims, liabilities, or obligations

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reserved against on the Company’s balance sheet as of December 31, 2020, provided that such settlement does not involve a conduct remedy or injunctive or similar relief or have a restrictive impact on the Company’s business;

•	make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable law;

•	settle or compromise any material tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Company’s balance sheet as of December 31, 2020, (ii) make, change or rescind any material tax election, change any annual tax accounting period, or adopt or change any method of tax accounting, (iii) amend any material tax returns or file claims for material tax refunds, or (iv) enter into any material closing agreement, surrender any right to claim a material tax refund, offset or other reduction in tax liability or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment relating to the Company or its subsidiaries;

•	enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar contract with respect to any joint venture, strategic partnership or alliance;

•	waive, release, assign or fail to exercise or pursue any material right, claim or benefit of the Company or any of its subsidiaries under any restrictive covenant with any officer or employee;

•	engage in any related person transaction;

•	except in connection with actions permitted by the merger agreement, take any action to exempt any person from, or make any acquisition of securities of the Company by any person not subject to, any state takeover statute or similar statute or regulation that applies to the Company with respect to a takeover proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for OmniCable, Merger Sub or any of their respective subsidiaries or affiliates, or the transactions contemplated by the merger agreement;

•	abandon, allow to lapse, sell, assign, transfer, grant any security interest in, otherwise encumber or dispose of any Company intellectual property, or grant any right, license or sublicense to any Company intellectual property other than pursuant to non-exclusive licenses or sublicenses entered into in the ordinary course of business consistent with past practice, or divulge, furnish to or make accessible any trade secrets within Company intellectual property to any third party, except under appropriate protections for the confidentiality thereof;

•	terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

•	make or commit to make any capital expenditures, other than for the repair or replacement of property and equipment in the ordinary course of business; or

•	agree or commit to do any of the foregoing.

Access to Information

From the date of the merger agreement to the effective time, pursuant to the terms of the merger agreement, the Company agreed that it will, and will cause each of its subsidiaries to, provide to OmniCable and Merger Sub and their respective representatives reasonable access during normal business hours to the officers, employees, properties, offices and other facilities of the Company and its subsidiaries and to all of the books and records of the Company and its subsidiaries.

The “Go-Shop” Period—Solicitation of Other Takeover Proposals

Under the merger agreement, from the date of the merger agreement until the no-shop period start date, the Company and its representatives had the right to initiate, solicit, encourage, discuss and negotiate with respect to any proposal, inquiry or offer from any person that would constitute, or would reasonably be expected to lead to, a competing takeover proposal, subject to such person entering into a confidentiality agreement similar to the confidentiality agreement between the Company and DFH, and provided that the Company delivered to OmniCable any non-public information relating to the Company that was not previously made available to OmniCable promptly after it was made available to any person in connection with a competing proposal.

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During the go-shop period that began on the date of the merger agreement and expired at 11:59 p.m., Eastern Time, on April 24, 2021, at the direction of the board representatives of Willian Blair communicated with 17 additional parties to gauge such parties’ interest in making an alternative takeover proposal. None of those parties expressed an interest in discussing a transaction that had the potential of becoming a superior proposal. No party made an alternative takeover proposal prior to the no-shop period start date.

The “No-Shop” Period—No Solicitation of Other Takeover Proposals

The Company has agreed that, except as may relate to any excluded party, from the no-shop period start date until the earlier of the effective time or termination of the merger agreement, it will not, will cause its subsidiaries not to, and will not authorize or permit its and its subsidiaries’ respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives to, directly or indirectly:

•	solicit, initiate or knowingly facilitate or encourage the submission of any takeover proposal or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a takeover proposal;

•	conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company to, afford access to the business, properties, books or records of the Company to, or knowingly assist, participate in, facilitate or encourage any third party that is seeking to make or has made an takeover proposal;

•	amend or waive any standstill or similar agreement with respect to the Company common stock or take any action to make the provisions of any takeover statute inapplicable to any transactions contemplated by any takeover proposal; or

•	enter into any other agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or similar agreement (other than an acceptable confidentiality agreement) with respect to an takeover proposal.

A “takeover proposal” is defined in the merger agreement to mean any inquiry, proposal, offer or indication of interest from any person or group (other than OmniCable, Merger Sub or any of their respective affiliates) relating to:

•	a direct or indirect acquisition of assets of the Company or its subsidiaries (including any voting equity interests of subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 15% or more of the fair market value of the Company’s and its subsidiaries’ consolidated assets or to which 15% or more of the Company’s and its subsidiaries’ net revenues or net income on a consolidated basis are attributable;

•	a direct or indirect acquisition of 15% or more of the voting equity interests of the Company or any of its subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income, or assets of the Company and its subsidiaries, taken as a whole;

•	a tender offer or exchange offer that if consummated would result in any person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 15% or more of the voting power of the Company;

•	a merger, consolidation, other business combination, or similar transaction involving the Company or any of its subsidiaries, pursuant to which such person or group (as defined in Section 13(d) of the Exchange Act) would own 15% or more of the consolidated net revenues, net income, or assets of the Company and its subsidiaries, taken as a whole;

•	a liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of the Company or one or more of its subsidiaries which, individually or in the aggregate, generate or constitute 15% or more of the consolidated net revenues, net income, or assets of the Company and its subsidiaries, taken as a whole; or

•	any combination of the foregoing.

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Existing Discussions or Negotiations –“Excluded Parties”

Within one business day after the no-shop period start date, the Company had to notify OmniCable in writing of the receipt of any takeover proposal after the date of the merger agreement, or of any inquiry that would reasonably be expected to lead to a takeover proposal, and deliver to OmniCable copies of any written proposals, term sheets or similar documents relating to any such takeover proposal. Pursuant to the merger agreement, an “excluded party” means any person or group from whom the Company or any of its representatives has received, prior to the no-shop period start date, a written bona fide takeover proposal that the Company’s board of directors has determined in good faith, within one business day after the no-shop period start date (after consultation with its outside counsel and its financial advisors) is or would reasonably be expected to lead to a “superior proposal” (as defined below), provided that a person or group will cease to be an excluded party if the ultimate equity holders of such person as of the no-shop period start date cease to provide (directly or indirectly) in the aggregate at least 25% of the equity financing (measured by value) of such person or group. As noted above, no party made an alternative takeover proposal prior to the no-shop period start date. Accordingly, no person or group is an excluded party for purposes of the merger agreement.

Receipt of Takeover Proposals

At any time following the no-shop period start date and prior to the time the Company stockholder approval is obtained, if (i) the Company, directly or indirectly through one or more of its representatives, receives a bona fide, unsolicited takeover proposal in writing that the board believes in good faith, after consultation with its outside legal counsel and its financial advisors, constitutes a superior proposal, and (ii) the board further determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would cause the board to be in breach of its fiduciary duties under applicable law, then the board and its representatives may:

•	participate in negotiations or discussions with any third party that has made (and not withdrawn) such takeover proposal;

•	furnish to such third party non-public information relating to the Company and its subsidiaries pursuant to an acceptable confidentiality agreement, provided that a copy of such acceptable confidentiality agreement is provided to OmniCable;

•	following receipt of and on account of a superior proposal, withdraw, amend, modify or qualify, in a manner adverse to OmniCable, its recommendation that the Company’s stockholders adopt the merger agreement; and

•	take any action that any court of competent jurisdiction orders the Company to take.

The board may take the foregoing actions only after it has delivered to OmniCable a written notice advising OmniCable that the Company intends to take such action. The Company must notify OmniCable within 24 hours after learning of the receipt by the Company or its representative of any takeover proposal, any inquiry that could reasonably be expected to lead to a takeover proposal or any request from a third party for non-public information relating to the Company or its subsidiaries or for access to their businesses, properties, assets, books or records. Such notice must identify the third party making, and details of the material terms and conditions of, any such takeover proposal, indication or request, including any proposed financing. The Company must keep OmniCable fully informed of the status and material terms of any such takeover proposal, indication or request and must give OmniCable at least 48 hours’ prior notice (or such lesser notice as is provided to the members of the Company’s board) of any meeting at which the board is reasonably expected to consider any takeover proposal. The Company must also promptly provide OmniCable with a list of any non-public information concerning the Company’s and its subsidiaries’ business, present or future performance, financial condition or results of operations provided to any third party and, to the extent such information has not been previously provided to OmniCable, copies of such information.

The merger agreement defines a “superior proposal” as a bona fide written proposal to acquire at least 50.1% of the stock or assets of the Company or assets to which at least 50.1% of the Company’s consolidated net revenues or net income are attributable that the Company’s board determines in good faith (after consultation with outside legal counsel and the Company’s financial advisor) is more favorable from a financial point of view to the holders of Company common stock than the transactions contemplated by the merger agreement, taking into account: (a) all financial considerations; (b) the identity of the third party making such takeover proposal; (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such takeover proposal; (d) the other terms and conditions of such takeover proposal and the implications thereof on the Company, including relevant legal,

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regulatory, and other aspects of such proposal deemed relevant by the board (including any conditions relating to financing, stockholder approval, regulatory approvals, or other events or circumstances beyond the control of the party invoking the condition); and (e) any revisions to the terms of the merger agreement and the merger proposed by OmniCable.

None of the restrictions on the Company regarding takeover proposals will prevent the board from disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) under the Exchange Act with respect to a takeover proposal if the Company determines, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of applicable law.

Change in Board Recommendation

The Company’s board of directors has unanimously recommended that the Company’s stockholders vote “FOR” the proposal to adopt the merger agreement.

Except as expressly permitted by the merger agreement, the board may not:

•	withdraw, amend, modify or materially qualify, in a manner adverse to OmniCable, the board’s recommendation that the Company’s stockholders adopt the merger agreement (referred to in this proxy statement as the “Company board recommendation”);

•	fail to include the Company board recommendation in this proxy statement;

•	recommend a takeover proposal;

•	fail to recommend against acceptance of any tender offer or exchange offer for the shares of Company common stock within 10 business days after the commencement of the offer;

•	fail to reaffirm (publicly, if OmniCable so requests) the Company board recommendation within 10 business days after the date any takeover proposal (or material modification thereto) is first publicly disclosed;

•	make any public statement inconsistent with the Company board recommendation; or

•	resolve or agree to take any of the foregoing actions.

The actions described in the foregoing bullet points are referred to in this proxy statement as a “change of recommendation.”

However, before receipt of the Company stockholder approval, the board may make a change of recommendation or enter into an acquisition agreement relating to a takeover proposal only if:

•	the Company notifies OmniCable in writing at least five business days before making a change of recommendation or entering into an alternative acquisition agreement that it intends to take such action (referred to in this proxy statement as a “notice of change of recommendation”), which notice must state expressly that the Company has received a takeover proposal that the board intends to declare a superior proposal and that the Company intends to make a change of recommendation and/or enter into an acquisition agreement;

•	the Company specifies the identity of the party making the superior proposal and the material terms and conditions thereof and provides an unredacted copy of the takeover proposal and the most current version of any proposed agreement for such superior proposal and any related documents, including financing documents, to the extent provided by the party making the superior proposal;

•	during the five business day notice period, the Company and its representatives negotiate with OmniCable in good faith to make such adjustments in the terms and conditions of the merger agreement so that such takeover proposal ceases to constitute a superior proposal, if OmniCable, in its discretion, proposes to make such adjustments, provided that if there is any material revision to the superior proposal, such five business day notice period will be extended until at least five business days after the Company notifies OmniCable of any material revision to the superior proposal; and

•	the board determines in good faith, after consultation with its outside legal counsel and its financial advisors, that such takeover proposal continues to constitute a superior proposal after taking into account any adjustments made by OmniCable in the terms and conditions of the merger agreement.

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Proxy Statement and Stockholders Meeting

The Company has agreed to take all action necessary to convene a meeting of the Company’s stockholders as soon as reasonably practicable following the date of the merger agreement to consider and vote on the adoption of the merger agreement and to mail a proxy statement to the Company’s stockholders in advance of such meeting. Such proxy statement must include the Company board recommendation, except to the extent that the Company has made a change in recommendation as permitted by the merger agreement. The Company shall use reasonable best efforts to: (i) solicit from the holders of Company common stock proxies in favor of the adoption of the merger agreement and approval of the merger; and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Company common stock required by applicable law to obtain such approval. Once the Company stockholders meeting has been called and noticed, the Company may not postpone or adjourn the meeting without the consent of OmniCable, other than to obtain a quorum of its stockholders or to allow reasonable additional time after the filing and mailing of any supplemental or amended disclosures to the Company’s proxy statement for compliance with applicable legal requirements.

If the Company board makes a change of recommendation, unless the merger agreement is terminated in accordance with its terms, the Company will still be obligated to submit the adoption of the merger agreement to the holders of Company common stock at the Company stockholders meeting.

Employee Matters

OmniCable has agreed that, from the effective time until December 31, 2021 (or if earlier, the date of the employee’s termination of employment with OmniCable and its subsidiaries), and to the extent consistent with the terms of the governing plan documents, it will cause the surviving corporation and each of its subsidiaries, as applicable, to provide the Company employees who continue employment with the surviving corporation or its subsidiaries with (i) the same annual base salary or wage level and the same annual target bonus opportunities (excluding equity-based compensation) as provided by the Company and its subsidiaries as of immediately prior to the effective time, and (ii) employee benefits (excluding any retiree health or defined benefit retirement benefits) that are, in the aggregate, no less favorable than the employee benefits (excluding any retiree health or defined benefit retirement benefits) provided by the Company and its subsidiaries on the date of the merger agreement. OmniCable has further agreed to credit, or to cause the surviving corporation to credit, all service of such Company employees with the Company or its subsidiaries as if it were service with OmniCable for purposes of eligibility to participate in any employee benefit plans of OmniCable or its subsidiaries in which such employees may participate as of the effective time.

For purposes of determining satisfaction of any co-payments, annual deductible limitation and out-of-pocket maximum that may apply under an employee benefit plan of OmniCable or one of its subsidiaries, each Company employee who continues employment with the surviving corporation or its subsidiaries will be credited for covered expenses paid by him or her under the corresponding Company employee benefit plan during the then current annual period of coverage.

Director and Officer Indemnification and Insurance

Pursuant to the merger agreement, the surviving corporation will assume all rights to indemnification, advancement of expenses and exculpation currently existing in favor of each of the Company’s current or former directors and officers as provided in the Company’s certificate of incorporation and by-laws, as in effect as of the date of the merger agreement, and in any indemnification agreements in effect on the date of the merger agreement and disclosed to OmniCable. Further, for a period of six years after the effective time, OmniCable will cause the surviving corporation to maintain in effect rights to exculpation, indemnification and advancement of expenses equivalent to the provisions of the Company’s certificate of incorporation and by-laws, as in effect immediately prior to the effective time, with respect to acts or omissions occurring prior to the effective time, and shall not amend, repeal, or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any person entitled to be indemnified by the Company, provided all rights to indemnification in respect of any claim for indemnification made within such period will continue until the disposition of such action or resolution of such claim.

Prior to the effective time, the Company shall (and, if the Company fails to do so, OmniCable will cause the surviving corporation to) obtain and fully pay the premium for a non-cancelable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period for at least six years from and after the effective time for events occurring prior to the effective time. The Company will give OmniCable a reasonable opportunity to participate in the selection of such tail policy and will give reasonable and good faith consideration to any comments made by OmniCable with respect thereto.

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If the Company or the surviving corporation for any reason fails to obtain such “tail” insurance policies as of the effective time, the surviving corporation shall, and OmniCable shall cause the surviving corporation to, continue to maintain in effect, for a period of at least six years from and after the effective time, the Company’s existing directors’ and officers’ insurance and fiduciary liability insurance policies in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to such insurance policies with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date of the merger agreement, provided that in no event shall the surviving corporation be required to expend for such policies an annual premium amount in excess of $250,000. If such insurance coverage cannot be obtained at an annual premium equal to or less than $250,000, the surviving corporation will obtain, and OmniCable will cause the surviving corporation to obtain, the greatest coverage available for a cost not exceeding an annual premium of $250,000.

Efforts to Complete the Merger

Each of the Company, OmniCable and Merger Sub has agreed to, and to cause its subsidiaries to, use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by the merger agreement, including: (i) obtaining all necessary permits, waivers, and actions or nonactions from governmental entities and making all necessary registrations and filings; (ii) obtaining all necessary consents or waivers from third parties; and (iii) executing any additional instruments necessary to consummate the merger and to fully carry out the purposes of the merger agreement. The Company and OmniCable have agreed, subject to applicable law, to promptly cooperate with, supply information to and coordinate with the other in taking the actions contemplated by the merger agreement, and to promptly inform the other of any communication from any governmental entities regarding any of the transactions contemplated by the merger agreement. If the Company, on the one hand, or OmniCable or Merger Sub, on the other hand, receives a request for additional information or documentary material, or request for a telephone call or meeting, from any governmental entities with respect to the transactions contemplated by the merger agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable law and by the applicable governmental entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any governmental entity in connection with any filing made in respect of the transactions contemplated by the merger agreement.

Other Covenants and Agreements

Under the merger agreement, the Company and OmniCable have made certain other covenants to, and agreements with, each other regarding various other matters, including:

•	public statements and disclosures concerning the merger agreement and the merger;

•	delisting and deregistration of the Company common stock;

•	seeking forgiveness of the Company’s loan under the Paycheck Protection Program;

•	termination of all Company indebtedness, except as provided in the merger agreement, including release of all liens and guarantees in connection with such indebtedness; and

•	preparation of this proxy statement.

Financing

The Company has agreed to use, to cause its subsidiaries to use, and to use its reasonable best efforts to cause its and their respective representatives to use), its and their respective reasonable best efforts to provide all cooperation as may be reasonably requested by OmniCable in arranging, obtaining and syndicating any third party indebtedness for borrowed money to be raised by OmniCable or its subsidiaries for the purpose of financing the merger consideration and any other amounts required to be paid in connection with the merger.

OmniCable has agreed to reimburse the Company for all reasonable costs and expenses incurred by the Company and its subsidiaries in connection with such cooperation and to indemnify the Company, its subsidiaries and their respective

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representatives against any and all losses incurred in connection with the debt financing and any information used in connection with such financing.

Conditions to the Merger

Conditions to Each Party’s Obligations

The Company’s, OmniCable’s and Merger Sub’s respective obligations to effect the merger are subject to the satisfaction or waiver (where permitted by applicable law) of the following conditions:

•	the Company having received the Company stockholder approval;

•	receipt of any required regulatory approvals; and

•	no governmental entity of competent jurisdiction having issued, entered, enforced or promulgated any law or order that is in effect and renders the consummation of the merger illegal, or prohibits, enjoins, restrains or otherwise prevents the consummation of the merger.

Conditions to OmniCable’s and Merger Sub’s Obligations

The obligations of OmniCable and Merger Sub to effect the merger are also subject to the satisfaction or waiver (where permitted by applicable law) by OmniCable at or prior to the effective time of the following additional conditions:

•	subject to materiality qualifiers in certain instances, the accuracy of the representations and warranties of the Company contained in the merger agreement as of the date of the merger agreement and as of immediately prior to the effective time, as if made at and as of such time;

•	the Company having performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, in the merger agreement required to be performed or complied with by the Company at or prior to the closing;

•	the absence of any Company material adverse effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Company material adverse effect;

•	the aggregate net tangible book value of the Company’s electrical distribution and Vertex fastener distribution divisions, as calculated in accordance with the merger agreement, being at least $80,829,000 as of immediately prior to the closing, provided that for purposes of this calculation the net tangible book value of the Vertex division will not be greater than $19,380,000;

•	OmniCable having received a certificate, signed by an officer of the Company, certifying as to the satisfaction of the conditions described above;

•	the Company’s aggregate indebtedness under its credit agreement including any outstanding letters of credit and other bank debt, excluding that portion of the Paycheck Protection Program loan expected to be forgiven and borrowings incurred to pay taxes, as of immediately prior to the closing not exceeding $18,247,000; and

•	the Company having (i) disposed of two parcels of real estate used by the Company’s former Southwest Wire Rope division, and (ii) purchased and paid for a premises pollution liability policy on the property having terms and conditions reasonably satisfactory to OmniCable.

Conditions to the Company’s Obligations

The obligations of the Company to effect the merger are also subject to the satisfaction or waiver (where permitted by applicable law) by the Company at or prior to the effective time of the following additional conditions:

•	subject to materiality qualifiers in certain instances, the accuracy of the representations and warranties of OmniCable and Merger Sub contained in the merger agreement as of the date of the merger agreement and as of immediately prior to the effective time, as if made at and as of such time;

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•	OmniCable and Merger Sub having performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in the merger agreement required to be performed by or complied with by them at or prior to the closing; and

•	the Company having received a certificate, signed by an officer of OmniCable, certifying as to the as to the satisfaction of the conditions described above.

Termination of the Merger Agreement

Termination Rights Exercisable by Either OmniCable or the Company

The merger agreement may be terminated at any time prior to the effective time, whether before or after receipt of the Company stockholder approval, by the mutual written consent of OmniCable, Merger Sub and the Company. In addition, either the Company or OmniCable may terminate the merger agreement:

•	if the merger is not consummated on or before the end date, which is September 30, 2021, provided that this right to terminate the merger agreement shall not be available to any party whose breach of any representation, warranty, covenant or agreement contained in the merger agreement was the cause of, or resulted in, the failure to consummate the merger by the end date;

•	if any governmental entity of competent jurisdiction enacts, issues, promulgates, enforces or enters any law or order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the merger and such law or order becomes final and non-appealable, provided that this right to terminate the merger agreement will not be available to any party whose breach of any representation, warranty, covenant or agreement contained in the merger agreement is the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such law or order; or

•	if the Company did not obtain the Company stockholder approval upon a vote taken at the stockholder meeting, including any adjournments or postponements thereof.

Termination Rights Exercisable by OmniCable

OmniCable may also terminate the merger agreement:

•	if, at any time prior to the Company’s receipt of the Company stockholder approval, the board effects a change in recommendation or the Company breaches its covenants and agreements with respect to takeover proposals; or

•	if (i) the Company breaches any of its representations, warranties, covenants or agreements contained in the merger agreement, in any case such that an applicable condition to the merger described above would not be satisfied, and (ii) either such breach or failure to perform is not capable of cure or at least 20 days elapse after the date of delivery of written notice of such breach to the Company without such breach or failure to perform having been cured, provided that such right to terminate the merger agreement is not available if OmniCable is in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement, in any case such that an applicable condition to the merger described above would not be satisfied.

Termination Rights Exercisable by the Company

The Company may also terminate the merger agreement:

•	if, at any time prior to the receipt of the Company stockholder approval, the board effects a change in recommendation in accordance with the terms of the merger agreement in order to accept a superior proposal and enter into a definitive agreement with respect thereto, but only if the Company has complied in all respects with its go-shop and no-shop obligations and obligations with respect to accepting a superior proposal under the merger agreement (in each case, other than any breach that was immaterial and unintentional) and pays OmniCable a termination fee of $4 million prior to or concurrently with such termination; or

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•	if (i) OmniCable or Merger Sub breaches any of its representations, warranties, covenants or agreements contained in the merger agreement, in any case such that an applicable condition to the merger described above would not be satisfied, and (ii) either such breach or failure to perform is not capable of cure or at least 20 days elapse after the date of delivery of written notice of such breach to OmniCable without such breach or failure to perform having been cured, provided that such right to terminate the merger agreement is not available if the Company is in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement, in any case such that an applicable condition to the merger described above would not be satisfied.

Effect of Termination

If the merger agreement is terminated by the Company or OmniCable, the merger agreement will become void and there will be no liability or obligations on the part of OmniCable, Merger Sub or the Company or their respective subsidiaries, officers or directors, except that the following obligations would survive such termination:

•	the obligations under the confidentiality agreement;

•	the obligations of the Company to pay OmniCable a termination fee (as applicable); and

•	any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the willful breach by another party of any of its representations, warranties, covenants, or other agreements set forth in the merger agreement.

Expenses; Termination Fee

Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such expense.

The Company has agreed to pay OmniCable a termination fee of $4 million if:

•	OmniCable validly terminates the merger agreement as described in the first bullet in the section entitled “The Agreement and Plan of Merger—Termination of the Merger Agreement—Termination Rights Exercisable by OmniCable,” above;

•	the Company validly terminates the merger agreement as described in the first bullet in the section entitled “The Agreement and Plan of Merger—Termination of the Merger Agreement—Termination Rights Exercisable by the Company,” above; or

•	OmniCable or the Company validly terminates the merger agreement as described in the first or third bullets in the section entitled “The Agreement and Plan of Merger—Termination of the Merger Agreement—Termination Rights Exercisable by Either OmniCable or the Company,” above; or (ii) OmniCable validly terminates the merger agreement as described in the second bullet in the section entitled “The Agreement and Plan of Merger—Termination of the Merger Agreement—Termination Rights Exercisable by OmniCable,” above and (A) prior to such termination a takeover proposal was publicly disclosed or made known to the Company or any of its subsidiaries and not withdrawn and (B) within 12 months after such termination of the merger agreement, the Company has entered into a definitive agreement with respect to any takeover proposal or any takeover proposal is consummated (in each case regardless of whether the same takeover proposal that was originally disclosed or made known), then the Company must pay OmniCable the termination fee concurrently with the consummation of such takeover proposal; provided that for purposes of this bullet, all percentages in the definition of “takeover proposal” on page 57 are increased to “more than 25%”.

Specifically, the termination fee will be payable if the merger agreement is terminated by (1) Omni, if the HWCC board changes its recommendation with respect to the merger, (2) Omni, if HWCC breaches or fails to perform, in accordance with the merger agreement, in any material respect its obligations under the alternative acquisition solicitation provisions in the merger agreement or fails to present the merger for a stockholder vote, or (3) HWCC, if the HWCC board authorizes the acceptance of a superior proposal and such proposal was not solicited in breach of the alternative acquisition solicitation provisions in the merger agreement. The termination fee will also be payable in certain circumstances if (1) HWCC has failed to obtain the required approval of its stockholders and the merger agreement is terminated (a) by either Omni or HWCC because the merger is not completed by September 30, 2021 or because of such vote failure or (b) by Omni because of a material breach of HWCC’s

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representations, warranties or covenants in a manner that would cause the related closing conditions to not be satisfied, (2) prior to such termination a proposal, generally speaking, to acquire at least 25% of HWCC’s stock or assets is publicly announced or disclosed by a third party and (3) within one year of such termination HWCC consummates, or enters into a preliminary or definitive agreement providing for, a transaction involving the acquisition of at least 25% of its stock or assets.

Amendment

The merger agreement may be further amended by the parties at any time before or after receipt of the Company stockholder approval (but prior to the consummation of the merger) by an instrument in writing signed on behalf of each of the parties. However, after receipt of the Company stockholder approval, there may not be any amendment of the merger agreement that requires further approval by the stockholders of the Company without such further approval.

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APPRAISAL RIGHTS

If the merger is completed, HWCC stockholders will be entitled to appraisal rights under Section 262 of the DGCL, provided that they strictly comply with the requirements of Section 262 of the DGCL.

Under the DGCL, if you do not wish to accept the merger consideration of $5.30 for each share of Company common stock provided for in the merger agreement, you have the right to seek appraisal of your shares of Company common stock and to receive payment in cash for the “fair value” of your shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value, provided that you strictly comply with the requirements of Section 262 of the DGCL. The “fair value” of your shares of Company common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the $5.30 per share that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. HWCC stockholders who do not vote in favor of the proposal to adopt the merger agreement and who properly demand appraisal for their shares in compliance with the provisions of Section 262 of the DGCL and who do not thereafter fail to perfect, withdraw or otherwise lose such rights will be entitled to appraisal rights. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. Failure to timely and properly comply with the statutory requirements will result in the loss of your appraisal rights.

This section is intended only as a summary of certain provisions of the Delaware statutory procedures that a stockholder must follow in order to demand and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement and is incorporated into this proxy statement by reference. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL. All references in Section 262 of the DGCL and in this summary to a “stockholder” or a “holder” are to the record holder of the shares of Company common stock as to which appraisal rights are asserted.

Under Section 262 of the DGCL, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation must, not less than 20 days before the meeting, notify the stockholders who were stockholders of record on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights will be available. A copy of Section 262 of the DGCL must be included with such notice. This proxy statement constitutes the Company’s notice to stockholders that appraisal rights are available in connection with the merger and the full text of Section 262 of the DGCL, in compliance with the requirements of Section 262 of the DGCL. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex C. Failure to comply timely and properly with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights under the DGCL. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Company common stock, the Company believes that if a stockholder is considering exercising such rights, such stockholder should seek the advice of legal counsel.

Any stockholder wishing to demand appraisal of his, her or its shares of Company common stock must deliver to the Company at the address in the next paragraph below a written demand for appraisal of his, her or its shares of Company common stock before the vote is taken to adopt the merger agreement, which written demand must reasonably inform us of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its shares of Company common stock. A stockholder’s failure to deliver to HWCC the written demand for appraisal prior to the taking of the vote on the proposal to adopt the merger agreement at the special meeting will result in the loss of appraisal rights. A stockholder seeking to perfect appraisal rights must not vote or submit a proxy in favor of the proposal to adopt the merger agreement. A stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote “AGAINST” the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement. Voting against or abstaining from voting or failing to vote on the proposal to adopt the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement. A stockholder seeking to exercise appraisal rights must hold of record the shares of Company common stock on the date the written demand for appraisal is made and must continue to hold the shares of Company common stock of record through the effective time. A stockholder will lose his, her or its appraisal rights if the stockholder transfers the shares for which he, she or it is seeking appraisal rights before the effective time.

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All demands for appraisal should be addressed to the Corporate Secretary at 10201 North Loop East, Houston, Texas 77029 and must be delivered to the Company before the vote is taken to adopt the merger agreement at the special meeting, and must be executed by, or on behalf of, the record holder of the shares of Company common stock.

Only a holder of record of shares of Company common stock is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, a demand for appraisal must be executed by or on behalf of the record stockholder. The demand should set forth, fully and correctly, the record stockholder’s name as it appears in the transfer agent’s records and should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name. The demand must state that the stockholder intends to demand appraisal of the stockholder’s shares in connection with the merger. The demand cannot be made by the beneficial owner. A beneficial owner of shares of Company common stock held in “street name” who wishes to exercise appraisal rights should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of the shares. The beneficial holder must have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of Company common stock. If the shares are held through a brokerage firm, bank or other nominee that in turn holds the shares through a central securities depository nominee, a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the record stockholder. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of Company common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal must be made in that capacity. If the shares of Company common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner or owners. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Company common stock as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares of Company common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Company common stock as to which appraisal is sought. Where no number of shares of Company common stock is expressly mentioned, the demand will be presumed to cover all shares of Company common stock held in the name of the record owner. If a stockholder holds shares of Company common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers or other nominees to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time, the surviving corporation in the merger must give notice of the date that the merger became effective to each of the Company’s record stockholders who has submitted a demand in compliance with Section 262 of the DGCL and who did not vote in favor of the proposal to adopt the merger agreement. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the stockholder’s demand and accept the consideration specified by the merger agreement for that stockholder’s shares of Company common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of HWCC, as the surviving corporation. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. If a petition for appraisal is filed and the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only payment of the “fair value” of such stockholder’s shares of Company common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The fair value of the shares of Company common stock determined in any such appraisal proceeding could be less than, equal to or more than the consideration offered pursuant to the merger agreement.

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Within 120 days after the effective time, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Company common stock held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of such petition will be made upon the surviving corporation. None of OmniCable, Merger Sub or HWCC, as the surviving corporation, has any obligation to file such a petition or has any present intention to file such a petition, and holders should not assume that any of the foregoing will file a petition. If a petition for appraisal is not timely filed, then the right to appraisal will cease. Accordingly, it is the obligation of the holders of Company common stock to initiate all necessary petitions to perfect their appraisal rights in respect of shares of Company common stock within the time prescribed in Section 262 of the DGCL and the failure of a stockholder to file such a petition within the period specified in Section 262 of the DGCL will result in the loss of appraisal rights.

Any stockholder who has properly complied with the requirements of Section 262 of the DGCL and who did not vote in favor of the proposal to adopt the merger agreement is, within 120 days after the effective time of the merger, entitled upon written request to receive from the surviving corporation a statement setting forth the aggregate number of shares of Company common stock not voted in favor of the proposal to adopt the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Company common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Company common stock and with whom agreements as to the value of their shares have not been reached. After notice to stockholders who have demanded appraisal from the Register in Chancery, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery will conduct a hearing upon the petition and determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided by Section 262 of the DGCL. Notwithstanding the foregoing, upon application by the surviving corporation or any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial on the appraisal prior to final determination of the stockholders entitled to an appraisal. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of Company common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. In addition, the Delaware Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares of Company common stock entitled to appraisal exceeds 1% of the outstanding shares of Company common stock, or (2) the value of the consideration provided in the merger for such total number of shares of Company common stock exceeds $1,000,000.

The Delaware Court of Chancery will then conduct an appraisal proceeding to determine the fair value of the shares of Company common stock as of the effective time of the merger exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value, together with interest, if any, on the amount so determined to be the fair value by the surviving corporation to the stockholders entitled thereto. Payment will be so made to holders of shares represented by certificates upon surrender to the surviving corporation of the certificates representing such stock and, in the case of holders of uncertificated stock, forthwith. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest will accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time.

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You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a sale transaction, such as the merger, is not an opinion as to fair value under Section 262 of the DGCL. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, none of OmniCable, Merger Sub or HWCC, as the surviving corporation, anticipates offering more than the merger consideration to any stockholder exercising appraisal rights, and they reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of HWCC common stock is less than or equal to the merger consideration. In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Company common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time, be entitled to vote shares of Company common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Company common stock, other than with respect to payment as of a record date prior to the effective time. If no petition for appraisal is filed within 120 days after the effective time, or if the stockholder otherwise fails to perfect, validly withdraws or otherwise loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder’s shares of Company common stock will be deemed to have been converted at the effective time into the right to receive the $5.30 per share cash payment (without interest and subject to any applicable withholding taxes) for his, her or its shares of Company common stock pursuant to the merger agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s appraisal rights.

In view of the complexity of Section 262 of the Delaware General Corporation Law, HWCC stockholders who may wish to pursue appraisal rights should consult their legal and financial advisor.

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MARKET PRICE DATA

Company common stock is traded on the Nasdaq Global Market under the symbol “HWCC.” As of the close of business on May 10, 2021, the latest full trading day prior to the date of this proxy statement, there were 16,882,557 shares of Company common stock outstanding and entitled to vote, held by 2,223 holders of record. The following table presents the high and low sale prices of Company common stock for the periods indicated in published financial sources:

	High	Low
2019

First Quarter	$6.58	$4.97
Second Quarter	6.32	5.15
Third Quarter	5.46	3.55
Fourth Quarter	4.73	3.65

2020

First Quarter	4.50	1.67
Second Quarter	3.26	2.00
Third Quarter	2.90	2.27
Fourth Quarter	3.24	2.40

2021

First Quarter	5.68	2.71
Second Quarter (through May 10, 2021)	5.33	5.21

The following table presents the closing per share sales price of Company common stock, as reported on the Nasdaq Global Market on March 24, 2021, the last full trading day prior to the public announcement of the merger agreement, and on May 10, 2021, the last full trading day prior to the date of this proxy statement:

March 24, 2021	$3.80
May 10, 2021	$5.23

You are encouraged to obtain current market prices of Company common stock in connection with voting your shares. Following the merger, there will be no further market for Company common stock, and Company common stock will be delisted from the Nasdaq Global Market and deregistered under the Exchange Act.

The Company paid a quarterly cash dividend from August 2007 until August 2016. The board determined to suspend the regular dividend in November 2016, to redeploy funds for other purposes. The Company does not intend to resume the payment of cash dividends in the foreseeable future.

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STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of shares of our common stock for each stockholder who is known by us to own beneficially more than 5% of the outstanding shares of our common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Nierenberg Investment Management Company, Inc. (1)
19605 NE 8th St.
Camas, WA 98607	2,043,358	12.10%

FMR LLC (2)
245 Summer Street
Boston, MA 02210	1,598,621	9.47%

Royce & Associates, LP (3)
745 Fifth Avenue
New York, NY 10151	1,208,781	7.16%

Dimensional Fund Advisors LP (4)
Building One 6300 Bee Cave Road
Austin, TX 78746	926,291	5.49%

(1)	As reported in an amendment to Statement on Schedule 13D filed with the SEC on behalf of The D3 Family Fund, L.P., The D3 Family Bulldog Fund, L.P., Haredale Ltd., Nierenberg Investment Management Company, Inc. and David Nierenberg, on March 26, 2021. Each of Nierenberg Investment Management Company, Inc. and its president, David Nierenberg, is deemed to be the beneficial owner of these shares on behalf of various investment companies registered under the Investment Company Act of 1940. One of those investment companies, The D3 Family Bulldog Fund, L.P., beneficially owned 1,314,254 shares, or 7.78% of our common stock. Each of Nierenberg Investment Management Company, Inc. and Mr. Nierenberg had shared voting and shared dispositive power with respect to all 2,043,358 shares reported as beneficially owned.

(2)	As reported in an amendment to Statement on Schedule 13G filed with the SEC on behalf of FMR LLC and Abigail P. Johnson, its chairman, on February 8, 2021. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, is deemed to be the beneficial owner of these shares as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940. One of those investment companies, Fidelity Series Intrinsic Opportunities Fund, beneficially owned 1,348,500 shares, or 7.99%, of our common stock. Fidelity Management & Research Company had sole voting power with respect to 30,449 shares, shared voting power with respect to no shares and sole dispositive power with respect to all 1,598,621 shares reported as beneficially owned.

(3)	As reported in an amendment to Statement on Schedule 13G filed with the SEC on behalf of Royce & Associates, LP on January 27, 2021. Royce & Associates, LP is deemed to be the beneficial owner of these shares as a result of its acting as investment adviser to various accounts. One of those investment companies, Royce Value Trust, Inc., beneficially owned 877,363 shares, or 5.20% of our common stock. Royce & Associates, LP had sole voting and sole dispositive power for all 1,208,781 shares reported as beneficially owned.

(4)	As reported in an amendment to Statement on Schedule 13G filed with the SEC on behalf of Dimensional Fund Advisors LP on February 12, 2021. Dimensional Fund Advisors LP is deemed to be the beneficial owner of these shares as a result of its acting as investment adviser to various investment companies registered under the Investment Company Act of 1940. Dimensional Fund Advisors LP has sole voting power with respect to 880,661 shares, shared voting power with respect to no shares and sole dispositive power with respect to all 926,291 shares reported as beneficially owned.

The following table sets forth the beneficial ownership of shares of our common stock for (i) each of our directors, (ii) each of our executive officers and (iii) all of our directors and executive officers as a group. Except as noted below, the nature of beneficial ownership for shares shown in this table is sole voting and sole dispositive power. The information below is as of May 4, 2021, unless otherwise indicated.

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Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares Owned		Shares Under Options/ Restricted Stock Units Exercisable/ Vesting Within 60 Days (1)	Total Number of Shares	Percent of Class
Eric W. Davis	77,652	(2)	5,000	82,652	*
Roy W. Haley	349,930	(3)	25,316	375,246	2.22%
Margaret S. Laird	500	(4)	9,820	10,320	*
David Nierenberg	2,043,358	(5)	0	2,043,358	12.10%
James L. Pokluda III	674,047	(6)	72,910	746,957	4.41%
Sandford W. Rothe	24,000	(7)	14,770	38,770	*
William H. Sheffield	30,000	(8)	54,557	84,557	*
G. Gary Yetman	29,718		51,428	81,146	*
Jerry M. Zurovchak	2,604	(9)	0	2,604	*
All directors and executive officers as a group (9 persons)	3,231,809		233,801	3,465,610	20.25%

*	Less than 1%
(1)	Excludes share units under the Nonemployee Directors’ Deferred Compensation Plan as follows: Mr. Haley – 57,048 shares; and Mr. Sheffield – 11,507 shares.
(2)	Includes 61,143 unvested restricted shares.
(3)	Owned by Mr. Haley’s individual retirement accounts.
(4)	Ms. Laird has shared voting power and shared dispositive power with her spouse.
(5)	Mr. Nierenberg has shared voting power and shared dispositive power with Nierenberg Investment Management Company, Inc. See table on page 71.
(6)	Includes 318,212 unvested restricted shares.
(7)	Owned by Mr. Rothe’s individual retirement account.
(8)	Mr. Sheffield has shared voting power and shared dispositive power with respect to 7,000 of these shares.
(9)	Includes 2,604 unvested restricted shares.

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OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, the board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Future Stockholder Proposals

If the merger is consummated, the Company will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed, the Company will hold an annual meeting of stockholders in 2021.

To be submitted for inclusion in the proxy statement for any 2021 annual meeting of stockholders, stockholder proposals must have satisfied all applicable requirements of Rule 14a-8 and must have been received by the Corporate Secretary of the Company a reasonable time before we begin to print and send our proxy materials for such annual meeting. If the merger is not completed, we will disclose the deadline in one of our quarterly reports on Form 10-Q. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 2021 annual meeting any stockholder proposal that may be omitted from the proxy materials of the Company under applicable regulations of the Exchange Act in effect at the time such proposal is received.

Our amended and restated by-laws provide that for a proposal to be properly brought by a stockholder before the annual meeting of stockholders to be held during calendar year 2021, notice of such proposal must generally be delivered to, or mailed and received at, the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting, provided that if the annual meeting is not held within 30 days of such anniversary date, then a proposal must be received no later than the close of business on the tenth day following the date on which the notice of meeting was mailed or the date of the annual meeting is publicly disclosed, whichever is earlier. As a result, notice of any stockholder proposal with respect to the 2021 annual meeting of stockholders submitted pursuant to these provisions of our by-laws, and containing the information required by our by-laws, must be received by the Corporate Secretary of the Company no later than the tenth day after we mail notice of, or publicly announce the date of, the 2021 annual meeting.

Stockholder proposals and nominations should be sent to:

Corporate Secretary

Houston Wire & Cable Company

10201 North Loop East

Houston, Texas 77029

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on March 25, 2021, as amended by Form 10-K/A filed with the SEC on April 28, 2021;

•	the Company’s definitive proxy statement on Schedule 14A, filed with the SEC on March 26, 2020; and

•	the Company’s Current Reports on Form 8-K filed with the SEC on January 6, 2021 (as amended by Form 8-K/A filed March 11, 2021) and March 25, 2021.

Copies of any of the documents we file with the SEC may be obtained free of charge either on our website, by contacting our Corporate Secretary at Houston Wire & Cable Company, 10201 North Loop East, Houston, Texas 77029, Attention: Corporate Secretary or by calling (713) 609-2100.

If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED MAY 11, 2021. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

BY ORDER OF THE BOARD OF DIRECTORS

Eric W. Davis
Vice President, Chief Financial Officer,
Treasurer and Secretary

Dated: May 11, 2021

74

 ANNEX A

AGREEMENT AND PLAN OF MERGER

By and Among

Omni Cable, LLC,

OCDFH Acquisition Sub Inc.

and

Houston Wire & Cable Company

Dated as of March 24, 2021

A-i

A-ii

A-iii

Section 8.11	Remedies	A-42
Section 8.12	Specific Performance	A-42
Section 8.13	Counterparts; Effectiveness; Electronic Transmission of Signatures	A-43
Section 8.14	Definitions	A-43

Exhibit A: Amended and Restated Certificate of Incorporation of Surviving Company	A-A-1

Exhibit B: Form of Voting Agreement	A-B-1

INDEX OF DEFINED TERMS

Agreement	A-1	Financing	A-35
Bank Debt	A-34	Maximum Premium	A-31
Book-Entry Share	A-2	Merger	A-1
Cancelled Shares	A-2	Merger Consideration	A-2
Certificate	A-2	Merger Sub	A-1
Certificate of Merger	A-2	Other Governmental Approvals	A-9
Company	A-1	Parent	A-1
Company Board Recommendation	A-9	Paying Agent	A-2
Company Debt	A-36	Payment Fund	A-2
Company Material Contract	A-19	Payoff Amount	A-34
Company Securities	A-7	Payoff Letter	A-34
Company Subsidiary Securities	A-8	Subsidiary NBV	A-37
Consent	A-9	Superior Proposal Notice Period	A-28
Credit Agreement Termination	A-34	Surviving Corporation	A-1
D&O Insurance	A-31
Dissenting Shares	A-4

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of March 24, 2021 by and among Houston Wire & Cable Company, a Delaware corporation (the “Company”), Omni Cable, LLC, a Pennsylvania limited liability company (“Parent”), and OCDFH Acquisition Sub Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 8.14 hereof.

RECITALS

A.       The parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein.

B.       In the Merger, upon the terms and subject to the conditions of this Agreement, each share of Company Common Stock will be converted into the right to receive the Merger Consideration except as otherwise provided in this Agreement.

C.       The Company Board has unanimously: (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement with Parent and Merger Sub; (ii) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (iii) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of the Company; in each case, in accordance with the DGCL.

D.       The respective Boards of Directors and Managers of Parent and Merger Sub have each unanimously: (i) determined that it is in the best interests of Parent or Merger Sub, as applicable, and their respective stockholders and members, and declared it advisable, to enter into this Agreement; and (ii) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; in each case, in accordance with the DGCL.

E.       Each member of the Company Board of Directors and each officer of the Company has entered into the Voting Agreement pursuant to which they have agreed, among other things, to vote the shares of Company Common Stock they beneficially own for adoption of this Agreement and approval of the Merger.

F.       The parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger.

AGREEMENT

In consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

Article I.
THE MERGER

Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time: (a) Merger Sub will merge with and into the Company (the “Merger”); (b) the separate corporate existence of Merger Sub will cease; and (c) the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger and a wholly-owned Subsidiary of Parent (sometimes referred to herein as the “Surviving Corporation”).

Section 1.02 Closing. Upon the terms and subject to the conditions set forth herein, the Closing will take place at 9:00 A.M., St. Louis, Missouri time, as soon as practicable (and, in any event, within three Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed

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to in writing by the parties hereto. The Closing shall take place remotely by exchange of documents and signatures (or their electronic counterparts), unless another place is agreed to in writing by the parties hereto.

Section 1.03 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent, and Merger Sub will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL.

Section 1.04 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

Section 1.05 Certificate of Incorporation; By-Laws. At the Effective Time: (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated so as to read in its entirety as set forth in Exhibit A, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law; and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation, or as provided by applicable Law.

Section 1.06 Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

Article II.
EFFECT OF THE MERGER ON CAPITAL STOCK; PAYMENT FOR SHARES

Section 2.01 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, or the Company or the holder of any capital stock of Parent, Merger Sub, or the Company:

(a)          Cancellation of Certain Company Common Stock. Each share of Company Common Stock that is owned by Parent or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries as of immediately prior to the Effective Time (“Cancelled Shares”) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)          Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) will be converted into the right to receive $5.30 in cash, without interest (the “Merger Consideration”).

(c)          Cancellation of Shares. At the Effective Time, all shares of Company Common Stock will no longer be outstanding and all shares of Company Common Stock will be cancelled and retired and will cease to exist, and, subject to Section 2.03, each holder of: (i) a certificate formerly representing any shares of Company Common Stock (each, a “Certificate”); or (ii) any book-entry shares which immediately prior to the Effective Time represented shares of Company Common Stock (each, a “Book-Entry Share”) will, subject to applicable Law in the case of Dissenting Shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.02 hereof.

(d)          Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates

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representing shares of Merger Sub common stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

Section 2.02 Surrender and Payment.

(a)          Paying Agent; Payment Fund. Prior to the Effective Time, Parent shall appoint a paying agent (the “Paying Agent”) to act as the agent for the purpose of paying the Merger Consideration for: (i) the Certificates; and (ii) the Book-Entry Shares. Promptly following the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, sufficient funds to pay the aggregate Merger Consideration that is payable in respect of all of the shares of Company Common Stock represented by the Certificates and the Book-Entry Shares (other than: (A) shares to be cancelled and retired in accordance with Section 2.01(a); and (B) Dissenting Shares) (the “Payment Fund”) in amounts and at the times necessary for such payments. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares shall be entitled under Section 2.01(b), Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Paying Agent sufficient to make all payments required under this Agreement. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of shares of Company Common Stock for the Merger Consideration. Promptly after the Effective Time, Parent shall send, or shall cause the Paying Agent to send, to each record holder of shares of Company Common Stock at the Effective Time, whose Company Common Stock was converted pursuant to Section 2.01(b) into the right to receive the Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Paying Agent, and which letter of transmittal will be in customary form and have such other provisions as Parent and the Surviving Corporation may reasonably specify) for use in such exchange.

(b)          Procedures for Surrender; No Interest. Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Book-Entry Share upon: (i) surrender to the Paying Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent; or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares. Until so surrendered or transferred, as the case may be, and subject to the terms set forth in Section 2.03, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this Article II, each Certificate or Certificates or Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled.

(c)          Investment of Payment Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Payment Fund will be invested by the Paying Agent, as directed by Parent or the Surviving Corporation , in: (i) obligations of or fully guaranteed by the United States; (ii) short-term commercial paper rated the highest quality by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation; (iii) certificates of deposit, bank repurchase agreements, or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available); or (iv) money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing. No losses with respect to any investments of the Payment Fund will affect the amounts payable to the holders of Certificates or Book-Entry Shares. Any income from investment of the Payment Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(d)          Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other similar Tax required as a result of

A-3

such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(e)          Full Satisfaction. All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.

(f)          Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.02 prior to that time shall thereafter look only to Parent (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the Merger Consideration without any interest. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock one year after the Effective Time, or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g)          Dissenting Shares Merger Consideration. Any portion of the Merger Consideration made available to the Paying Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

Section 2.03 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.01, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled in accordance with Section 2.01(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.01(b), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Share, as the case may be. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

Section 2.04 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of additional shares of capital stock of the Company as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.05 Withholding Rights. Each of the Paying Agent, Parent, Merger Sub, and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax Laws. To the extent

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that amounts are so deducted and withheld and remitted to the applicable Governmental Entity by the Paying Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Paying Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.06 Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated under this Article II.

Section 2.07 Treatment of Stock Options and Other Stock-Based Compensation.

(a)          Company Stock Options. The Company shall take all requisite action so that, at the Effective Time, each Company Stock Option that is outstanding under any Company Stock Plan immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of the holder thereof, cancelled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of: (i) the aggregate number of shares of Company Common Stock subject to such Company Stock Option; multiplied by (ii) the excess, if any, of the Merger Consideration over the per share exercise price under such Company Stock Option, less any Taxes required to be withheld in accordance with Section 2.05. For the avoidance of doubt, in the event that the per share exercise price under any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled as of the Effective Time without payment therefor and shall have no further force or effect.

(b)          Company Restricted Shares. The Company shall take all requisite action so that, at the Effective Time, each Company Restricted Share that is outstanding under any Company Stock Plan immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, vest in full and become free of restrictions and shall be cancelled and converted automatically, in accordance with the procedures set forth in this Agreement, into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the Merger Consideration, less any Taxes required to be withheld in accordance with Section 2.05.

(c)          Company Restricted Stock Units. The Company shall take all requisite action so that, at the Effective Time, each Company RSU that is outstanding under any Company Stock Plan immediately prior to the Effective Time, whether or not then vested, shall be, by virtue of the Merger and without any action on the part of the holder thereof, cancelled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of: (i) the aggregate number of shares of Company Common Stock subject to such Company RSU; multiplied by (ii) the Merger Consideration, less any Taxes required to be withheld in accordance with Section 2.05; provided that with respect to any Company RSUs that the Company, in consultation with Parent, has determined constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Stock Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(d)          Company Performance Stock Units. The Company shall take all requisite action so that, at the Effective Time, each Company PSU that is outstanding under any Company Stock Plan immediately prior to the Effective Time, whether or not then vested, shall be, by virtue of the Merger and without any action on the part of the holder thereof, cancelled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of: (i) the aggregate number of shares of Company Common Stock subject to such Company PSU (assuming for these purposes that 100% of the applicable target had been achieved thereunder and the performance period had ended, in each case, immediately prior to the Effective Time); multiplied by (ii) the Merger Consideration, less any Taxes required to be withheld in accordance with Section 2.05; provided that with respect to any Company PSUs that the Company, in consultation with Parent, has determined constitute nonqualified deferred compensation subject

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to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Stock Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(e)          Company Stock Units. The Company shall take all requisite action so that, at the Effective Time, each Company DSU that is outstanding under the Directors Deferred Compensation Plan immediately prior to the Effective Time, whether or not then vested, shall be, by virtue of the Merger and without any action on the part of the holder thereof, cancelled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of: (i) the aggregate number of shares of Company Common Stock subject to such Company DSU; multiplied by (ii) the Merger Consideration, less any Taxes required to be withheld in accordance with Section 2.05; provided that with respect to any Company DSUs that the Company, in consultation with Parent, has determined constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Stock Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(f)          Resolutions and Other Company Actions. At or prior to the Effective Time, the Company, the Company Board, and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of this Section 2.07.

Article III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Letter, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.01 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)          Organization; Standing and Power. The Company and each of its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that the concept of “good standing” is applicable) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)          Charter Documents. The Company has delivered or made available to Parent a true and correct copy of the Charter Documents, of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Charter Documents.

(c)          Subsidiaries. Section 3.01(c)(i) of the Company Disclosure Letter lists each of the Subsidiaries of the Company as of the date hereof and its place of organization. Section 3.01(c)(ii) of the Company Disclosure Letter sets forth, for each Subsidiary that is not, directly or indirectly, wholly-owned by the Company: (i) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the date hereof; and (ii) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by the Company. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company that is owned directly or indirectly by the Company have been validly issued, were issued free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (A) imposed by applicable securities Laws; or (B) arising pursuant to the Charter Documents of any non-wholly-owned Subsidiary of the

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Company. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 3.02 Capital Structure.

(a)          Capital Stock. The authorized capital stock of the Company consists of: (i) 100,000,000 shares of Company Common Stock; and (ii) 5,000,000 shares of Company Preferred Stock. As of the date of this Agreement: (A) 16,882,826 shares of Company Common Stock were issued and outstanding (not including shares held in treasury); (B) 4,106,126 shares of Company Common Stock were issued and held by the Company in its treasury; and (C) no shares of Company Preferred Stock were issued and outstanding or held by the Company in its treasury. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of the Company owns any shares of Company Common Stock.

(b)          Stock Awards.

(i)       As of the date of this Agreement, an aggregate of 1,631,123 shares of Company Common Stock were reserved for issuance pursuant to Company Equity Awards not yet granted under the Company Stock Plans. As of the date of this Agreement, 85,410 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Stock Options, all of which have an exercise price higher than the Merger Consideration, 441,221 Company Restricted Shares were issued and outstanding (and included in shares issued and outstanding), 178,996 Company RSUs were issued and outstanding, 52,910 Company PSUs were issued and outstanding, and 68,555 Company DSUs were issued and outstanding. Section 3.02(b)(i) of the Company Disclosure Letter sets forth as of the date of this Agreement a list of each outstanding Company Equity Award granted under the Company Stock Plans and the Directors Deferred Compensation Plan and: (A) the name of the holder of such Company Equity Award; (B) the number of shares of Company Common Stock subject to such outstanding Company Equity Award; (C) if applicable, the exercise price, purchase price, or similar pricing of such Company Equity Award; (D) the date on which such Company Equity Award was granted or issued; (E) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Company Equity Award is vested and exercisable as of the date hereof; and (F) with respect to Company Stock Options, the date on which such Company Stock Option expires. All shares of Company Common Stock subject to issuance under the Company Stock Plans or the Directors Deferred Compensation Plan, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.

(ii)       Except as set forth in Section 3.02(b)(ii) of the Company Disclosure Letter, there are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). Other than the Company Equity Awards, as of the date hereof, there are no outstanding: (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt or shares of capital stock of the Company; (B) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company; or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”). All outstanding shares of Company Common Stock, all outstanding Company Equity Awards, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

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(iii)       There are no outstanding Contracts requiring the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Company Securities or Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to any Company Securities or Company Subsidiary Securities.

(c)          Voting Debt. No Voting Debt is issued or outstanding.

(d)          Company Subsidiary Securities. As of the date hereof, there are no outstanding: (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of the Company; (ii) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of the Company; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Company, in each case that have been issued by a Subsidiary of the Company (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “Company Subsidiary Securities”).

Section 3.03 Authority; Non-Contravention; Governmental Consents; Board Approval; Anti-Takeover Statutes.

(a)          Authority. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the Requisite Company Vote, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement, approve the Merger, and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)          Non-Contravention. Except as set forth in Section 3.03(b) of the Company Disclosure Letter, the execution, delivery, and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) subject to obtaining the Requisite Company Vote, contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company or any of its Subsidiaries; (ii) assuming that all Consents contemplated by clauses (i) through (v) of Section 3.03(c) have been obtained or made and, in the case of the consummation of the Merger, obtaining the Requisite Company Vote, conflict with or violate any Law applicable to the Company, any of its Subsidiaries, or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the Company’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract (including any Lease) to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations,

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or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)         Governmental Consents. No consent, approval, order, or authorization of, or registration, declaration, or filing with, or notice to (any of the foregoing being a “Consent”), any Governmental Entity is required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing of the Company Proxy Statement in definitive form with the SEC in accordance with the Exchange Act, and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of Nasdaq; (iv) the other Consents of Governmental Entities listed in Section 3.03(c) of the Company Disclosure Letter (the “Other Governmental Approvals”); and (v) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)          Board Approval. The Company Board, by resolutions duly adopted by a unanimous vote at a meeting of all directors of the Company duly called and held, and not subsequently rescinded or modified in any way, has: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and the Company’s stockholders; (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein; (iii) directed that this Agreement be submitted to a vote of the Company’s stockholders for adoption at the Company Stockholders Meeting; and (iv) resolved to recommend that Company stockholders vote in favor of adoption of this Agreement in accordance with the DGCL (collectively, the “Company Board Recommendation”).

(e)          Anti-Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation enacted under any federal, state, local, or foreign laws applicable to the Company is applicable to this Agreement, the Merger, or any of the other transactions contemplated by this Agreement.

Section 3.04 SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance; Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a)          SEC Filings. The Company has timely filed with or furnished to, as applicable, the SEC all Company SEC Documents through EDGAR. To the extent that any Company SEC Document available on EDGAR contains redactions pursuant to a request for confidential treatment or otherwise, the Company has made available to Parent the full text of all such Company SEC Documents that it has so filed or furnished with the SEC. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation, and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents. None of the Company’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

(b)          Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto

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as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Company and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

(c)          Internal Controls. The Company and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is reasonably designed to provide assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that: (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of the Company and its Subsidiaries.

(d)          Disclosure Controls and Procedures. The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of: (i) any “significant deficiency” or “material weakness” (each as defined in Rule 12b-2 of the Exchange Act) in the system of internal control over financial reporting utilized by the Company and its Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

(e)          Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Company Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; (iv) are incurred under (A) Contracts that either are listed or not required to be listed in Section 3.15 of the Company Disclosure Letter; provided that such Liabilities are not for breach of any such Contract, or (B) the Company Stock Plans or the Directors Deferred Compensation Plan; or (v) individually or in the aggregate, are not material.

(f)          Off-Balance Sheet Arrangements. Except set forth in Section 3.04(f) of the Company Disclosure Letter or as described in the Company SEC Documents filed as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

(g)          Sarbanes-Oxley and Nasdaq Compliance. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of

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this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company is also in compliance with all of the other applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of Nasdaq, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h)          Accounting, Securities, or Other Related Complaints or Reports. Since January 1, 2018: (i) none of the Company or any of its Subsidiaries nor any director or officer of the Company or any of its Subsidiaries has received any oral or written complaint, allegation, assertion, or claim regarding the financial accounting, internal accounting controls, or auditing practices, procedures, methodologies, or methods of the Company or any of its Subsidiaries or any oral or written complaint, allegation, assertion, or claim from employees of the Company or any of its Subsidiaries regarding questionable financial accounting or auditing matters with respect to the Company or any of its Subsidiaries; and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported credible evidence of any material violation of securities Laws, breach of fiduciary duty, or similar material violation by the Company, any of its Subsidiaries, or any of their respective officers, directors, employees, or agents to the Company Board or any committee thereof, or to the chief executive officer, chief financial officer, or general counsel of the Company.

Section 3.05 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice and there has not been or occurred:

(a)          any Company Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(b)          except in connection with the sale of the Company’s former Southwest Wire Rope division, any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, could constitute a breach of Section 5.01.

Section 3.06 Taxes.

(a)          Tax Returns and Payment of Taxes. The Company and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete, and correct in all material respects. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company’s financial statements included in the Company SEC Documents (in accordance with GAAP). The Company’s most recent financial statements included in the Company SEC Documents reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Company and its Subsidiaries through the date of such financial statements. Neither the Company nor any of its Subsidiaries has incurred any material Liability for Taxes since the date of the Company’s most recent financial statements included in the Company SEC Documents outside of the ordinary course of business or otherwise inconsistent with past practice.

(b)          Availability of Tax Returns. The Company has made available to Parent complete and accurate copies of all federal, state, local, and foreign income, franchise, and other material Tax Returns filed by or on behalf of the Company or its Subsidiaries for any Tax period ending after January 1, 2016.

(c)          Withholding. The Company and each of its Subsidiaries have withheld and timely paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Company Employee, creditor, customer, stockholder, or other party (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local, and foreign Laws), and materially complied with all information reporting and backup withholding provisions of applicable Law.

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(d)          Liens. There are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in the Company’s most recent financial statements included in the Company SEC Documents.

(e)          Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against the Company or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any Taxes of the Company or any of its Subsidiaries.

(f)          Tax Jurisdictions. Since January 1, 2015, no claim has been made in writing by any taxing authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(g)          Tax Rulings. Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(h)          Consolidated Groups, Transferee Liability, and Tax Agreements. Neither the Company nor any of its Subsidiaries: (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary, or similar basis, other than a group of which the Company is a parent; (ii) has any material liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state, or foreign Law), as a transferee or successor, by Contract, or otherwise; or (iii) is a party to, bound by or has any material liability under any Tax sharing, allocation, or indemnification agreement or arrangement with any Person other than the Company and its Subsidiaries.

(i)          Change in Accounting Method. Neither Company nor any of its Subsidiaries has agreed to make, nor is it required to make, any material adjustment under Section 481(a) of the Code or any comparable provision of state, local, or foreign Tax Laws by reason of a change in accounting method or otherwise.

(j)          Post-Closing Tax Items. The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed prior to the Closing; (ii) installment sale or open transaction disposition made prior to the Closing; (iii) prepaid amount received prior to the Closing; (iv) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto; or (v) election under Section 108(i) of the Code.

(k)          Section 355. Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code within the past five years.

(l)          CARES Act. Seller has not (i) deferred the payment of any payroll Taxes pursuant to Section 2302 of the CARES Act, the Payroll Tax Executive Order or any other provision of applicable Law, or (ii) utilized any payroll Tax credits pursuant to any provision of the CARES Act.

(m)         Reportable Transactions. Neither Company nor any of its Subsidiaries has been a party to, or a material advisor with respect to, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

Section 3.07 Intellectual Property.

(a)          Scheduled Company-Owned IP. Section 3.07(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of all: (i) Company-Owned IP that is the subject of any issuance, registration, certificate, application, or other filing by, to or with any Governmental Entity or authorized private

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registrar, including patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations, and any Intellectual Property (whether or not abandoned or expired) which provides a direct or indirect priority basis for any of the foregoing; and (ii) material unregistered trademarks included in the Company-Owned IP.

(b)          Right to Use; Title. The Company or one of its Subsidiaries is the sole and exclusive legal and beneficial owner of all right, title, and interest in and to the Company-Owned IP, and has the valid and enforceable right to use all Company IP, in each case, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)          Validity and Enforceability. The Company and its Subsidiaries’ rights in the Company-Owned IP are valid, subsisting, and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries have taken reasonable steps to maintain the Company-Owned IP and to protect and preserve the confidentiality of all trade secrets included in the Company-Owned IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)          Non-Infringement. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the conduct of the businesses of the Company and any of its Subsidiaries has not infringed, misappropriated, or otherwise violated, and is not infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person; and (ii) to the Knowledge of the Company, no third party is infringing upon, violating, or misappropriating any Company-Owned IP.

(e)          IP Legal Actions and Orders. Except as set forth in Section 3.09 of the Company Disclosure Letter, there are no Legal Actions pending or, to the Knowledge of the Company, threatened: (i) alleging any infringement, misappropriation, or violation by the Company or any of its Subsidiaries of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, or ownership of any Company-Owned IP or the Company’s or any of its Subsidiaries’ rights with respect to any Company IP; or (iii) asserting any droit moral or similar rights against Company or any Subsidiary, in each case except for such Legal Actions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Company-Owned IP, except where compliance with such Order would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)          Company IT Systems. Section 3.07(f) of the Company Disclosure Letter contains a correct, current and complete list of all Company IT Systems Contracts, other than for Off-the-Shelf Solutions: (i) under which custom development work has been or is being performed by or for the Company or any of its Subsidiaries or where custom developed products or services are being utilized by the Company or any of its Subsidiaries; (ii) under which the Company or any of its Subsidiaries is a licensee of an IT product or service; or (iii) where licensing or use rights are granted or paid for under a scheme other than number of users or number of systems (for avoidance of doubt, all revenue-based or consumption-based licenses should be listed). Each Company IT Systems Contract is valid and binding on the Company or the applicable Subsidiary(ies) in accordance with its terms and is in full force and effect, and no party to any Company IT Systems Contract is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (for reasons other than non-renewal), any Company IT Systems Contract, with any over-utilization or improperly implementation of any software or service utilized by Company or any of its Subsidiaries being deemed a breach of such agreement, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. In the past five (5) years, there has been no disruption, malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, none of the Company IT Systems contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that (A) materially disrupt or adversely affect the functionality of any Company IT Systems, except as disclosed in their documentation or terms of use, or (B) enable or assist any Person to access without authorization any Company IT Systems (or portion thereof). The Company and its Subsidiaries have taken commercially reasonable efforts to safeguard the confidentiality, availability, security, continuity and integrity of the Company IT Systems,

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including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g)          Privacy and Data Security. The Company and each of its Subsidiaries have complied with all applicable Laws, payment card industry data security standards applicable to the Company and each Subsidiary, contractual and/or fiduciary obligations as to the protection and/or security of personal information processed by, or in or under the possession or control of, the Company or any of its Subsidiaries, and all internal or publicly posted policies, notices, and statements pertaining to the collection, use, processing, storage, transfer, disclosure, and security of personal information, data protection and e-commerce in the conduct of the Company’s and its Subsidiaries’ businesses, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries are in compliance with all Privacy Agreements, and each such Privacy Agreement is valid and binding on the Company or the applicable Subsidiary(ies) in accordance with its terms and is in full force and effect, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. In the past five (5) years, the Company and its Subsidiaries have not: (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in their possession, control or otherwise processed by the Company or any of its Subsidiaries; or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Legal Action by any Governmental Entity or other Person concerning the Company’s or any of its Subsidiaries’ collection, use, processing, storage, transfer, disclosure or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to the Company’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Legal Action, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h)          IP Transfer Agreements. The Company and its Subsidiaries, as applicable, have entered into binding, valid and enforceable written contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Company-Owned IP during the course of employment or engagement with Company and/or its Subsidiaries, whereby such employee or independent contractor (i) acknowledges Company’s or its Subsidiary’s exclusive ownership of the Company-Owned IP invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with Company or its Subsidiary; and (ii) grants to Company or its Subsidiary a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Company-Owned IP, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.08 Compliance; Permits.

(a)          Compliance. The Company and each of its Subsidiaries are and, since January 1, 2016, have been in compliance in all material respects with all material Laws or Orders applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound. Since January 1, 2016, no Governmental Entity has issued any written notice or notification stating that the Company or any of its Subsidiaries or any of their respective businesses or properties is not in compliance with any Law in any material respect. To the extent that other sections of this Article III relate to compliance with particular laws, this Section 3.08(a) shall be deemed to be subject to any qualifications and exceptions in such other sections.

(b)          Permits. The Company and its Subsidiaries hold, to the extent necessary to operate their respective businesses and properties as such businesses and properties are being operated as of the date hereof, all Permits, except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is and, since January 1, 2016, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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Section 3.09 Litigation. Except as set forth in Section 3.09 of the Company Disclosure Letter, there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of the Company, any officer or director of the Company or any of its Subsidiaries in their capacities as such other than any such Legal Action that: (a) does not involve an amount in controversy in excess of $50,000; and (b) does not seek material injunctive or other material non-monetary relief. None of the Company or any of its Subsidiaries or any of their respective properties or assets is subject to any Order, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any officer or director of the Company.

Section 3.10 Brokers’ and Finders’ Fees. Except for fees payable to the Company Financial Advisors pursuant to engagement letters listed in Section 3.10 of the Company Disclosure Letter, correct and complete copies of which have been provided to Parent, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement.

Section 3.11 Related Person Transactions. There are, and since January 1, 2018, there have been, no Contracts, transactions, arrangements, or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director, officer, or employee or any of their respective family members) thereof or any holder of 5% or more of the shares of Company Common Stock (or any of their respective family members), but not including any wholly-owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

Section 3.12 Employee Matters.

(a)          Schedule. Section 3.12(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of each Company Employee Plan.

(b)          Documents. The Company has made available to Parent correct and complete copies (or, if a plan or arrangement is not written, a written description) of all Company Employee Plans and amendments thereto, and, to the extent applicable: (i) all related trust agreements, funding arrangements, insurance contracts, and service provider agreements now in effect; (ii) the most recent determination letter received regarding the tax-qualified status of each Company Employee Plan; (iii) the most recent financial statements for each Company Employee Plan; (iv) the Form 5500 Annual Returns/Reports and Schedules for the most recent plan year for each Company Employee Plan; (v) the current summary plan description for each Company Employee Plan; and (vi) all actuarial valuation reports related to any Company Employee Plans.

(c)          Employee Plan Compliance. (i) Except as set forth in Section 3.12(c) of the Company Disclosure Letter, each Company Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS and no such determination letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such qualified retirement plan and the related trust are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Knowledge of the Company no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) the Company and its Subsidiaries, where applicable, have timely made all contributions, benefits, premiums, and other payments required by and due under the terms of each Company Employee Plan and applicable Law and accounting principles, and all benefits accrued under any unfunded Company Employee Plan have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each Company Employee Plan can be amended, terminated, or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, the Surviving Corporation or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) there are no investigations, audits, inquiries or enforcement actions pending or, to the Knowledge of the Company, threatened by the IRS, U.S. Department of Labor, Health and Human Services, Equal Employment Opportunity Commission,

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or any similar Governmental Entity with respect to any Company Employee Plan; (vi) there are no material Legal Actions pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan (in each case, other than routine claims for benefits); and (vii) to the Knowledge of the Company, neither the Company nor any of its Company ERISA Affiliates has engaged in a transaction that would reasonably be expected to subject the Company or any Company ERISA Affiliate to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. No Company Employee Plan provides benefits to employees or other services providers located in a country other than the United States or is subject to the Laws of any country other than the United States.

(d)          Plan Liabilities. Neither the Company nor any Company ERISA Affiliate has: (i) incurred or reasonably expects to incur any liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law relating to any Company Employee Plan and, to the Knowledge of the Company, nothing has occurred that could constitute grounds under Title IV of ERISA to terminate, or appoint a trustee to administer, any Company Employee Plan; (ii) except for payments of premiums to the PBGC which have been timely paid in full, not incurred any liability to the PBGC in connection with any Company Employee Plan covering any active, retired, or former employees or directors of the Company or any Company ERISA Affiliate, including, without limitation, any liability under Sections 4069 or 4212(c) of ERISA or any penalty imposed under Section 4071 of ERISA; (iii) failed in any material respect to satisfy the health plan compliance requirements under the Affordable Care Act, including related information reporting requirements; (iv) failed in any material respect to comply with Section 601 et. seq. of ERISA and Section 4980B of the Code, regarding the health plan continuation coverage requirements under COBRA; or (v) failed in any material respect to comply with the privacy, security, and breach notification requirements under HIPAA. No complete or partial termination of any Company Employee Plan has occurred.

(e)          Certain Company Employee Plans. With respect to each Company Employee Plan:

(i)          no such plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code and since January 1, 2016 neither the Company nor any of its Company ERISA Affiliates has contributed to, sponsored, maintained, or had any liability or obligation in respect of any such multiemployer plan or multiple employer plan;

(ii)          no Legal Action has been initiated by the PBGC to terminate any such Company Employee Plan or to appoint a trustee for any such Company Employee Plan;

(iii)          no Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and none of the assets of the Company or any Company ERISA Affiliate is the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code; and

(iv)          no “reportable event,” as defined in Section 4043 of ERISA, for which the notice requirement has not been waived has occurred, or is reasonably expected to occur, with respect to any such Company Employee Plan.

(f)          No Post-Employment Obligations. Except as may be required by COBRA or other applicable Law, or except as set forth on Section 3.12(a) of the Company Disclosure Letter, no Company Employee Plan provides post-termination or retiree health, life or other welfare benefits to any person for any reason, and neither the Company nor any Company ERISA Affiliate has any Liability to provide post-termination or retiree health benefits to any person.

(g)          Potential Governmental or Lawsuit Liability. Other than routine claims for benefits: (i) there are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any participant in any Company Employee Plan, or otherwise involving any Company Employee Plan or the assets of any Company Employee Plan; and (ii) no Company Employee Plan is presently or has within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Entity.

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(h)          Effect of Transaction. Except as set forth on Section 3.12(h) of the Company Disclosure Letter, neither the execution or delivery of this Agreement, the consummation of the Merger, nor any of the other transactions contemplated by this Agreement will (either alone or in combination with any other event): (i) except as provided in Section 2.07, accelerate the timing of payment, funding, or vesting, or increase the amount, of compensation or any other amounts due or payable to any such individual; (ii) result in any other material obligation pursuant to any Company Employee Plan, or (iii) entitle any current or former employee, officer or director of the Company or any of its Subsidiaries to severance pay, termination pay, separation pay, retention pay or “change-in-control” or “change-of-control” payments. No amount reasonably expected to be received (whether in cash or property or the vesting of any property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, director, or other service provider of the Company under any Company Employee Plan or otherwise would not be deductible by reason of Section 280G of the Code nor would be subject to an excise tax under Section 4999 of the Code.

(i)          Employment Law Matters. The Company and each of its Subsidiaries: (i) is in compliance with all applicable Laws and agreements regarding hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, paid leave and workplace protections relating to COVID-19, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, use of genetic information, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Company Employees and contingent workers; and (ii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing Company Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(j)          Labor. Except as set forth in Section 3.12(j) of the Company Disclosure Letter, neither Company nor any of its Subsidiaries is or ever has been party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council, or trade union with respect to any of its or their operations. No work stoppage, slowdown, or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed within the United States is pending, threatened, or has occurred in the last two years, and, to the Knowledge of the Company, no material work stoppage, slowdown, or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed outside the United States is pending, threatened, or has occurred in the last two years. None of the current Company Employees is represented by a labor organization, work council, or trade union and, to the Knowledge of the Company, there is no organizing activity, Legal Action, election petition, union card signing or other union activity, or union corporate campaigns of or by any labor organization, trade union, or work council directed at the Company or any of its Subsidiaries, or any Company Employees. Neither the Company nor any of its Subsidiaries has experienced any reduction in force during the 90 days before the date of this Agreement, that, individually or in the aggregate, would result in a duty to comply with the notice provisions of the WARN Act. Except as set forth in Section 3.12(j) of the Company Disclosure Letter, all individuals employed by the Company or any Subsidiary are terminable at will without the requirement to pay any severance or other termination payment beyond final wages. Except as set forth in Section 3.09 of the Company Disclosure Letter, there are no Legal Actions, government investigations, or labor grievances pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any Company Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.13 Real Property and Personal Property Matters.

(a)          Owned Real Estate. The Company or one or more of its Subsidiaries has good and marketable fee simple title to the Owned Real Estate free and clear of any Liens other than the Permitted Liens. Section 3.13(a) of the Company Disclosure Letter contains a true and complete list by address of the Owned Real Estate as of the date hereof. Other than with respect to the Cain Circle Property, neither the Company nor any of its Subsidiaries: (i) lease or grant any Person the right to use or occupy all or any part of the Owned Real Estate; (ii) other than to Parent, has granted any Person an option, right of first offer, or right of first refusal to purchase such Owned Real Estate or any

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portion thereof or interest therein; or (iii) has received written notice of any pending, and to the Knowledge of the Company threatened, condemnation proceeding affecting any Owned Real Estate or any portion thereof or interest therein. Neither the Company nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(b)          Leased Real Estate. Section 3.13(b) of the Company Disclosure Letter contains a true and complete list of all Leases (including all amendments thereto) as of the date hereof for each such Leased Real Estate (including the dates and names of the parties to such Lease documents, and, as to any oral Lease, a complete description of the material terms of such Lease). The Company has delivered to Parent a true and complete copy of each such Lease (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto). Except as set forth on Section 3.13(b) of the Company Disclosure Letter, with respect to each of the Leases: (i) such Lease is legal, valid, binding and enforceable against the Company or its Subsidiary and in full force and effect; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to the Lease, is in breach or default under such Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a breach or default under such Lease; (iii) the Company’s or its Subsidiary’s possession and quiet enjoyment of the Leased Real Estate under such Lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Lease; (iv) there are no Liens on the estate created by such Lease other than Permitted Liens; and (v) no Lease has been amended or modified except as listed in Section 3.13(b) of the Company Disclosure Letter. Neither the Company nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Lease or any interest therein nor has the Company or any of its Subsidiaries subleased, licensed, or otherwise granted any Person (other than another wholly-owned Subsidiary of the Company) a right to use or occupy such Leased Real Estate or any portion thereof. Neither the Company nor any Subsidiary has been a party to any lease, license or occupancy agreement related to any real property that was assigned by the Company or Subsidiary to a third party (without a release of the Company or such Subsidiary from the obligations thereunder).

(c)          Real Estate Used in the Business. The Owned Real Estate identified in Section 3.13(a) of the Company Disclosure Letter and the Leased Real Estate identified in Section 3.13(b) of the Company Disclosure Letter comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Company or any of its Subsidiaries. All of the Real Estate and the improvements and fixtures thereon, are in operating condition (subject to ordinary wear and tear) without material structural defects, and all mechanical and other building systems located thereon are in operating condition (subject to ordinary wear and tear) and adequate in all material respects for their current use, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)          Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are in possession of and have good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, and other tangible personal property and assets owned, leased, or used by the Company or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens. To the Knowledge of the Company, all of the personal property of the Company and its Subsidiaries is in good condition and repair (normal wear and tear excepted), and adequate for the purposes for which such personal property is being used by the Company and its Subsidiaries, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.14 Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)          Compliance with Environmental Laws. The Company and its Subsidiaries are, and have been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as currently conducted.

(b)          No Disposal, Release, or Discharge of Hazardous Substances. Neither the Company nor any of its Subsidiaries has disposed of, released, or discharged any Hazardous Substances on, at, under, in, or from any real property currently or, to the Knowledge of the Company, formerly owned, leased, or operated by it or any of its Subsidiaries or at any other location that is: (i) currently subject to any investigation, remediation, or monitoring; or

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(ii) reasonably likely to result in liability to the Company or any of its Subsidiaries, in either case of (i) or (ii) under any applicable Environmental Laws.

(c)          No Production or Exposure of Hazardous Substances. Neither the Company nor any of its Subsidiaries has: (i) produced, processed, manufactured, generated, transported, treated, handled, used, or stored any Hazardous Substances, except in compliance with Environmental Laws, at any Real Estate or real property formerly owned, leased or operated by the Company or any of its Subsidiaries; or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.

(d)          No Legal Actions or Orders. Except as set forth in Section 3.14(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received written notice of any, and there is no, Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any Order, settlement agreement, or other written agreement by or with any Governmental Entity or third party imposing any material Liability or obligation with respect to any of the foregoing.

(e)          Environmental Encumbrance. Neither the Owned Real Estate, the Leased Real Estate not the Company’s or its Subsidiaries’ formerly owned or leased real property is subject to any environmental Lien, environmental covenant, engineering or institutional control or use limitation or similar restriction.

(f)          No Assumption of Environmental Law Liabilities. Neither the Company nor any of its Subsidiaries has expressly assumed or retained any Liabilities under any applicable Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business.

Section 3.15 Material Contracts.

(a)          Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean the following to which the Company or any of its Subsidiaries is a party or any of the respective assets are bound (excluding any Leases):

(i)       any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by the Company with the SEC;

(ii)       any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former (A) officer of the Company, (B) member of the Company Board, or (c) Company Employee or consultant providing for an annual base salary or payment in excess of $100,000;

(iii)       any Contract providing for indemnification or any guaranty by the Company or any Subsidiary thereof, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than (A) any guaranty by the Company or a Subsidiary thereof of any of the obligations of (1) the Company or another wholly-owned Subsidiary thereof or (2) any Subsidiary (other than a wholly-owned Subsidiary) of the Company that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (B) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(iv)       any Contract that purports to limit in any material respect the right of the Company or any of its Subsidiaries (or, at any time after the consummation of the Merger, Parent or any of its Subsidiaries) (A) to engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location;

(v)       any Contract relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by the Company or any of its Subsidiaries after the date of this

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Agreement of assets or capital stock or other equity interests of any Person, in each case with a fair market value in excess of $250,000;

(vi)       any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of the Company or any of its Subsidiaries;

(vii)       any Contract that provides for the payment of rebates either to suppliers or customers;

(viii)       any Contract that contains any provision that requires the purchase of all or a material portion of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole;

(ix)       any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the Merger will obligate Parent, the Surviving Corporation, or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

(x)       any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company, other than any such Contact solely between the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries;

(xi)       any mortgages, indentures, guarantees, loans, or credit agreements, security agreements, or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $250,000, other than (A) accounts receivables and payables, and (B) loans to direct or indirect wholly-owned Subsidiaries of the Company;

(xii)       any employee collective bargaining agreement or other Contract with any labor union;

(xiii)       any Company IP Agreement other than Contracts for Off-the-Shelf Solutions;

(xiv)       any other Contract under which the Company or any of its Subsidiaries is obligated to make payment or incur costs in excess of $100,000 in any year and which is not otherwise described in clauses (i)–(xii) above; or

(xv)       any Contract which is not otherwise described in clauses (i)-(xiv) above that is material to the Company and its Subsidiaries, taken as a whole.

(b)          Schedule of Material Contracts; Documents. Section 3.15(b) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all Company Material Contracts. The Company has made available to Parent correct and complete copies of all Company Material Contracts, including any amendments thereto.

(c)          No Breach. (i) All the Company Material Contracts are legal, valid, and binding, enforceable against the Company or one of its Subsidiaries in accordance with its terms, and is in full force and effect; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party has violated in any material respect any provision of, or failed to perform any obligation required under the provisions of, any Company Material Contract, which violation or failure has not been cured; and (iii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party is in breach, or since January 1, 2018 has received written notice of breach, of any Company Material Contract.

Section 3.16 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate, and as is sufficient to comply with applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the

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Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and to the Knowledge of the Company: (i) no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship, or liquidation; and (ii) no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy.

Section 3.17 Proxy Statement. None of the information included or incorporated by reference in the Company Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Company Proxy Statement.

Section 3.18 Anti-Corruption Matters. Since January 1, 2016, none of the Company, any of its Subsidiaries or any director, officer or, to the Knowledge of the Company, employee or agent of the Company or any of its Subsidiaries has: (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Entity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. Since January 1, 2016, neither the Company nor any of its Subsidiaries has disclosed to any Governmental Entity that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters. To the Knowledge of the Company, no Governmental Entity is investigating, examining, or reviewing the Company’s compliance with any applicable provisions of any Law relating to anti-corruption, bribery, or similar matters.

Section 3.19 Products.

(a)          Recalls. Since January 1, 2018, there has not been any recall, and there is no pending or, to the Company’s Knowledge, threatened recall or investigation, with respect to any of the products and services sold from time to time by the Company and its Subsidiaries.

(b)          Notices. Since January 1, 2018, neither the Company nor any of its Subsidiaries have received any written notice or, to the Company’s Knowledge, other communication from any Governmental Entity, of any actual or alleged violation of any applicable Law governing product recalls, product safety, product defects, or the content of product materials or packaging and labeling of products.

Section 3.20 PPP Loan. The Company and each of its Subsidiaries has complied in all material respects with all Applicable PPP Laws, in applying for, calculating the permitted amount of, receiving and using the funds borrowed under the PPP Loans. All funds borrowed under the PPP Loans have been used solely for approved purposes in accordance with the Applicable PPP Laws. Other than the PPP Loans, the Company and its Subsidiaries have not incurred any indebtedness pursuant to the Applicable PPP Laws. The Company’s Subsidiary submitted to the PPP Lender a PPP Loan Forgiveness Application (SBA Form 3508) with respect to the PPP Loan on March 11, 2021.

Section 3.21 Fairness Opinion. The Company has received the opinion of a Company Financial Advisor (and, if it is in writing, has provided a copy of such opinion to Parent) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked, or modified.

Article IV.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

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Section 4.01 Organization. Each of Parent and Merger Sub is a limited liability company and, respectively, corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation.

Section 4.02 Authority; Non-Contravention; Governmental Consents; Board Approval.

(a)          Authority. Each of Parent and Merger Sub has all requisite limited liability company or corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, subject to, in the case of the consummation of the Merger, the adoption of this Agreement by Parent as the sole stockholder of Merger Sub. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary limited liability company or corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of the consummation of the Merger, to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the legal, valid, and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)          Non-Contravention. The execution, delivery, and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the certificate of incorporation or by-laws of Parent or Merger Sub; (ii) assuming that all of the Consents contemplated by clauses (i) through (v) of Section 4.02(c) have been obtained or made, conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Parent’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which Parent or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of Parent or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(c)          Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery, and performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of Nasdaq; (iv) the Other Governmental Approvals; and (v) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(d)          Board Approval.

(i)       The managers of Parent by resolutions duly adopted by a unanimous vote at a meeting of all managers of Parent duly called and held and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Parent and Parent’s member, and (B) approved and declared advisable this Agreement, including the execution,

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delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein.

(ii)       The board of directors of Merger Sub by resolutions duly adopted by a unanimous vote at a meeting of all directors of Merger Sub duly called and held and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Merger Sub and Parent, as the sole stockholder of Merger Sub, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, and (C) resolved to recommend that Parent, as the sole stockholder of Merger Sub, approve the adoption of this Agreement in accordance with the DGCL.

Section 4.03 Proxy Statement. None of the information with respect to Parent or Merger Sub that Parent or any of its Representatives furnishes in writing to the Company expressly for use or incorporation in the Company Proxy Statement, will, at the date such Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company or its Representatives.

Section 4.04 Financial Capability. Parent has or will have, and will cause Merger Sub to have, prior to the Effective Time, sufficient funds to pay the aggregate Merger Consideration contemplated by this Agreement and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement.

Section 4.05 Legal Proceedings. As of the date hereof, there is no pending or, to the Knowledge of Parent, threatened, Legal Action against Parent or any of its Subsidiaries, including Merger Sub, nor is there any Order imposed upon Parent or any of its Subsidiaries, including Merger Sub, in each case, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 4.06 Ownership of Company Common Stock. Neither Parent nor any of its Affiliates “owns” (as defined in Section 203(c)(9) of the DGCL) any shares of Company Common Stock.

Section 4.07 Brokers. Neither Parent, Merger Sub, nor any of their respective Affiliates has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement for which the Company would be liable in connection with the Merger.

Article V.
COVENANTS

Section 5.01 Conduct of Business of the Company. During the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of Parent, conduct its business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to maintain and preserve intact its and its Subsidiaries’ business organizations, to keep available the services of its and its Subsidiaries’ current officers and employees, to maintain and preserve intact its and its Subsidiaries’ present relationships and goodwill with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement, as set forth in Section 5.01 of the Company Disclosure Letter, or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent:

(a)          amend or propose to amend its Charter Documents;

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(b)          (i) split, combine, or reclassify any Company Securities or Company Subsidiary Securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Company Securities or Company Subsidiary Securities, or (iii) declare, set aside, set a record date for or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries);

(c)          issue, sell, pledge, dispose of, or encumber any Company Securities or Company Subsidiary Securities, other than the issuance of shares of Company Common Stock upon the exercise of any Company Equity Award outstanding as of the date of this Agreement in accordance with its terms;

(d)          except as required by applicable Law or by any Company Employee Plan or Contract in effect as of the date of this Agreement (i) grant or increase the severance or termination pay to any current or former director, employee, agent or consultant of the Company or any of its Subsidiaries, (ii) execute any employment, consultancy, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any such director, employee, agent or consultant of the Company or its Subsidiaries; (iii) increase the compensation, bonus or benefits payable or that could become payable by the Company or any of its Subsidiaries to directors, officers, or employees, other than increases in compensation made to non-officer employees in the ordinary course of business consistent with past practice, (iv) lend or advance any money or other property to any present or former director or employee of the Company or its Subsidiaries; (v) promote any officers or employees, except in connection with the Company’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (vi) enter into any collective bargaining agreement or other labor agreement; (vii) establish, adopt, enter into, amend, terminate, exercise any discretion (except in the ordinary course of business) under, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Employee Plan, other than contributions required by Law, the terms of such Company Employee Plans as in effect on the date hereof, or that are made in the ordinary course of business consistent with past practice;

(e)          (A) other than any termination by the Company or any of its Subsidiaries for cause, terminate the employment of any officer or employee with the title of vice president or above, or (B) undertake (1) any material reduction in force, (2) any reduction in force that would result in any liability by the Company or any of its Subsidiaries for noncompliance with the notice provisions of the WARN Act, or (C) any reduction in force that is subject to the WARN Act, in each case, in respect of employees of the Company and its Subsidiaries;

(f)          acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person;

(g)          (i) transfer, license, sublicense, sell, lease, sublease or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, or otherwise subject to any Lien (other than a Permitted Lien), any assets, including the capital stock or other equity interests in any Subsidiary of the Company; provided, that the foregoing shall not prohibit the Company and its Subsidiaries from transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, or granting non-exclusive licenses under the Company IP or the Company-Owned IP, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(h)          repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice and except for up to $5.0 million of additional indebtedness under the Credit Agreement than what is outstanding as of the date of this Agreement (it being understood that such $5.0 million shall be in addition to indebtedness incurred in connection with the financing of ordinary course trade payables);

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(i)          enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract or any Lease with respect to Real Estate or any other

Contract or Lease that, if in effect as of the date hereof would constitute a Company Material Contract or Lease with respect to Real Estate hereunder;

(j)          institute, settle, compromise or otherwise resolve in whole or in part any Legal Action involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $100,000 for any individual Legal Action, other than (i) any Legal Action brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, and (ii) the settlement of claims, liabilities, or obligations reserved against on the Company Balance Sheet; provided, that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;

(k)          make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(l)          (i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Company Balance Sheet (or most recent consolidated balance sheet included in the Company SEC Documents), (ii) make, change or rescind any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;

(m)          enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(n)          waive, release, assign or fail to exercise or pursue any material right, claim or benefit of the Company or any of its Subsidiaries under any restrictive covenant with any officer or employee;

(o)          engage in any transaction or series of transactions with any Affiliate that would be required to be disclosed under Item 404 of Regulation S-K of the Securities Act, without regard to any monetary thresholds therein;

(p)          except in connection with actions permitted by Section 5.04 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to the Company with respect to a Takeover Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Parent, Merger Sub, or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(q)          abandon, allow to lapse, sell, assign, transfer, grant any security interest in, otherwise encumber or dispose of any Company IP, or grant any right, license or sublicense to any Company IP other than pursuant to non-exclusive licenses or sublicenses entered into in the ordinary course of business consistent with past practice, or divulge, furnish to or make accessible any trade secrets within Company IP to any third party, except under appropriate protections for the confidentiality thereof;

(r)          terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(s)          make or commit to make any capital expenditures, other than for the repair or replacement of property and equipment in the ordinary course of business; or

(t)          agree or commit to do any of the foregoing.

Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other party’s operations prior to the Effective Time and (b) prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

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Section 5.02 Other Actions. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VII, the Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take, or agree or commit to take, any action (except as otherwise expressly permitted by Section 5.04 of this Agreement) that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 5.03 Access to Information; Integration Planning; Confidentiality.

(a)          Access to Information. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VII, the Company shall, and shall cause its Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices, and other facilities, and to all books, records, contracts, and other assets of the Company and its Subsidiaries, and the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent such other information concerning the business and properties of the Company and its Subsidiaries as Parent may reasonably request from time to time. Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect the Company’s representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to Parent or Merger Sub pursuant to this Agreement.

(b)          Integration Planning. From and after the date hereof until the Effective Time, the Company and Parent shall, and shall cause their Subsidiaries and Representatives to, use their reasonable best efforts, subject to applicable Law, to cooperate with the other party in connection with planning the integration of the business operations of the Surviving Corporation and Parent and their respective Subsidiaries following the Closing by, among other matters, the Company facilitating meetings between Parent and the employees of the Company and its Subsidiaries. In furtherance of the foregoing, promptly following the date hereof, each of Parent and the Company shall designate at least one individual to serve on an integration committee, with such committee meeting at least weekly and as otherwise reasonably requested by Parent, to conduct transition and integration planning.

(c)          Confidentiality. Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 5.04 Solicitation of Takeover Proposals.

(a)          Go-Shop Period. Notwithstanding anything to the contrary set forth in this Agreement, during the period commencing with the execution and delivery of this Agreement and continuing until 12:01 a.m. Eastern Time on the No-Shop Period Start Date, the Company and its Representatives will have the right to, directly or indirectly, (i) initiate, solicit, propose, induce or encourage the making, submission or announcement of one or more Takeover Proposals from any Person or its Representatives, or knowingly encourage, facilitate or assist, any proposal, inquiry or offer that would constitute, or would reasonably be expected to lead to, a Takeover Proposal, including by furnishing to any Person or its Representatives any non-public information relating to the Company or by affording to any Person or its Representatives access to the business, properties, assets, books, records or other non-public information, or to the personnel, of the Company, in each case pursuant to one or more Acceptable Confidentiality Agreements; (ii) continue, enter into, participate in or engage in any discussions or negotiations with any Person or its Representatives with respect to one or more Takeover Proposals or any other proposals that could lead to a Takeover Proposal; (iii) otherwise cooperate with, assist or take any action to facilitate any Takeover Proposal or any other proposals that could lead to any Takeover Proposal; provided that the Company shall promptly (and in any event within 24 hours) make available to Parent any non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access that was not previously made available to the Parent, and (iv) engage in, enter into or otherwise participate in any discussions or negotiations with any Persons or group of Persons with respect to any Takeover Proposals and cooperate with or assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Takeover Proposals. No later than one (1) Business Day after the No-Shop Period Start Date, the Company shall (x) notify Parent in writing of

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the receipt of any Takeover Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date, or any inquiry or request with respect to, or that would reasonably be expected to lead to, a Takeover Proposal (including the identity of the Person or group making such Takeover Proposal, the price per share, structure, closing conditions, and regulatory and financing provisions) and (y) deliver to Parent copies of all written proposals, letters of interest, term sheets, commitment letters, proposed definitive documents or similar documents relating to any Takeover Proposal received by the Company or its Representatives from any such Person or group or its or their Representatives. The Company shall keep Parent informed in all material respects of any material developments with respect to any such Takeover Proposal (and any subsequent amendments or modifications thereto) and deliver to Parent copies of revised or newly received documents received by the Company or its Representatives from any such Person or group or its or their Representatives, in each case, as soon as is reasonably practicable and in any event within 24 hours of receipt, provision or occurrence thereof.

(b)          No Solicitation or Negotiation after No-Shop Period Start Date. Except as expressly permitted by this Section 5.04, from and after the No-Shop Period Start Date, the Company shall and shall cause its Subsidiaries and each of its and their Representatives to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the No-Shop Period Start Date with respect to any Takeover Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries to return or destroy (and confirm destruction of) all such information.

(c)          Takeover Proposal. Except as may relate to any Excluded Party (for so long as such Person or group is an Excluded Party) or as expressly permitted by this Section 5.04, subject to the terms of Section 5.04(d), from and after the No-Shop Period Start Date, the Company shall not, and shall cause its Subsidiaries not to, and shall not authorize or permit its and its Subsidiaries’ Representatives to, directly or indirectly, solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or, subject to Section 5.04(d): (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party (or its potential sources of financing) that is seeking to make, or has made, any Takeover Proposal; (ii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, or (B) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL; or (iii) enter into any Company Acquisition Agreement. Except as expressly permitted by this Section 5.04, the Company Board shall not effect a Company Adverse Recommendation Change.

(d)          Superior Proposal. Notwithstanding Section 5.04(c), prior to the receipt of the Requisite Company Vote, the Company Board, directly or indirectly through any Representative, may, subject to Section 5.04(e): (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that the Company Board believes in good faith, after consultation with outside legal counsel and the Company Financial Advisor, constitutes a Superior Proposal; (ii) thereafter furnish to such third party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall be promptly (in all events within 24 hours) provided for informational purposes only to Parent); (iii) following receipt of and on account of a Superior Proposal, make a Company Adverse Recommendation Change; and/or (iv) take any action that any court of competent jurisdiction orders the Company to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iv), only if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would cause the Company Board to be in breach of its fiduciary duties under applicable Law. Nothing contained herein shall prevent the Company Board from disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal, if the Company determines, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of applicable Law.

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(e)          Notification to Parent. The Company Board shall not take any of the actions referred to in clauses (i) through (iv) of Section 5.04(d) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. The Company shall notify Parent promptly (but in no event later than 24 hours) after it obtains Knowledge of the receipt by the Company (or any of its Representatives) of any Takeover Proposal, any inquiry that could reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries by any third party. In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request, including any proposed financing. The Company shall keep Parent fully informed, on a current basis, of the status and material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price, proposed financing, and other material terms thereof. The Company shall provide Parent with at least 48 hours’ prior notice of any meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Company Board is reasonably expected to consider any Takeover Proposal. The Company shall promptly provide Parent with a list of any non-public information concerning the Company’s and any of its Subsidiary’s business, present or future performance, financial condition, or results of operations, provided to any third party, and, to the extent such information has not been previously provided to Parent, copies of such information. For the avoidance of doubt, this Section 5.04(e) shall not apply to a Takeover Proposal that relates to any Excluded Party (for so long as such Person or group is an Excluded Party).

(f)          Company Adverse Recommendation Change or Company Acquisition Agreement. Except as expressly permitted by this Section 5.04, the Company Board shall not effect a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Requisite Company Vote, the Company Board may effect a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement, if: (i) the Company promptly notifies Parent, in writing, at least five Business Days (the “Superior Proposal Notice Period”) before making a Company Adverse Recommendation Change or entering into (or causing a Subsidiary to enter into) a Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the Company has received a Takeover Proposal that the Company Board intends to declare a Superior Proposal and that the Company Board intends to effect a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement; (ii) the Company specifies the identity of the party making the Superior Proposal and the material terms and conditions thereof in such notice and includes an unredacted copy of the Takeover Proposal and attaches to such notice the most current version of any proposed agreement (which version shall be updated on a prompt basis) for such Superior Proposal and any related documents, including financing documents, to the extent provided by the relevant party in connection with the Superior Proposal; (iii) the Company and its Representatives, during the Superior Proposal Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Superior Proposal Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price or financing, the Superior Proposal Notice Period shall be extended, if applicable, to ensure that at least five Business Days remains in the Superior Proposal Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)); and (iv) the Company Board determines in good faith, after consulting with outside legal counsel and its Company Financial Advisor, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Parent during the Superior Proposal Notice Period in the terms and conditions of this Agreement.

Section 5.05 Stockholders Meeting; Preparation of Proxy Materials; Approval by Sole Stockholder of Merger Sub.

(a)          Company Stockholders Meeting. The Company shall take all action necessary to duly call, give notice of, convene, and hold the Company Stockholders Meeting as soon as reasonably practicable after the date of this Agreement, and, in connection therewith, the Company shall mail the Company Proxy Statement to the holders of Company Common Stock in advance of such meeting. Except to the extent that the Company Board shall have effected a Company Adverse Recommendation Change as permitted by Section 5.04 hereof, the Company Proxy Statement shall include the Company Board Recommendation. Subject to Section 5.04 hereof, the Company shall use reasonable best efforts to: (i) solicit from the holders of Company Common Stock proxies in favor of the

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adoption of this Agreement and approval of the Merger; and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Company Common Stock required by applicable Law to obtain such approval. Except for the election of directors, approval of the Company’s executive compensation and ratification of the selection of the Company’s independent accountant, the Company shall not submit any other proposals for approval at the Company Stockholders Meeting without the prior written consent of Parent. The Company shall keep Parent and Merger Sub updated with respect to proxy solicitation results as requested Parent or Merger Sub. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Parent (other than: (A) in order to obtain a quorum of its stockholders; or (B) to allow reasonable additional time after the filing and mailing of any supplemental or amended disclosures to the Company Proxy Statement for compliance with applicable legal requirements). If the Company Board makes a Company Adverse Recommendation Change, it will not alter the obligation of the Company to submit the adoption of this Agreement and the approval of the Merger to the holders of Company Common Stock at the Company Stockholders Meeting to consider and vote upon, unless this Agreement shall have been terminated in accordance with its terms prior to the Company Stockholders Meeting.

(b)          Preparation of Company Proxy Statement. In connection with the Company Stockholders Meeting, as soon as reasonably practicable following the date of this Agreement the Company shall prepare and file the Company Proxy Statement with the SEC. Parent, Merger Sub, and the Company will cooperate and consult with each other in the preparation of the Company Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement. The Company shall not file the Company Proxy Statement, or any amendment or supplement thereto, without providing Parent a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company). The Company shall use its reasonable best efforts to cause the Company Proxy Statement at the date that it (and any amendment or supplement thereto) is first published, sent, or given to the stockholders of the Company and at the time of the Company Stockholders Meeting, to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Company Proxy Statement as promptly as practicable after receipt thereof and to cause the Company Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable following filing with the SEC. The Company agrees to consult with Parent prior to responding to SEC comments with respect to the preliminary Company Proxy Statement. Each of Parent, Merger Sub, and the Company agree to correct any information provided by it for use in the Company Proxy Statement which shall have become false or misleading in any material respect, and the Company shall promptly prepare and mail to its stockholders an amendment or supplement setting forth such correction. The Company shall as soon as reasonably practicable: (i) notify Parent of the receipt of any comments from the SEC with respect to the Company Proxy Statement and any request by the SEC for any amendment to the Company Proxy Statement or for additional information; and (ii) provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Company Proxy Statement.

(c)          Approval by Sole Stockholder of Merger Sub. Immediately following the execution and delivery of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with the DGCL.

Section 5.06 Notices of Certain Events; Stockholder Litigation; No Effect on Disclosure Letter.

(a)          Notice of Certain Events. The Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (iii) any event, change, or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the failure of the conditions set forth in Section 6.02(a), Section 6.02(b), or Section 6.02(c) of this Agreement (in the case of the Company and its Subsidiaries) or Section 6.03(a) or Section 6.03(b) of this Agreement (in the case of Parent and Merger Sub), to be satisfied.

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(b)          Stockholder Litigation. The Company shall promptly advise Parent in writing after becoming aware of any Legal Action commenced, or to the Company’s Knowledge threatened, after the date hereof against the Company or any of its directors by any stockholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Merger) and shall keep Parent reasonably informed regarding any such Legal Action. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation and shall consider Parent’s views with respect to such stockholder litigation and shall not settle any such stockholder litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed).

(c)          No Effect on Disclosure Letter. In no event shall: (i) the delivery of any notice by a party pursuant to this Section 5.06 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants, or agreements of the parties or the conditions to the obligations of the parties under this Agreement; or (ii) disclosure by the Company or Parent be deemed to amend or supplement the Company Disclosure Letter or constitute an exception to any representation or warranty.

Section 5.07 Employees; Benefit Plans.

(a)          Comparable Salary and Benefits. During the period commencing at the Effective Time and ending December 31, 2021 (or if earlier, the date of the employee’s termination of employment with Parent and its Subsidiaries), and to the extent consistent with the terms of the governing plan documents, Parent shall cause the Surviving Corporation and each of its Subsidiaries, as applicable, to provide the Company Continuing Employees with (i) the same annual base salary or wage level, and the same annual target bonus opportunities (excluding equity-based compensation) as provided by the Company and its Subsidiaries as of immediately prior to the Effective Time, and (ii) employee benefits (excluding any retiree health or defined benefit retirement benefits) that are, in the aggregate, no less favorable than the employee benefits (excluding any retiree health or defined benefit retirement benefits) provided by the Company and its Subsidiaries on the date of this Agreement.

(b)          Crediting Service. With respect to any Parent Benefit Plans in which any Company Continuing Employees will participate effective as of the Effective Time, and subject to the terms of the governing plan documents, Parent shall, or shall cause the Surviving Corporation to, credit all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be, as if such service were with Parent, for purposes of eligibility to participate (but not for purposes of benefit accrual, except for vacation, if applicable), for full or partial years of service in any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time; provided, that such service shall not be credited to the extent that: (i) such crediting would result in a duplication of benefits; or (ii) such service was not credited under the corresponding Company Employee Plan. For purposes of determining satisfaction of any co-payments, annual deductible limitation and out-of-pocket maximum that may apply under a Parent Benefit Plan, Parent shall, or shall cause the Surviving Corporation to, use reasonable best efforts to cause each Parent Benefit Plan to ensure that each Company Continuing Employee will be credited for covered expenses paid by the Company Continuing Employee under the corresponding Company Employee Plan during the then current annual period of coverage.

(c)          Termination and/or Amendment of Benefit Plans. Effective no later than the day immediately preceding the Closing Date, the Company shall terminate or amend any Company Employee Plans (other than any Company Employee Plan that is a tax-qualified defined benefit retirement plan subject to the funding requirements of Title IV of ERISA, except for amendments with respect to covered participants, eligible employees and participating employers) maintained by the Company or its Subsidiaries that Parent has requested to be terminated or amended by providing a written notice to the Company at least 15 days prior to the Closing Date; provided, that such Company Employee Plans can be terminated and/or amended in accordance with their terms and applicable Law without any adverse consequences with respect to any Company ERISA Affiliate. No later than the day immediately preceding the Closing Date, the Company shall provide Parent with evidence that such Company Employee Plans have been terminated and/or amended in a manner requested by and acceptable to Parent.

(d)          Employees Not Third-Party Beneficiaries. This Section 5.07 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.07, express or implied, shall confer upon any Company Employee, any beneficiary, or any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.07. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement; (ii) shall alter

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or limit the ability of the Surviving Corporation, Parent, or any of their respective Affiliates to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them; or (iii) shall prevent the Surviving Corporation, Parent, or any of their respective Affiliates from terminating the employment of any Company Continuing Employee following the Effective Time. The parties hereto acknowledge and agree that the terms set forth in this Section 5.07 shall not create any right in any Company Employee or any other Person to any continued employment with the Surviving Corporation, Parent, or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever, or otherwise alter any existing at-will employment relationship between any Company Employee and the Surviving Corporation.

(e)          Prior Written Consent. With respect to matters described in this Section 5.07, the Company will not send any written notices or other written communication materials to Company Employees without the prior written consent of Parent.

Section 5.08 Directors’ and Officers’ Indemnification and Insurance.

(a)          Indemnification. Parent and Merger Sub agree that all rights to indemnification, advancement of expenses, and exculpation by the Company now existing in favor of each Indemnified Party as provided in the Charter Documents of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.08(a) of the Company Disclosure Letter, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms. For a period of six years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect rights to exculpation, indemnification, and advancement of expenses equivalent to the provisions of the Charter Documents of the Company as in effect immediately prior to the Effective Time with respect to acts or omissions by any Indemnified Party occurring prior to the Effective Time, and shall not amend, repeal, or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Party; provided that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim.

(b)          Insurance. Prior to the Effective Time the Company shall, or if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time); provided that the Company shall give Parent a reasonable opportunity to participate in the selection of such tail policy and the Company shall give reasonable and good faith consideration to any comments made by Parent with respect thereto. If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of $250,000 (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Corporation will obtain, and Parent will cause the Surviving Corporation to obtain, the greatest coverage available for a cost not exceeding an annual premium equal to the Maximum Premium.

(c)          Survival. The obligations of Parent, Merger Sub, and the Surviving Corporation under this Section 5.08 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.08 applies without the consent of such affected

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Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.08 applies shall be third-party beneficiaries of this Section 5.08, each of whom may enforce the provisions of this Section 5.08).

(d)          Assumptions by Successors and Assigns; No Release or Waiver. In the event Parent, the Surviving Corporation or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.08. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 5.08 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.09 Reasonable Best Efforts.

(a)          Governmental and Other Third-Party Approvals; Notification. Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.09), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including: (i) the obtaining of all necessary Permits, waivers, and actions or nonactions from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities; (ii) the obtaining of all necessary consents or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. The Company and Parent shall, subject to applicable Law, promptly: (A) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii), and (iii) immediately above; and (B) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company, on the one hand, or Parent or Merger Sub, on the other hand, receives a request for additional information or documentary material, or request for a telephone call or meeting, from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement. Neither Company, on the one hand, nor Parent or Merger Sub, on the other hand, will independently participate in any meeting with any Governmental Entity in respect of any inquiry or findings with respect to the transactions contemplated by this Agreement without giving the other prior notice of the meeting and the opportunity to attend, participate, or both, in each case unless prohibited by the Governmental Entity.

(b)          Governmental Antitrust Authorities. Without limiting the generality of the undertakings pursuant to Section 5.09(a) hereof, the parties hereto shall: (i) provide or cause to be provided as promptly as reasonably practicable to any Governmental Antitrust Authority any information and documents requested by any Governmental Antitrust Authority as necessary, proper, or advisable to permit consummation of the transactions contemplated by this Agreement and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under any applicable Antitrust Laws; and (ii) subject to the terms set forth in Section 5.09(c) hereof, use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Entity or expiration of applicable waiting periods.

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(c)          Actions or Proceedings. In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company, Parent and Merger Sub shall cooperate in all respects and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub, or any of their respective Affiliates shall be required to defend, contest, or resist any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed, or overturned any Order, in connection with the transactions contemplated by this Agreement.

(d)          No Divestitures; Other Limitations. Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Merger Sub, or any of their respective Subsidiaries shall be required to, and the Company may not, without the prior written consent of Parent, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement, or Order to: (i) sell, license, assign, transfer, divest, hold separate, or otherwise dispose of any assets, business, or any portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries; (ii) conduct, restrict, operate, invest, or otherwise change the assets, business, or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries in any manner; or (iii) impose any restriction, requirement, or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries; provided, that if requested by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement, or Order so long as such requirement, condition, limitation, understanding, agreement, or Order is only binding on the Company in the event the Closing occurs.

Section 5.10 Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company, Parent, and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or other Governmental Entity to which the relevant party is subject or submits, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 5.10 shall not apply to any release or announcement made or proposed to be made in connection with and related to a Company Adverse Recommendation Change or in compliance with Section 5.04.

Section 5.11 Anti-Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Law becomes or is deemed to be applicable to the Company, the Merger, or any other transaction contemplated by this Agreement, then each of the Company and the Company Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

Section 5.12 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time.

Section 5.13 Stock Exchange Delisting; Deregistration. To the extent requested by Parent, prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and the rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the shares of Company Common Stock from Nasdaq and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Effective Time.

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Section 5.14 PPP Loan. The Company and its Subsidiaries shall use reasonable best efforts to cause the amounts borrowed under the PPP Loan to be forgiven under Applicable PPP Laws (including taking all necessary or appropriate steps to obtain lender approval and to resolve any requests or concerns raised by Governmental Entities in connection with any audit regarding the forgiveness application submitted by the Company and its Subsidiaries in respect of the PPP Loan), and shall keep Parent reasonably informed on a current basis with respect thereto. Prior to the Closing, the Company and its Subsidiaries shall provide Parent and Merger Sub with all information reasonably requested by Parent in connection with seeking forgiveness under the PPP Loans, including employee records, corporate governance documents related to the PPP Loans and all receipts, account records and invoices applicable to the PPP Loans. Prior to the Effective Time, to the extent required by the SBA Procedural Notice and Applicable PPP Laws or any similar guidance, the Company shall establish an interest-bearing escrow account controlled by the PPP Lender with the funds contributed to equal the outstanding balance of the PPP Loans at such time. Notwithstanding anything else herein to the contrary, Parent and Merger Sub shall cooperate with the Company and its Subsidiaries to the extent reasonably requested by the Company and its Subsidiaries to secure (i) all approvals of the Merger required or requested by the PPP Lender, any applicable Governmental Entity, and any Applicable PPP Laws, and (ii) forgiveness of the PPP Loan.

Section 5.15 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 5.16 Treatment of Certain Company Indebtedness.

(a)          If requested by Parent, the Company shall, and shall cause its Subsidiaries, as applicable, to deliver all notices and take all other reasonable actions required to facilitate (i) the termination of commitments under the Credit Agreement, (ii) the repayment in full (or in the case of letters of credit, cash collateralization, to the extent Parent shall not have entered into an alternative arrangement with the issuing bank) of all obligations then outstanding thereunder and (iii) the release of all liens and guarantees in connection therewith, in each case, on the Closing Date in connection with such repayment (such termination, repayment and release, the “Credit Agreement Termination”); provided, that (A) in no event shall this Section 5.16 require the Company or any of its Subsidiaries to cause such Credit Agreement Termination unless the Closing shall have occurred and (B) Parent shall provide, or cause to be provided, all funds required to effect all such repayments and cash collateralization of letters of credit.

(b)          On the Business Day prior to the anticipated Closing Date, the Company shall deliver or cause to be delivered to Parent a copy of a payoff letter (each, a “Payoff Letter”) with respect to the Credit Agreement and/or any other indebtedness of the Company or any of its Subsidiaries to a financial or comparable institution ( “Bank Debt”), in form and substance reasonably acceptable to Parent, each of which Payoff Letters shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations then due and payable under the Credit Agreement or agreement(s) governing such other Bank Debt, as applicable, as of the anticipated Closing Date (such amount payable with respect to the Payoff Letter and Credit Agreement or agreement(s) governing such other Bank Debt, as applicable, the “Payoff Amount”), (ii) state that upon receipt of the Payoff Amount under each such Payoff Letter, the Credit Agreement and all related loan documents, or the agreement(s) governing such other Bank Debt, as applicable, shall be terminated (but excluding any contingent obligations, including indemnification obligations, that in any such case are not then due and payable and that by their terms are to survive the termination of the Credit Agreement and the related loan documents or the agreement(s) governing such other Bank Debt, as applicable), and (iii) provide that all Liens and all guarantees in connection therewith relating to the assets and properties of the Company or any of its Subsidiaries securing such obligations shall be, released and terminated upon the payment of each Payoff Amount on the Closing Date (subject to delivery of funds as arranged by Parent and the filing of appropriate UCC 3 termination statements and other termination filings and excluding any cash collateral provided with respect to letters of credit).

Section 5.17 Financing Cooperation.

(a)          The Company shall, and shall cause its Subsidiaries to (and shall use its reasonable best efforts to cause its and their respective Representatives to), use its and their respective reasonable best efforts to provide all cooperation as may be reasonably requested by Parent in arranging, obtaining and syndicating any third party indebtedness for borrowed money to be raised by Parent or its Subsidiaries for the purpose of financing the aggregate Merger Consideration and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby and all related fees and expenses of Parent and Merger Sub (any such debt financing, the “Financing”). Without limiting the generality of the foregoing, the Company shall, and shall cause its Subsidiaries to (and shall use its reasonable best efforts to cause its and their respective Representatives to), use

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its and their respective reasonable best efforts to (i) upon reasonable advance notice and during normal business hours, make senior management, external auditors and advisors of the Company and its Subsidiaries available to participate in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions with proposed lenders, lead arrangers and/or other agents or lenders for the Financing, and in sessions with rating agencies, (ii) provide reasonable assistance with the preparation of customary materials (to the extent relating to the Company or its Subsidiaries) for lender presentations, rating agency presentations, confidential information memoranda and similar documents customary or reasonably required in connection with the Financing, including the marketing and syndication thereof, in each case as may be reasonably requested by Parent, (iii) on an ongoing basis, and in any event prior to the Effective Time, furnish Parent and its Financing Sources with such customary financial statements, schedules or other financial data or information reasonably requested by Parent regarding the Company and its Subsidiaries, (iv) promptly furnish Parent and its Financing Sources with such other financial, due diligence and other information relating to the Company and its Subsidiaries as reasonably requested by the Parent or its Financing Sources from time to time or which is customary and reasonably necessary for the completion of the Financing, (v) use reasonable best efforts to cause the Company’s independent accountants to provide reasonable assistance to Parent consistent with their customary practice, (vi) furnish to such Financing Sources at least five Business Days prior to Closing all information regarding the Company and its Subsidiaries that is required in connection with, and in accordance with the terms of, the Financing by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested by any Financing Source in writing at least 10 Business Days prior to Closing and (vii) provide customary authorization letters authorizing the distribution of information to prospective lenders, subject to customary terms and conditions, and containing a customary representation to the Financing Sources which are arranging or providing the portion of the Financing constituting syndicated credit facilities that such information does not contain a material misstatement or omission and containing a customary representation to such Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company and its Subsidiaries or its or their securities.

(b)       Parent shall promptly, upon written request by the Company, reimburse (or cause to be reimbursed) the Company and its Subsidiaries for all reasonable and documented out-of-pocket costs and expenses (but, for the sake of clarity, excluding the costs of the Company’s preparation of its annual and quarterly financial statements) incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with the Financing, including the cooperation of the Company and its Subsidiaries and Representatives contemplated by Section 5.17(a), and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, interest, awards, judgments, penalties, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, except with respect to (i) any information provided in writing by the Company or any of its Subsidiaries to Parent or any Financing Source for use in connection with the Financing or (ii) any fraud or willful breach by any such persons, as determined by a final, non-appealable judgment by a court of competent jurisdiction.

Section 5.18 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

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Article VI.
CONDITIONS

Section 6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing Date of each of the following conditions:

(a)       Company Stockholder Approval. This Agreement will have been duly adopted by the Requisite Company Vote.

(b)       Regulatory Approvals. All required filings have been made and all required approvals obtained (or waiting periods expired or terminated) under any applicable Antitrust Laws.

(c)       No Injunctions, Restraints, or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement, and to the Knowledge of Parent or the Company there shall be no ongoing investigation by the U.S. Federal Trade Commission, the Department of Justice, or any other Governmental Entity seeking information related to, or otherwise seeking to prohibit, the transactions contemplated by this Agreement under any applicable Laws relating to antitrust, competition or trade regulation matters.

Section 6.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by Parent and Merger Sub on or prior to the Closing Date of the following conditions:

(a)       Representations and Warranties. (i) The representations and warranties of the Company (other than in Section 3.01(a), Section 3.02, Section 3.03(a), Section 3.03(b), Section 3.03(d), Section 3.03(e), Section 3.10 and Section 3.22) set forth in Article III of this Agreement shall be true and correct in all respects (except with respect to Section 3.05(a), without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and; (ii) the representations and warranties contained in Section 3.01(a), Section 3.02, Section 3.03(a), Section 3.03(b), Section 3.03(d), Section 3.03(e), Section 3.10 and Section 3.22 shall be true and correct in all respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b)       Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing.

(c)       Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)       Officers Certificate. Parent will have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.02(a), Section 6.02(b), Section 6.02(c) and Section 6.02(f) hereof.

(e)       Indebtedness at Closing. Immediately prior to the Closing, the Company’s aggregate indebtedness under the Credit Agreement including any outstanding letters of credit and other Bank Debt, excluding $5,800,000 as that portion of the PPP Loan expected to be forgiven and borrowings incurred to pay Taxes (collectively, the “Company Debt”), shall not exceed $18,247,000, as evidenced by, among other things, the Payoff Letters delivered by Company to Parent pursuant to Section 5.16.

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(f)       Net Book Value. Immediately prior to the Closing, the difference of “A” less “B” being at least $80,829,000, where “A” equals the sum of (i) the Net Tangible Book Value of Company’s electrical division, plus (ii) the Net Tangible Book Value of Target’s PFI, LLC subsidiary (the “Subsidiary NBV”), and where “B” equals the Company Debt; provided that for purposes of this calculation the Subsidiary NBV will be capped at $19,380,000 regardless of the actual Subsidiary NBV.

(g)       Cain Circle. The Company shall have (i) disposed of the Cain Circle Property, either pursuant to the Asset Purchase Agreement dated as of January 13, 2021 between HWC Wire & Cable Company and Southern Rigging Companies, LLC or on terms and conditions reasonably satisfactory to Parent, and (ii) purchased and paid for a premises pollution liability policy on the Cain Circle Property having terms and conditions reasonably satisfactory to Parent.

Section 6.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Effective Time of the following conditions:

(a)       Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article IV of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “material adverse effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(b)       Performance of Covenants. Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by them at or prior to the Closing.

(c)       Officers Certificate. The Company will have received a certificate, signed by an officer of Parent, certifying as to the matters set forth in Section 6.03(a) and Section 6.03(b).

Article VII.
TERMINATION, AMENDMENT, AND WAIVER

Section 7.01 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time (whether before or after the receipt of the Requisite Company Vote) by the mutual written consent of Parent, Merger Sub, and the Company.

Section 7.02 Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time (whether before or after the receipt of the Requisite Company Vote):

(a)       if the Merger has not been consummated on or before the End Date; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date;

(b)       if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(b) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order; or

(c)       if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting and the Requisite Company Vote shall not have been obtained at such

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meeting (unless such Company Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof).

Section 7.03 Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time:

(a)       If: (i) a Company Adverse Recommendation Change shall have occurred; or (ii) the Company shall have breached or failed to perform in any material respect any of its covenants and agreements set forth in Section 5.04 or Section 5.05(a); or

(b)       if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.02(a) or Section 6.02(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided that Parent shall have given the Company at least 20 days’ written notice prior to such termination stating Parent’s intention to terminate this Agreement pursuant to this Section 7.03(b); provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.03(b) if Parent or Merger Sub is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured.

Section 7.04 Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time:

(a)       if prior to the receipt of the Requisite Company Vote at the Company Stockholders Meeting, the Company Board authorizes the Company, to the extent permitted by and subject to full compliance with the applicable terms and conditions of this Agreement, including Section 5.04 hereof, to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided, that the Company shall have paid any amounts due pursuant to Section 7.06(b) hereof in accordance with the terms, and at the times, specified therein; and provided further, that in the event of such termination, the Company substantially concurrently enters into such Company Acquisition Agreement; or

(b)       if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.03(a) or Section 6.03(b) as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided, that the Company shall have given Parent at least 20 days’ written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 7.04(b); provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.04(b) if the Company is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured.

Section 7.05 Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this Article VII (other than pursuant to Section 7.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such  termination, and any such termination in accordance with this Section 7.05 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this Article VII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party hereto, except: (a) with respect to Section 5.03(c), this Section 7.05, Section 7.06, and Article VIII (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the willful breach by another party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement.

Section 7.06 Fees Following Termination.

(a)       If this Agreement is terminated by Parent pursuant to Section 7.03(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the Termination Fee.

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 (b)       If this Agreement is terminated by the Company pursuant to Section 7.04(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), at or prior to such termination, the Termination Fee.

(c)       If this Agreement is terminated: (i) by Parent pursuant to Section 7.03(b), provided, that the Requisite Company Vote shall not have been obtained at the Company Stockholders Meeting (including any adjournment or postponement thereof); or (ii) by the Company or Parent pursuant to (A) Section 7.02(a) hereof and provided, that the Requisite Company Vote shall not have been obtained at the Company Stockholders Meeting (including any adjournment or postponement thereof), or (B) Section 7.02(c) hereof, and, in any such case:

(1) prior to such termination (in the case of termination pursuant to Section 7.02(a) or Section 7.03(b)) or the Company Stockholders Meeting (in the case of termination pursuant to Section 7.02(c)), a Takeover Proposal shall (x) in the case of a termination pursuant to Section 7.02(a) or Section 7.02(c) have been publicly disclosed and not withdrawn, or (y) in the case of a termination pursuant to Section 7.03(b) have been publicly disclosed or otherwise made or communicated to the Company or the Company Board and not withdrawn; and

(2) within 12 months following the date of such termination of this Agreement the Company shall have entered into a preliminary agreement (such as a term sheet or letter of intent) or a definitive agreement with respect to any Takeover Proposal, or any Takeover Proposal shall have been consummated (in each case whether or not such Takeover Proposal is the same as the original Takeover Proposal made, communicated, or publicly disclosed);

then in any such event the Company shall pay to Parent (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Termination Fee (it being understood for all purposes of this Section 7.06(c), all references in the definition of Takeover Proposal to 15% shall be deemed to be references to “more than 25%” instead).

For purposes of this Section 7.06(c), if a Person (other than Parent) makes a Takeover Proposal that has been publicly disclosed and subsequently withdrawn prior to such termination or the Company Stockholder Meeting, as applicable, and, within 18 months following the date of the termination of this Agreement, such Person or any of its controlled Affiliates makes a Takeover Proposal that is publicly disclosed, such initial Takeover Proposal shall be deemed to have been “not withdrawn” for purposes of clauses (x) and (y) of this Section 7.06(c).

(d)       The Company acknowledges and hereby agrees that the provisions of this Section 7.06 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, Parent and Merger Sub would not have entered into this Agreement. If the Company shall fail to pay in a timely manner the amounts due pursuant to this Section 7.06, and, in order to obtain such payment, Parent makes a claim against the Company that results in a judgment against the Company, the Company shall pay to Parent the reasonable costs and expenses of Parent (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 7.06 at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or a lesser rate that is the maximum permitted by applicable Law. The parties acknowledge and agree that: (i) the right to receive the Termination Fee and/or any expense reimbursement under this Agreement shall not limit or otherwise affect Parent’s or Merger Sub’s right to specific performance as provided in Section 8.12; and (ii) in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(e)       Except as expressly set forth in this Section 7.06, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses.

Section 7.07 Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Company Vote, by written agreement signed by each of the parties hereto; provided, however, that following the receipt of the Requisite Company Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by the holders of Company Common Stock without such approval.

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 Section 7.08 Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

Article VIII.
MISCELLANEOUS

Section 8.01 Interpretation; Construction.

(a)       The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter. The words “made available to Parent,” “provided to Parent” and words of similar import refer to information either posted to the electronic data room hosted by Ansarada and maintained by the Company for purposes of the transactions contemplated by this Agreement or available on EDGAR no later than 4:00 p.m. Central Time, on March 23, 2021.

(b)       The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)       The mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty in Article III shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Company Material Adverse Effect. Any disclosures made in a section of the Company Disclosure Letter shall be deemed to be made with respect to the correspondingly numbered section of Article III and other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections.

(d)       No summary of this Agreement or any Exhibit attached hereto or Section of the Company Disclosure Letter delivered herewith prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement or any such Exhibit or Section of the Company Disclosure Letter.

Section 8.02 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 8.02 does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 8.03 Governing Law. This Agreement, and all Legal Actions (whether based on contract, tort, or statute) arising out of, relating to, or in connection with this Agreement or the actions of any of the parties hereto in the negotiation, administration,

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performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

Section 8.04 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Court of Chancery in the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Legal Action, in the U.S. District Court for the District of Delaware. Each of the parties hereto agrees that sending of process or other papers in connection with any such Legal Action in the manner provided in Section 8.06 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Legal Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.04; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.05 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.05.

Section 8.06 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand (providing proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a written notice given in accordance with this Section 8.06):

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If to Parent or Merger Sub, to:	Dot Holdings Co.
17050 Baxter Road
St. Louis, MO 63005
Attention: John Tracy
Email: JTracy@DotFoods.com
Lewis Rice LLC
with a copy (which will not constitute notice to Parent or Merger Sub) to:	600 Washington Ave., Suite 2500
St. Louis, MO 63101
Attention: John C. Bodnar
Email: jbodnar@lewisrice.com
If to the Company, to:	Houston Wire & Cable Company
10201 North Loop East
Houston, TX 77029
Attention: James L. Pokluda III,
President & CEO
Email: jpokluda@houwire.com
with a copy (which will not constitute notice to the Company) to:	Schiff Hardin LLP
233 S. Wacker Drive, Suite 7100
Chicago, IL 60606
Attention: Robert J. Minkus
Email: rminkus@schiffhardin.com

Section 8.07 Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement, and the Company Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter), the statements in the body of this Agreement will control.

Section 8.08 No Third-Party Beneficiaries. Except as provided in Section 5.08 hereof (which shall be to the benefit of the Persons referred to in such section), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.09 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.10 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Parent or Merger Sub, on the one hand, nor the Company on the other hand, may assign its rights or obligations hereunder without the prior written consent of the other party (Parent in the case of Parent and Merger Sub), which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that prior to the Effective Time, Merger Sub may, without the prior written consent of the Company, assign all or any portion of its rights under this Agreement to Parent or to one or more of Parent’s direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.11 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

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Section 8.12 Specific Performance.

(a)       The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at Law or in equity. For the avoidance of doubt, notwithstanding anything else in this Agreement, in no event shall specific performance of Parent’s or Merger Sub’s obligation to consummate the Merger survive any termination of this Agreement.

(b)       Each party further agrees that: (i) no such party will oppose the granting of an injunction or specific performance as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity; (ii) no such party will oppose the specific performance of the terms and provisions of this Agreement; and (iii) no other party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.12, and each party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

Section 8.13 Counterparts; Effectiveness; Electronic Transmission of Signatures. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties. Receipt of a party’s executed signature page to this Agreement by e-mail or other electronic transmission with permission to release such signature page shall constitute effective execution and delivery to this Agreement by such party.

Section 8.14 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Affordable Care Act” means the Patient Protection and Affordable Care Act (PPACA), as amended by the Health Care and Education Reconciliation Act (HCERA).

“Antitrust Laws” means Laws that are designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition.

“Applicable PPP Laws” means all applicable requirements under the CARES Act and all applicable requirements under the Small Business Act, including the legal requirements thereunder applicable to the PPP Loan.

“Business Day” means any day, other than Saturday, Sunday, or any day on which banking institutions located in St. Louis, Missouri are authorized or required by Law or other governmental action to close.

“Cain Circle Property” means the adjoining parcels of real estate located at 12611 Cain Circle and 1645 Federal Road, Houston, Texas 77015.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Charter Documents” means the certificate of incorporation (including any certificate of designations), by-laws, or like organizational documents, collectively, each as amended to date.

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“Closing” means the closing of the Merger.

“Closing Date” means the actual date of the Closing.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Acquisition Agreement” means any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract relating to any Takeover Proposal.

“Company Adverse Recommendation Change” means the Company Board: (i) failing to make, or withdrawing, amending, modifying, or materially qualifying, in a manner adverse to Parent, the Company Board Recommendation; (ii) failing to include the Company Board Recommendation in the Company Proxy Statement that is mailed to the Company’s stockholders; (iii) recommending a Takeover Proposal; (iv) failing to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within ten Business Days after the commencement of such offer; (v) failing to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within ten Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Takeover Proposal; (vi) making any public statement inconsistent with the Company Board Recommendation; or (vii) resolving or agreeing to take any of the foregoing actions.

“Company Balance Sheet” means the audited balance sheet of the Company dated as of December 31, 2020 contained in the Company SEC Documents filed prior to the date hereof.

“Company Board” means the Board of Directors of the Company.

“Company Common Stock” means the common stock, par value $.001 per share, of the Company.

“Company Continuing Employees” means the employees of the Company and its Subsidiaries who remain employed immediately after the Effective Time.

“Company Disclosure Letter” means the disclosure letter, dated as of the date of this Agreement and delivered by the Company to Parent concurrently with the execution of this Agreement.

“Company DSU” means a stock unit issued under the Directors Deferred Compensation Plan.

“Company Employee” means any current or former employee of the Company or any of its Subsidiaries.

“Company Employee Plan” means any plan, program, policy, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, fringe, retirement, death, disability, medical, or wellness benefits, or other employee benefits or remuneration of any kind, including each employment, termination, severance, retention, change in control, or consulting or independent contractor plan, program, arrangement, or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, insured or self-insured, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any Company Employee, or with respect to which the Company or any Company ERISA Affiliate has or would reasonably be expected to have any Liability.

“Company Equity Award” means a Company Stock Option, a Company Restricted Share, a Company RSU or a Company PSU granted under one of the Company Stock Plans or a Company DSU issued under the Directors Deferred Compensation Plan, as the case may be.

“Company ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Company Financial Advisors” means William Blair & Company and Johnson Rice & Company.

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“Company IP” means all Intellectual Property, other than the Company-Owned IP, used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property and to which the Company or any of its Subsidiaries is a party, beneficiary, or otherwise bound.

“Company IT Systems” means all software, software-as-a-service, computer hardware (whether general or special purpose), servers, networks, infrastructure-as-a-service, platforms, platform-as-a-service, peripherals, telecommunications capabilities (including all voice, data and video networks and equipment) and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, financial condition, or assets of the Company and its Subsidiaries, taken as a whole; or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (a), a Company Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or political conditions; (ii) the announcement or pendency of the transactions contemplated by this Agreement (it being understood and agreed that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of the announcement or the pendency of this Agreement); (iii) any changes in applicable Law or GAAP or other applicable accounting standards; (iv) acts of war or terrorism or the escalation thereof; (v) natural disasters, pandemics and acts of God; (vi) general conditions in the industry in which the Company and its Subsidiaries operate; (vii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (viii) any change, in and of itself, in the market price or trading volume of the Company’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); or (ix) actions taken as required or specifically permitted by the Agreement or actions or omissions taken with Parent’s consent; provided further, however, that any event, change, and effect referred to in clauses (i), (iii), (iv), (v), or (vi) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change, or effect has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses.

“Company-Owned IP” means all Intellectual Property owned by the Company or any of its Subsidiaries.

“Company Preferred Stock” means the shares of preferred stock, par value $0.001 per share, of the Company.

“Company Proxy Statement” means, collectively, the letter to the stockholders, notice of meeting, proxy statement, and forms of proxy, to be filed with the SEC in connection with the Merger.

“Company PSU” means a Company performance stock unit.

“Company Restricted Share” means a share of Company Common Stock subject to vesting, repurchase, or other lapse of restrictions.

“Company RSU” means a Company restricted stock unit.

“Company SEC Documents” means the registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and schedules thereto and all other information incorporated by reference) required to be filed or furnished by the Company with the SEC since January 1, 2018.

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“Company Stock Option” means an option to acquire shares of Company Common Stock.

“Company Stock Plans” means the following plans: (i) the Houston Wire & Cable Company 2017 Stock Plan, as amended, and (ii) the Houston Wire & Cable Company 2006 Stock Plan, as amended and restated effective March 1, 2015, as amended.

“Company Stockholders Meeting” means the meeting of the stockholders of the Company to be held to consider the adoption of this Agreement.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of October 14, 2020 between the Company and Dot Family Holdings, LLC.

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral.

“Credit Agreement” means the Fourth Amended and Restated Loan and Security Agreement, dated as of October 1, 2015, as amended, among HWC Wire & Cable Company, as borrower, the Company, as Guarantor, certain financial institutions, as lenders, and Bank of America, N.A., as agent..

“DGCL” means the Delaware General Corporation Law.

“Directors Deferred Compensation Plan” means the Houston Wire & Cable Company Nonemployee Directors’ Deferred Compensation Plan effective December 11, 2017.

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval database of the SEC.

“Effective Time” means the effective time of the Merger.

“End Date” means September 30, 2021.

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et. seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et. seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et. seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et. seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et. seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et. seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Party” shall mean any Person, group of Persons or group of Persons that includes any Person or group of Persons, from whom the Company or any of its Representatives has received prior to the No-Shop Period Start Date a written Takeover Proposal that the Company Board determines in good faith (such determination to be made no later than one (1) Business Day after the No-Shop Period Start Date), after consultation with outside counsel and its financial advisors, is or would reasonably be expected to result in a Superior Proposal; provided that any such Person or group of Persons shall cease to be an Excluded Party when the ultimate equityholder(s) of such Person and the other Persons who were members of such group, if any, as of the No Shop Period Start Date, cease to provide (directly or indirectly) in the aggregate at least 25% of the equity financing (measured by value) of such Person or group at any time following the No-Shop Period Start Date.

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“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing, and mailing of the Company Proxy Statement, the filing of any required notices under the Antitrust Laws, or in connection with other regulatory approvals, and all other matters related to the Merger and the other transactions contemplated by this Agreement.

“Financing Sources” means any entity (other than Parent or any of its Affiliates) that has committed to provide or arrange or act as an administrative or facility agent in respect of all or any part of the Financing in connection with the Merger or other transactions contemplated by this Agreement, including the parties to any joinder agreements or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ Representatives, members, managers, general or limited partners or their respective Affiliates, successors and assigns.

“GAAP” means United States generally accepted accounting principles.

“Governmental Antitrust Authority” means any Governmental Entity with jurisdiction over the Antitrust Laws.

“Governmental Entity” means any supranational, national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority.

“Hazardous Substance” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, per- and polyfluoroalkyl substances and polychlorinated biphenyls.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“Indemnified Party” means each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of its Subsidiaries.

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and all registrations and applications for registration thereof; (c) all inventions (whether or not the subject of a patent or patent application), invention disclosures and improvements, trade secrets and know-how; (d) patents, patent applications, and/or statutory invention registrations, including any counterparts, reissues, divisions/divisionals, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, ; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means: (a) with respect to the Company and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 8.14A of the Company’s Disclosure Letter, in each case after due inquiry of those employees who would reasonably be expected to have actual knowledge of the matter in question; and (b) with respect to Parent and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 8.14 of Parent’s Disclosure Letter, after due inquiry.

“Laws” means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity.

“Lease” means all leases, subleases, licenses, concessions, and other agreements (written or oral) under which the Company or any of its Subsidiaries holds any Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

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“Leased Real Estate” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company or any of its Subsidiaries.

“Legal Action” means any legal, administrative, arbitral, or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, or litigations.

“Liability” means any liability, indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, easements, rights of way, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.

“Nasdaq” means the Nasdaq Global Market.

“Net Tangible Book Value” means total assets, excluding intangibles (other than software development costs), less total liabilities, and excluding intercompany items, Tax accruals and debt, calculated on a basis consistent with the exhibit set forth in Section 8.14B of the Company Disclosure Letter.

“No-Shop Period Start Date” means April 24, 2021.

“Off-the-Shelf Solutions” means commercially available software, software-as-a-service or other IT products or services that are non-exclusively licensed by the Company other than by a written agreement executed by the licensee, including by shrink wrap, click through or similar licenses.

“Order” means any order, writ, assessment, decision, injunction, decree, ruling, or judgment of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent.

“Owned Real Estate” means all land, together with all buildings, structures, fixtures, and improvements located thereon and all easements, rights of way, and appurtenances relating thereto, owned by the Company or any of its Subsidiaries.

“Parent Benefit Plans” means any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any of its Subsidiaries, excluding any retiree health plans or programs maintained by Parent or any of its Subsidiaries, any defined benefit retirement plans or programs maintained by Parent or any of its Subsidiaries, and any equity compensation arrangements maintained by Parent or any of its Subsidiaries.

“Parent’s Disclosure Letter” means the disclosure letter, dated as of the date of this Agreement and delivered by Parent to the Company concurrently with the execution of this Agreement.

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, and including any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notice 2020-65).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permits” means permits, licenses, registrations, variances, clearances, consents, commissions, franchises, exemptions, authorizations, and approvals from Governmental Entities.

“Permitted Liens” means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (c)  covenants, conditions, restrictions, easements, public rights of way and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not, individually or in the aggregate, materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; and (d) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation.

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“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity, or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“PPP Lender” means Bank of America, N.A.

“PPP Loan” means that certain promissory note dated May 4, 2020 in the original principal amount of $6.2 million by and between HWC Wire & Cable Company and the PPP Lender.

“Privacy Agreement” means any Contracts (or portions thereof) to which the Company and/or one or more of its Subsidiaries is a party involving the processing of personal information.

“Real Estate” means the Owned Real Estate and the Leased Real Estate.

“Representatives” means, with respect to any Person, its directors, officers, employees, investment bankers, attorneys, accountants, consultants, or other agents or advisors.

“Requisite Company Vote” means the affirmative vote or consent of the holders of a majority of the outstanding shares of Company Common Stock.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder.

“SBA Procedural Notice” means Procedural Notice 5000-20057, “Paycheck Protection Program Loans and Changes of Ownership,” effective October 2, 2020, promulgated by the Small Business Administration.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other business entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Superior Proposal” means a bona fide written Takeover Proposal (except that, for purposes of this definition, each reference in the definition of “Takeover Proposal” to “15%” shall be “50.1%”) that the Company Board determines in good faith (after consultation with outside legal counsel and the Company Financial Advisor) is more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement, taking into account: (a) all financial considerations; (b) the identity of the third party making such Takeover Proposal; (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal; (d) the other terms and conditions of such Takeover Proposal and the implications thereof on the Company, including relevant legal, regulatory, and other aspects of such Takeover Proposal deemed relevant by the Company Board (including any conditions relating to financing, stockholder approval, regulatory approvals, or other events or circumstances beyond the control of the party invoking the condition); and (e) any revisions to the terms of this Agreement and the Merger proposed by Parent during the Superior Proposal Notice Period set forth in Section 5.04(f).

“Takeover Proposal” means an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any Person or group (other than Parent and its Subsidiaries, including Merger Sub), relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving any: (a) direct or indirect acquisition of assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 15% or more of the fair market value of the Company’s and its Subsidiaries’ consolidated assets or to which 15% or more of the Company’s and its Subsidiaries’ net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of 15% or more of the voting equity interests of the Company or any of its Subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; (c) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 15% or more of the voting power of the Company; (d) merger, consolidation, other business combination, or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 15% or more of the consolidated net revenues, net income, or assets of the Company,

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and its Subsidiaries, taken as a whole; (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of the Company or one or more of its Subsidiaries which, individually or in the aggregate, generate or constitute 15% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; or (f) any combination of the foregoing.

“Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” means $4,000,000.00.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Voting Agreement” means that certain Voting Agreement by and among each of the directors and officers of the Company and their respective Affiliates dated as of the date hereof the form of which is attached hereto as Exhibit B.

“Voting Debt” means any bonds, debentures, notes, or other indebtedness issued by the Company or any of its Subsidiaries: (i) having the right to vote on any matters on which stockholders or equityholders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of the Company or any of its Subsidiaries.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY
Houston Wire & Cable Company
By:	/s/ G. Gary Yetman
Name:	G. Gary Yetman
Title:	Executive Chairman

PARENT
Omni Cable, LLC
By:	/s/ Greg Lampert
Name:	Greg Lampert
Title:	President and Chief Executive Officer

MERGER SUB
OCDFH Acquisition Sub Inc,
By:	/s/ John M. Tracy
Name:	John M. Tracy
Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

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EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF
HOUSTON WIRE & CABLE COMPANY

1.       The name of the corporation is Houston Wire & Cable Company (the “Corporation”).

2.       The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.

3.       The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4.       The total number of shares of stock which the Corporation is authorized to issue is [●]. All shares shall be Common Stock, having a par value of $0.001 per share.

5.       Unless and except to the extent that the by-laws of the Corporation (the “By-Laws”) shall so require, the election of directors of the Corporation need not be by written ballot.

6.       To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of, or repeal of this Paragraph 6 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

7.       The Corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the board of directors of the Corporation. Any amendment, repeal, or modification of this Paragraph 7 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

8.       In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend, or repeal the By-Laws or adopt new By-Laws without any action on the part of the stockholders; provided that any By-law adopted or amended by the board of directors, and any powers thereby conferred, may be amended, altered, or repealed by the stockholders.

9.       The Corporation shall have the right, subject to any express provisions or restrictions contained in the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) or the By-Laws, from time to time, to amend, alter, or repeal any provision of the Certificate of Incorporation in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by the Certificate of Incorporation or any amendment thereof are conferred subject to such right.

10.       Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation, or the By-Laws or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

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EXHIBIT B

Voting Agreement

This Voting Agreement (this “Agreement”), dated as of March 24, 2021, is made and entered into by and between the undersigned stockholder (“Stockholder”) of Houston Wire & Cable Company, a Delaware corporation (the “Company”), and Omni Cable, LLC, a Pennsylvania limited liability company (“Parent”). Parent and Stockholder are each sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A.       Concurrently with the execution of this Agreement, the Company, Parent, and OCDFH Acquisition Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger (the “Merger”) of Merger Sub and the Company pursuant to the terms and conditions of the Merger Agreement.

B.       In order to induce Parent to enter into the Merger Agreement, Stockholder is willing to make certain representations, warranties, covenants, and agreements as set forth in this Agreement with respect to the shares of common stock, par value $.001 per share, of the Company (“Company Common Stock”) Beneficially Owned by Stockholder and set forth below Stockholder’s signature on the signature page hereto (the “Original Shares” and, together with any additional shares of Company Common Stock pursuant to Section 7 hereof, the “Shares”); and

C.       As a condition to its willingness to enter into the Merger Agreement, Parent has required that Stockholder, and Stockholder has agreed to, execute and deliver this Agreement.

AGREEMENT

In consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency, and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.       Definitions. For purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases, and correlative forms shall have the meanings assigned to them in this Section 1.

(a)       “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance). For the avoidance of doubt, “Beneficially Own” and “Beneficial Ownership” shall also include record ownership of securities.

(b)       “Beneficial Owner” shall mean the Person who Beneficially Owns the referenced securities.

2.       Representations of Stockholder.

Stockholder represents and warrants to Parent that:

(a)       Ownership of Shares. Stockholder: (i) is the Beneficial Owner of all of the Original Shares free and clear of any proxy, voting restriction, adverse claim, or other Liens, other than those created by this Agreement or under applicable federal or state securities Laws; and (ii) has the sole voting power over all of the Original Shares. Except pursuant to this Agreement, there are no options, warrants, or other rights, agreements, arrangements, or commitments of any character to which Stockholder is a party relating to the pledge, disposition, or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares.

(b)       Disclosure of All Shares Owned. Stockholder does not Beneficially Own any shares of Company Common Stock other than: (i) the Original Shares; and (ii) any options, warrants, or other rights to acquire any

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additional shares of Company Common Stock or any security exercisable for or convertible into shares of Company Common Stock, set forth on the signature page of this Agreement (collectively, “Options”).

(c)       Power and Authority; Binding Agreement. Stockholder has full [corporate] power and authority [and legal capacity] to enter into, execute, and deliver this Agreement and to perform fully Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the legal, valid, and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally.

(d)       No Conflict. The execution and delivery of this Agreement by Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law applicable to Stockholder or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of any Lien on any of the Shares pursuant to, any agreement or other instrument or obligation [including organizational documents] binding upon Stockholder or any of the Shares.

(e)       No Consents. No consent, approval, Order, or authorization of, or registration, declaration, or filing with, any Governmental Entity or any other Person on the part of Stockholder is required in connection with the valid execution and delivery of this Agreement. [No consent of Stockholder’s spouse is necessary under any “community property” or other laws in order for Stockholder to enter into and perform its obligations under this Agreement.]

(f)       No Litigation. There is no action, suit, investigation, or proceeding (whether judicial, arbitral, administrative, or other) (each an “Action”) pending against, or, to the knowledge of Stockholder, threatened against or affecting, Stockholder that could reasonably be expected to materially impair or materially adversely affect the ability of Stockholder to perform Stockholder’s obligations hereunder or to consummate the transactions contemplated by this Agreement on a timely basis.

3.       Representations and Warranties of Parent.

Parent has full corporate power and authority and legal capacity to enter into, execute and deliver this Agreement and to fully perform Parent’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent and constitutes the legal, valid, and binding obligation of Parent, enforceable against Parent in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally.

4.       Agreement to Vote Shares.

Stockholder irrevocably and unconditionally agrees during the term of this Agreement, at any annual or special meeting of the Company called with respect to the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent or consents of the Company stockholders with respect to any of the following matters, to vote or cause the holder of record to vote the Shares: (i) in favor of (1) the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement, and (2) any proposal to adjourn or postpone such meeting of stockholders of the Company to a later date if there are not sufficient votes to approve the Merger; and (ii) against (1) any Takeover Proposal, Company Acquisition Agreement, or any of the transactions contemplated thereby, (2) any action, proposal, transaction, or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty, or any other obligation or agreement of the Company under the Merger Agreement or of Stockholder under this Agreement, and (3) any action, proposal, transaction, or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect, or inhibit the timely consummation of the Merger or the fulfillment of Parent’s, the Company’s, or Merger Sub’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company Charter Documents).

5.       No Voting Trusts or Other Arrangement.

Stockholder agrees that during the term of this Agreement Stockholder will not, and will not permit any entity under Stockholder’s control to, deposit any of the Shares in a voting trust or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with Parent.

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6.       Transfer and Encumbrance.

Stockholder agrees that during the term of this Agreement, Stockholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge, convey any legal or Beneficial Ownership interest in or otherwise dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, [by testamentary disposition,] by operation of Law] or otherwise), or encumber (“Transfer”) any of the Shares or enter into any contract, option, or other agreement with respect to, or consent to, a Transfer of, any of the Shares or Stockholder’s voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 6 shall be null and void. This Section 6 shall not prohibit a Transfer of the Shares by Stockholder [to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, or upon the death of Stockholder]/[to an [Affiliate] of Stockholder]; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

7.       Additional Shares.

Stockholder agrees that all shares of Company Common Stock that Stockholder purchases, acquires the right to vote, or otherwise acquires Beneficial Ownership of, after the execution of this Agreement and prior to the Expiration Time shall be subject to the terms and conditions of this Agreement and shall constitute Shares for all purposes of this Agreement. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares, or the like of the capital stock of the Company affecting the Shares, the terms of this Agreement shall apply to the resulting securities and such resulting securities shall be deemed to be “Shares” for all purposes of this Agreement.

8.       Waiver of Appraisal and Dissenters’ Rights and Certain Other Actions.

(a)       Waiver of Appraisal and Dissenters’ Rights. To the extent permitted by Law, Stockholder hereby irrevocably and unconditionally waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent in connection with the Merger that Stockholder may have by virtue of ownership of the Shares.

(b)       Waiver of Certain Other Actions. Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any Action, derivative or otherwise, against the Parent, the Company, or any of their respective Subsidiaries or successors: (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing); or (b) to the fullest extent permitted under Law, alleging a breach of any duty of the Board of Directors of the Company, Parent or Merger Sub in connection with the Merger Agreement, this Agreement, or the transactions contemplated thereby or hereby.

9.       Termination.

This Agreement shall terminate upon the earliest to occur of (the “Expiration Time”): (a) the Effective Time; (b) the date on which the Merger Agreement is terminated in accordance with its terms; and (c) the termination of this Agreement by mutual written consent of the Parties. Nothing in this Section 9 shall relieve or otherwise limit the liability of any Party for any intentional breach of this Agreement prior to such termination.

10.       No Solicitation.

Subject to Section 11, Stockholder shall not and shall use its reasonable best efforts to cause its Affiliates and Representatives not to: (a) directly or indirectly solicit, seek, initiate, knowingly encourage, or knowingly facilitate any inquiries regarding, or the making of, any submission or announcement of a proposal or offer that constitutes, or could reasonably be expected to lead to, any Takeover Proposal; (b) directly or indirectly engage in, continue, or otherwise participate in any discussions or negotiations regarding, or furnish or afford access to any other Person any information in connection with or for the purpose of encouraging or facilitating, any proposal or offer that constitutes, or could reasonably be expected to lead to, any Takeover Proposal; (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding, or similar arrangement with respect to a Takeover Proposal; (d) solicit proxies with respect to a Takeover Proposal (other than the Merger and the Merger Agreement) or otherwise encourage or assist any Person in taking or planning any action that could reasonably be expected to compete with, restrain, or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement; or (e) initiate a stockholders’ vote or action by written consent of the Company’s stockholders with respect to a Takeover Proposal.

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11.       No Agreement as Director or Officer.

Stockholder makes no agreement or understanding in this Agreement in Stockholder’s capacity as a director or officer of the Company or any of its Subsidiaries (if Stockholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Stockholder in stockholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit, or restrict Stockholder from exercising Stockholder’s fiduciary duties as an officer or director to the Company or its stockholders.

12.       Further Assurances.

Stockholder agrees, from time to time, and without additional consideration, to execute and deliver such additional proxies, documents, and other instruments and to take all such further action as Parent may reasonably request to consummate and make effective the transactions contemplated by this Agreement.

13.       Stop Transfer Instructions.

At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Time, in furtherance of this Agreement, Stockholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares (and that this Agreement places limits on the voting and transfer of the Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by the Company following the Expiration Time.

14.       Specific Performance.

Each Party hereto acknowledges that it will be impossible to measure in money the damage to the other Party if a Party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other Party will not have an adequate remedy at Law or damages. Accordingly, each Party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at Law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other Party has an adequate remedy at Law. Each Party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other Party’s seeking or obtaining such equitable relief.

15.       Entire Agreement.

This Agreement supersedes all prior agreements, written or oral, between the Parties hereto with respect to the subject matter hereof and contains the entire agreement between the Parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both of the Parties hereto. No waiver of any provisions hereof by either Party shall be deemed a waiver of any other provisions hereof by such Party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such Party.

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16.       Notices.

All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 16):

If to Parent:

Dot Holdings Co.

17050 Baxter Road

St. Louis, MO 63005

Attention: John Tracy

Email: JTracy@DotFoods.com

Copy to:

Lewis Rice LLC

600 Washington Ave., Suite 2500

Attention: John C. Bodnar

Email: jbodnar@lewisrice.com

If to Stockholder, to the address or email address set forth for Stockholder on the signature page hereof.

Copy to:

Schiff Hardin LLP

233 S. Wacker Drive, Suite 7100

Chicago, IL 60606

Attention: Robert J. Minkus

Email: rminkus@schiffhardin.com

17.       Miscellaneous.

(a)       Governing Law. This Agreement, and all Legal Actions (whether based on contract, tort, or statute) arising out of or relating to this Agreement or the actions of any of the Parties in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b)       Submission to Jurisdiction. Each of the Parties hereto irrevocably agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns shall be brought and determined exclusively in the Court of Chancery in the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Legal Action, in the U.S. District Court for the District of Delaware. Each of the Parties hereto agrees that mailing of process or other papers in connection with any such Legal Action in the manner provided in Section 16 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the Parties hereto hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this

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Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 17(b); (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise); and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action, or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action, or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c)       Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17(c).

(d)       Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense, whether or not the Merger is consummated.

(e)       Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(f)       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(g)       Section Headings. All section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(h)       Assignment. Neither Party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party hereto, except that Parent may assign, in its sole discretion, all or any of its rights, interests and obligations hereunder to any of its Affiliates. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns. Any assignment contrary to the provisions of this Section 17(h) shall be null and void.

(i)       No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit, or remedy of any nature under or by reason of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first written above.

Omni Cable, LLC

By:

Name:

Title:

[STOCKHOLDER]

By:

Name:

Number of Shares of Company Common Stock Beneficially Owned as of the date of this Agreement: __________

Number of Options Beneficially Owned as of the date of this Agreement: ___________________________

Street Address:

City/State/Zip Code:

Email:

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 ANNEX B

March 24, 2021

The Board of Directors

Houston Wire & Cable Company

10201 North Loop E

Houston, TX 77029

Members of the Board of Directors:

You have asked Johnson Rice & Company L.L.C. (“we,” “our” or “us”) to advise you with respect to the fairness, from a financial point of view, to the stockholders of Houston Wire & Cable Company (“HWCC”) of the Consideration (as defined below) to be received by such stockholders pursuant to a proposed Agreement and Plan of Merger (the “Merger Agreement”), among Omni Cable, LLC (“Parent”), OCDFH Acquisition Sub, Inc. a direct wholly-owned subsidiary of Parent (“Merger Sub”), and HWCC.

Pursuant to the Merger Agreement, Merger Sub will be merged with and into HWCC (the “Transaction”) and the shares of HWCC Common Stock (as defined below), other than Dissenting Shares (as defined in the Merger Agreement), treasury shares and shares of HWCC Common Stock owned by HWCC, Parent and their respective subsidiaries, will be converted into the right to receive $5.30 per share in cash (the “Consideration”).

In arriving at our opinion, we have, among other things:

•	reviewed and analyzed the draft Merger Agreement dated as of March 21, 2021 and the draft final version dated as of March 24, 2021;

•	reviewed and analyzed the financial statements and other publicly available information concerning HWCC, including HWCC’s Draft Annual Report on Form 10-K for the period ended December 31,2020 (10-K information for the most recent year was preliminary as HWCC has not yet filed the document); Annual Reports on Form 10-K for each of the years in the three-year period ended December 31,2019; HWCC’s Quarterly Reports on Form 10-Q for each of the quarters in the three-year period ended September 30, 2020; and HWCC’s Current Reports on Form 8-K filed over the preceding two years; reviewed and analyzed certain other internal information, primarily financial in nature, which was provided to us by HWCC, relating to HWCC, including internal financial forecasts prepared by management of HWCC;

•	reviewed and analyzed certain publicly available information concerning the trading of, and the trading market for, the shares of common stock, par value $0.01 per share, of HWCC (the “HWCC Common Stock”);

•	reviewed and analyzed certain publicly available information with respect to certain other companies that we believed to be comparable to HWCC and the trading markets for certain of such companies’ securities;

•	reviewed and analyzed certain publicly available information concerning the estimates of the future operating and financial performance of HWCC and the comparable companies prepared by industry experts unaffiliated with HWCC;

•	reviewed and analyzed certain publicly available information concerning the nature and terms of certain other transactions considered relevant to our analysis;

•	met with certain officers and employees of HWCC to discuss the foregoing and other matters that we believed relevant to our analysis; and

•	considered such other information, financial studies, analyses and investigations, and financial, economic and market criteria that we deemed relevant.

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In addition, we have also met with certain officers and employees of HWCC to discuss the foregoing, as well as other matters believed relevant to our analysis and have considered such other information, financial studies, analyses and investigations, and financial, economic and market criteria which we deemed relevant. In connection with our review, we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any of the foregoing information and have relied on it being complete and accurate in all material respects. With respect to the financial forecasts for HWCC, HWCC’s management has advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of HWCC’s management as to the future financial performance of HWCC. We have assumed that the final/execution versions of the Merger Agreement and the related Transaction documents will be substantially the same as the drafts of such documents that we have reviewed and that the Transaction will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions. We have also assumed that the representations and warranties made by HWCC and Parent in the Merger Agreement and the related Transaction documents are and will be true and correct in all respects material to our analysis. We have assumed that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the Merger Agreement, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the receipt of the Consideration by the stockholders of HWCC. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment of HWCC and its legal, tax and regulatory advisors with respect to such matters. We have not performed any tax analysis, nor have we been furnished with any such analysis. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of HWCC or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters.

In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of operations of HWCC; (ii) the business prospects of HWCC; (iii) the historical and current market for HWCC Common Stock and for the equity securities of certain other companies believed to be comparable to HWCC; and (iv) the nature and terms of certain other acquisition transactions that we believe to be relevant, including premiums paid, if any, in such other acquisition transactions. We have also taken into account our assessment of general economic, market and financial conditions and our experience in connection with similar transactions and securities’ valuation generally. Our opinion necessarily is based upon conditions as they exist and can be evaluated on, and only on the information made available at, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We are an internationally recognized investment banking firm that specializes in the energy industry. We are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, initial public offerings, secondary distributions of listed and unlisted securities and private placements.

We have not acted as a financial advisor to HWCC in connection with the Transaction and will not receive a fee for our services. We will receive a fee for rendering this opinion. We will also be reimbursed for expenses incurred. HWCC has agreed to indemnify us for certain liabilities that may arise out of our engagement. In the past, we have provided investment banking and financial advisory services to HWCC for which we received compensation. Specifically, Johnson Rice was engaged by HWCC in 2020 for advisory services in connection with the disposition of its Southern Wire and Southwest Wire Rope businesses. The disposition transaction for Southern Wire was consummated in December 2020, and the disposition transaction for Southwest Wire Rope was consummated in March 2021. Additionally, Johnson Rice was engaged by HWCC in 2020 for advisory services in connection with the disposition of its Vertex business and was paid a work fee of $100,000 in December 2020. In March 2021, Johnson Rice and HWCC mutually agreed to terminate the advisory engagement related to the Vertex business. We have never provided investment banking or financial advisory services to Parent. We may in the future provide financial advice and services to HWCC, Parent and their respective affiliates for which we would expect to receive compensation.

In the ordinary course of our business, we actively trade debt and equity securities for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in securities of HWCC and Parent.

It is understood that this opinion is for the information of HWCC’s Board of Directors (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. Our opinion does not address HWCC’s underlying business decision to pursue the Transaction or the relative merits of the Transaction as compared to any alternative business

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strategies or transactions that might exist for HWCC. Our opinion does not constitute a recommendation as to how any holder of shares of HWCC Common Stock should vote on the Transaction or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of HWCC, other than the holders of shares of HWCC Common Stock (other than with respect to Dissenting Shares, treasury shares and shares of HWCC Common Stock owned by HWCC, Parent and their respective subsidiaries). We express no opinion as to the price at which shares of HWCC Common Stock will trade at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of HWCC’s officers, directors or employees, or any class of such persons, in connection with the Transaction relative to the Consideration to be received by holders of shares of HWCC Common Stock. This opinion has been authorized by the Fairness Committee of Johnson Rice & Company L.L.C. Except as otherwise expressly provided in our engagement letter with HWCC, our opinion may not be used or referred to by HWCC, or quoted or disclosed to any person in any manner, without our prior written consent.

Subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of shares of HWCC Common Stock as set forth in the Merger Agreement is fair, from a financial point of view, to such holders (other than with respect to Dissenting Shares, treasury shares and shares of HWCC Common Stock owned by HWCC, Parent and their respective subsidiaries).

Very truly yours,

Johnson Rice & Company L.L.C.

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ANNEX C

Section 262 of the Delaware General Corporation Law

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

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(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with

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the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

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(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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